TNG 12-19-18

CONSTRUCTION AND TERM LOAN AGREEMENT
by and between

LCS-Westminster Partnership IV LLP,
an Iowa limited liability partnership

Borrower

and

NATIONAL HEALTH INVESTORS, INC.,
a Maryland corporation

Lender

Dated: December 21, 2018

ARTICLE 1	LOANS 19

1.1	Principal 19

1.2	Interest 20

1.4	Regulatory Change; Conversion of Interest Rate 21

1.5	Payments 22

1.6	Prepayment 23

ARTICLE 2	CONDITIONS OF BORROWING 26

2.1	Pre-Closing Requirements 26

2.2	Loan Documents 28

2.3	Title Insurance 29

2.4	Opinion of Attorneys 29

ARTICLE 3	ADVANCES OF LOANS 30

3.1	General 30

3.2	Draw Requests with Respect to Loan B and Loan A Phase 2 Amount 31

3.3	Loans in Balance 33

3.4	Inspections 34

3.5	Lender’s Responsibilities 34

3.6	Retainage 35

ARTICLE 4	REPRESENTATIONS AND WARRANTIES 36

4.1	Borrower’s Formation and Powers 36

4.2	Authority 37

4.3	No Approvals 37

4.4	Legal and Valid Obligations 37

4.5	Litigation 37

4.8	Title to Land 38

4.9	Payment of Taxes 38

4.10	Agreements 39

4.11	No Defaults under Loan Documents or Other Agreements 39

4.12	Boundary Lines; Conformance with Governmental Requirements and Restrictions 39

4.13	No Condemnation Proceeding 39

4.14	Loans in Balance 39

4.15	Federal Reserve Regulations 39

4.16	Investment Company Act 40

4.17	Unregistered Securities 40

4.18	Accuracy of Information 40

4.19	ERISA Compliance 40

4.20	Compliance 40

4.21	Employees 41

4.22	Consents 41

4.23	Environmental Laws 41

4.24	Changes in Third-Party Payors 42

4.25	Financial Statements 42

4.26	Surveys and Reports 42

4.27	Insurance 42

4.28	Anti-Terrorism Regulations 43

4.29	Subsidiaries 44

4.30	Leases 44

4.31	Ownership and Control of Borrower 44

4.32	Other Indebtedness 44

4.33	Completion of Phase I and Construction of Phase 2 Expansion 44

ARTICLE 5	COVENANTS OF BORROWER 44

5.1	Completing Construction 44

5.2	Changing Costs, Scope or Timing of Work 45

5.3	Paying Costs of the Project and the Loans 46

5.4	Using Proceeds of the Loans 46

5.5	Keeping of Records 46

5.6	Providing Updated ALTA Surveys 47

5.7	Maintaining Insurance Coverage 47

5.8	Transferring, Assigning, Conveying or Encumbering the Facility 47

5.9	Complying with the Loan Documents and Other Documents 47

5.10	Appraisals 47

5.11	Reporting Requirements 48

5.13	Taxes and Claims 52

5.14	Compliance with Applicable Laws 52

5.15	Notice 52

5.16	Merger, Consolidation and Transfers of Equity 52

5.17	Distributions 52

5.18	Construction Permits and Licenses 52

5.19	Patriot Act 52

5.20	Related Party Transactions 53

5.21	Leases 53

5.22	Debt; Operations and Fundamental Changes of Borrower 53

5.23	Accessibility Regulation 54

5.26	Minimum Capital Expenditures 55

ARTICLE 6	DEFAULTS 57

6.1	Events of Default 57

6.2	Rights and Remedies 60

6.3	Completion of Project by Lender 61

ARTICLE 7	LOAN ADVANCES TO CURE BORROWER’S DEFAULTS 62

7.1	Authorization to Make Loan Advances to Cure Borrower’s Defaults 62

ARTICLE 9	MISCELLANEOUS 63

9.1	Waiver and Amendment 63

9.2	Expenses and Indemnities 63

9.3	Binding Effect; Waivers; Cumulative Rights and Remedies 65

9.4	Incorporation by Reference 65

9.5	Survival 66

9.6	Governing Law; Waiver of Jury Trial; Jurisdiction 66

9.7	Counterparts 66

9.8	Notices 66

9.9	No Third Party Reliance 68

9.10	Time of the Essence 68

9.11	No Oral Modifications 68

9.12	Captions 68
.

EXHIBITS
EXHIBIT A-1 PROJECT BUDGET
EXHIBIT A-2 PROJECT PHASE 1-IF BUDGET
EXHIBIT B FORM OF DRAW REQUEST
EXHIBIT C LEGAL DESCRIPTION
EXHIBIT D SWORN CONSTRUCTION COST STATEMENT
EXHIBIT E INSURANCE REQUIREMENTS
EXHIBIT F OWNERSHIP CHART
EXHIBIT G CERTIFICATE OF COMPLIANCE
EXHIBIT H ESCROW ACCOUNT PLEDGE AGREEMENT

SCHEDULES

SCHEDULE 4.5    LITIGATION
SCHEDULE 4.29    SUBSIDIARIES
SCHEDULE 4.30    LEASES
SCHEDULE 4.32    INDEBTEDNESS

AMECURRENT 730583076.3 21-Nov-18 18:51 18600344
730583076.5

CONSTRUCTION AND TERM LOAN AGREEMENT
THIS CONSTRUCTION AND TERM LOAN AGREEMENT (this “Agreement”) is made and entered into this 21 day of December, 2018, by and between LCS-WESTMINSTER PARTNERSHIP IV LLP, an Iowa limited liability partnership (the “Borrower”), whose address is 400 Locust Street, Suite 820, Des Moines, IA 50309, and NATIONAL HEALTH INVESTORS, INC., a Maryland corporation (the “Lender”), whose address is 222 Robert Rose Drive, Murfreesboro, Tennessee 37129.
Borrower has requested that the Lender provide to Borrower (a) a term loan (“Loan A”) in the maximum principal sum of up to $118,800,000 for the purpose of refinancing existing debt of the Borrower, funding approved hard and soft costs incurred in completing the construction of the Phase 1-IF Portions of the Facility (as hereinafter defined) as set forth in the Project Phase 1-IF Budget (as hereinafter defined) and funding approved hard and soft costs of developing and constructing the Phase 2 Expansion (as hereinafter defined) as set forth in the Project Budget (as hereinafter defined) and (b) a construction loan (“Loan B” and together with Loan A, the “Loans” and each individually, a “Loan”) in the maximum principal sum of up to $61,200,000 for the purpose of funding approved hard and soft costs of developing and constructing the Phase 2 Expansion as set forth in the Project Budget.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Advances (as hereinafter defined) to be made by Lender pursuant to this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
DEFINITIONS:
For purposes of this Agreement, the following terms shall have the following respective meanings, unless the context hereof clearly requires otherwise:
“Accessibility Regulation”: means any federal, state or local law, statute, code, ordinance, rule, regulation or requirement including, without limitation, under the United States Americans With Disabilities Act of 1991, as amended, (the “ADA”) relating to accessibility to facilities or properties for disabled, handicapped, physically challenged persons or other persons covered by the ADA.
“Accounts”: The Borrower’s accounts receivable (including healthcare insurance receivables and Medicare or other governmental healthcare payments, if any), and other rights to payment arising from the Facility now existing or hereafter arising and whether or not for the sale or provision of goods or services to residents or patients, including, but not limited to occupancy charges of all kinds (including, without limitation, Initial Entrance Fee Receipts, Entrance Fee Receipts and monthly or other fees paid by residents or patients).
“Advances”: Any portion of the Loan A Commitment or Loan B Commitment advanced by Lender to or for the benefit of Borrower in accordance with this Agreement.

“Affiliate”: Any other Person directly or indirectly controlling, controlled by or under common control with such Person. As used in this definition, “control”, (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, through the ownership of voting securities, partnership interests or other equity interests, or through any other means, including the right to act as managing member.
“Agreement”: This Construction and Term Loan Agreement, including any amendments hereof and supplements hereto executed by Borrower, Lender and consented to by the Guarantor.
“Allowable Development Fees”: Development Fees paid in accordance with the Development Agreement.
“Anti-Terrorism Laws”: Any laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the Laws comprising or implementing the Lender Secrecy Act, and the Law administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Laws may from time to time be amended, renewed, extended, or replaced).
“Application and Certification for Payment”: An itemized statement of the costs of the Project and other information on AIA Forms G702 and G703 signed and sworn to by the General Contractor and signed and approved by the Project Architect and accompanied by the Sworn Construction Cost Statement.
“Appraisal”: Any appraisal of the Facility that may be required by Lender from time-to-time pursuant to Section 5.10 of this Agreement which shall be (a) addressed to Lender, (b) prepared by an appraiser acceptable to Lender, (c) in substantial conformance with the regulations promulgated by the appropriate federal regulatory agency pursuant to Section 1110 of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (12 U.S.C. § 3339), as amended, and the regulations thereunder, and (d) subject to the review and approval of Lender.
“Architect’s Agreement”: That certain Standard Form of Agreement Between Owner and Consultant (Lump Sum Contract) dated January 5, 2015 between Borrower and the Project Architect for design of the Phase 2 Expansion, together with all amendments and modifications thereto hereafter entered into and approved by Lender if required in accordance with the terms of this Agreement.
“Assignment of Contracts, Plans, Agreements and Permits”: That certain Assignment of Contracts, Plans, Agreements and Permits from Borrower to Lender dated on or about the date hereof, together with all amendments and modifications thereto hereafter entered into in accordance with the terms of this Agreement.
“Assignment of Leases”: That certain Assignment of Leases and Rents dated the date hereof from Borrower to Lender for the benefit of Lender with respect to the Loans, together with all amendments and modifications thereto hereafter entered into in accordance with the terms of this Agreement.
“Association”: As that term is defined in Section 4.34 below.
“Attrition Income”: The amount of Entrance Fee Receipts (excluding Initial Entrance Fee Receipts) received by Borrower in the subject period, less the amounts which are paid by Borrower from such Entrance Fee Receipts (excluding Initial Entrance Fee Receipts) during the same period pursuant to the terms of the Residency Agreements in respect of the repayment of amounts due thereunder to such patients or residents who have left the Facility.
“Authorized Officer”: A duly authorized manager or officer of Borrower or a manager or designated officer of the managing partner of Borrower.
“Benefit Plan”: Each employee benefit plan covered by Title IV of ERISA whether now in existence or hereafter instituted, maintained or contributed to by Borrower or any ERISA Affiliate.
“Blocked Person”: As that term is defined in Section 4.28 below.
“Borrower”: Shall have the meaning assigned said term in the introductory paragraph hereof.
“Borrower’s Organizational Documents”: The Statement of Qualification of Borrower filed with the Iowa Secretary of State on November 18, 2005, and Borrower’s Partnership Agreement.
“Borrower’s Partnership Agreement”: Borrower’s Second Amended and Restated Limited Liability Partnership Agreement dated November 23, 2016, including any amendments thereof and supplements thereto.
“Bring Down Certificate”: As that term is defined in Section 3.2 below.
“Building Permit” The permit issued by the City of Phoenix to construct the Phase 2 Expansion.
“Business Day”: Any day other than a Saturday, a Sunday, or a legal holiday on which Lender is not open for business.
“Capitalized Lease Obligations”: Any obligation of Borrower to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property, which obligation is, or in accordance with GAAP (including Accounting Standards Codification Subtopic 840-30 Capital Leases as issued by the Financial Accounting Standards Board) is required to be, classified and accounted for as a capital lease on a balance sheet of Borrower at the time incurred; and for purposes of this Agreement the amount of each Capitalized Lease Obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash and Investments”: means the sum of all unencumbered (except encumbrances in favor of Lender) cash and cash equivalents and unencumbered (except encumbrances in favor of Lender) marketable securities, but excluding donor-restricted funds, refundable deposits and any reserves or funds which by Law or contract cannot be utilized promptly by the Borrower for debt service and operating expenses when due and payable, as shown on the most recent audited or unaudited financial statements of the Borrower.
“Cash Deficiency Amount”: As that term is defined in Section 5.12(c).
“Change of Control”: The result caused by the occurrence of any event or series of events which results in (i) the failure of LCS Parent and Westminster Parent collectively, to own directly, at least 66 2/3% of Borrower’s partnership interests (including voting rights and economic interests) free of any lien or pledge other than in favor of Lender, (ii) the failure of any Minority Partner to execute a Partnership Pledge Agreement in favor of Lender, (iii) the failure of LCS Parent to be the managing partner under Borrower’s Partnership Agreement or the amendment of Borrower’s Partnership Agreement to reduce LCS Parent’s authority, (iv) the failure of Life Care Services Communities LLC to own directly 100% of LCS Parent’s voting rights and economic interests, (v) the failure of Life Care Companies LLC to own directly or indirectly 100% of the voting rights and economic interests of Life Care Services Communities LLC, the Developer and the Manager, or (vi) the failure of Manager to manage the day to day operations of Borrower pursuant to the Management Agreement. Notwithstanding the foregoing, Westminster Parent and LCS Parent may transfer partnership interests in the Borrower between one another as a result of an equity contribution in accordance with the terms of Borrower’s Partnership Agreement so long as LCS Parent continues to be the managing partner under Borrower’s Partnership Agreement and Borrower’s Partnership Agreement is not amended to reduce LCS Parent’s authority thereunder in any respect. Notwithstanding the foregoing, transfers or pledges by limited partners in the direct and indirect owners of Westminster Parent shall not constitute a Change of Control, nor shall Economic Interests Pledges by parties owning interests above the LCS Parent or Westminster Parent, so long as (x) no such Economic Interests Pledge shall result in a change in the Persons responsible for the day to day operations of Borrower, (y) clause (vi) above continues to be satisfied, and (z) such Economic Interest Pledges do not limit Lender’s rights under the Partnership Interest Pledge Agreements, including without limitation, Lender’s rights to receive distributions from Borrower on the terms specified therein.
“Closing Date”: December 21, 2018.
“Code”: The Internal Revenue Code of 1986, as amended.
“Collateral Documents”: As defined in Section 8.1 of this Agreement.
“Commitment”: The sum of: (i) the aggregate maximum unpaid principal amount of the Loan A Commitment, and (ii) the aggregate maximum unpaid principal amount of the Loan B Commitment.
“Commitment Fee”: The fee equal to the lesser of (i) one percent (1%) of the total Commitment and (ii) $1,800,000, payable on the Closing Date with proceeds of Loan B.

“Completion”: (a) Completion shall mean that (i) the Phase 2 Expansion is completed in accordance with the Plans, as approved by Lender, paid for in full, free of all mechanics’, laborers’, materialmens’ and other similar lien claims unless contested in compliance with this Agreement, and completion has been certified by the Project Architect and approved by the Inspecting Consultant; (ii) a certificate of substantial completion for the Phase 2 Expansion has been signed by Borrower and the Project Architect and delivered to Lender; (iii) Lender has received acceptable evidence that all Governmental Requirements and all private restrictions and covenants relating to the Phase 2 Expansion have been complied with or satisfied or waived and that one or more final certificates of occupancy for the Phase 2 Expansion has been issued by all appropriate governmental authorities without material conditions.
“Completion Date”: On or before November 17, 2020 provided however, the Completion Date shall be automatically extended, for a period of not more than forty five (45) days unless a longer period is approved by Lender in the exercise of its reasonable discretion, in the event that Completion is delayed by reason of acts of God; strikes; material shortage or unavailability of necessary labor or materials; lockouts or labor difficulty; explosion; sabotage; riot or civil commotion; act of war, fire or other casualty; legal requirements; and causes beyond the reasonable control of Borrower (collectively, “Excusable Delays”).
“Completion Guaranty”: The Completion Guaranty Agreement entered into by Guarantor for the benefit of Lender, together with all amendments and modifications thereto hereafter entered into in accordance with the terms of this Agreement.
“Condition Material Adverse Occurrence”: Any occurrence of whatsoever nature (including, without limitation, any adverse determination in any litigation, arbitration or governmental investigation or proceeding) which Lender determines in its reasonable discretion would materially adversely affect the financial condition or value of, or operations at, the Facility, but which does not constitute a Material Adverse Occurrence.
“Construction Commencement Date”: February 1, 2019.
“Construction Statement”: A current, detailed statement of hard and soft costs associated with managing, developing, and constructing the Phase 2 Expansion, in form and substance acceptable to Lender, certified as true, correct and complete by an Authorized Officer of Borrower, and expressly showing all variations from the Project Budget for the period covered thereof.
“Consultants”: Third party experts retained by Lender to assist it in connection with closing, advancing, disbursing or administering the Loans.
“Contingent Monetary Liabilities”: With respect to Borrower and its Subsidiaries, if any, all of any such Person’s liabilities and obligations for moneys borrowed or payments of moneys owed on claims which have been liquidated in amount, which are contingent upon and will not mature unless and until the occurrence of some event or circumstance, including but not limited to such Person’s liability under or with regard to guaranties and indemnities, purchase agreements, letters of credit, and recourse indebtedness on projects sold to other Persons.

“Covenant Make-Whole Amount”: As that term is defined in Section 5.12(d).
“DACA”: A Deposit Account Control Agreement executed by the Depository Bank, together with all amendments and modifications thereto hereafter entered into in accordance with the terms of this Agreement.
“Days Cash on Hand” means, as of the date of calculation, the amount determined by dividing (a) the amount of Cash and Investments of Borrower on such date by (b) the quotient obtained by dividing Operating Expenses for the immediately preceding twelve (12) month period, as shown in the most recent audited or unaudited financial statements of Borrower, as applicable, by 365.
“Days Cash on Hand Requirement” means ninety (90) days.
“Declaration”: As that term is defined in Section 4.34 below.
“Depository Bank”: The bank at which the Facility Bank Accounts are maintained.
“Debt Service Coverage Ratio”: A fraction in which (a) for any quarterly period ending prior to the Phase 2 Measurement Date, the numerator is the amount of the Net Operating Income from the Phase I Portion of the Facility in the aggregate for the measurement period, and the denominator is the sum of the interest payments due from Borrower under the Loan A Phase 1-IF Note during the measurement period, and (b) for any quarterly period ending after the Phase 2 Measurement Date, the numerator is the amount of the Net Operating Income from the Facility (including the Phase 2 Expansion) in the aggregate for the measurement period, and the denominator is the sum of the interest payments paid or accrued from Borrower under the Notes (including the Loan B Note and the Loan A Phase 2 Note) during the measurement period.
“Deed of Trust”: That certain Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing executed by Borrower in favor of Lender, together with all amendments and modifications thereto hereafter entered into in accordance with the terms of this Agreement.
“Default”: Any event which, with the giving of notice to Borrower or the lapse of time, or both, would constitute an Event of Default.
“Default Rate”: The lesser of four percent (4%) per annum in excess of the applicable Loan Rate or the maximum lawful rate of interest which may be charged, if any.
“Department”: The Arizona Department of Health Services.
“Developer”: LCS Development LLC, an Iowa limited liability company.
“Development Agreement”: That certain Second Amended and Restated Development Agreement for development of the Facility, dated as of October 26, 2015 by and between Borrower and Developer, together with all amendments and modifications thereto hereafter entered into and approved by Lender if required in accordance with this Agreement.

“Development Fee Subordination Agreement”: That certain Development Fee Subordination Agreement dated as of the date of this Agreement entered into by Developer for the benefit of Lender, together with all amendments and modifications thereto hereafter entered into in accordance with the terms of this Agreement.
“Development Fees”: The Development Fees payable to Developer pursuant to the Development Agreement.
“Draw Request”: With respect to an Advance of proceeds of the Loans under Loan B or the Loan A Phase 2 Amount, a request for such Advance in the form attached hereto as Exhibit B and acceptable to Lender and accompanied by a spreadsheet summary of the Project Budget and a current Construction Statement.
“Due Diligence Fee”: The nonrefundable fee paid by Borrower to Lender in the amount of $100,000 to offset, and to be applied toward: (i) Lender’s reasonable, documented, third party out-of-pocket costs and expenses incurred in connection with Lender’s due diligence review and activities in preparation for the closing of the Loans, (ii) Lender’s expenses to be paid by Borrower pursuant to Section 9.2 of this Agreement, and (ii) in the event of any excess Due Diligence Fee over such costs and expenses, the Commitment Fee.
“Economic Interests Pledge” means a pledge or security interest in the right to receive distributions, dividends, or other proceeds originating from Borrower by the indirect owners of Borrower; provided such proceeds were paid in compliance with this Agreement and further provided that such pledge or other security interest does not encumber any other rights associated with an indirect ownership interest in Borrower, including without limitation voting or control rights.
“Entrance Fee Receipts”: Amounts received by Borrower in respect of “entrance payments” (including the portion of thereof constituting loans made by Residents to Borrower, but excluding any refundable resident deposits described in any Residency Agreement or similar agreement with respect to those living units, whether held in escrow or otherwise set aside pursuant to the requirements of any such agreement or a reservation agreement prior to the occupancy of the living unit covered by such Residency Agreement or similar agreement (which amounts shall be included if and when occupancy occurs)).
“Environmental Audit”: The Phase I Environmental Site Assessment prepared by EMG dated November 30, 2018, and addressed to Lender.
“Environmental Law”: Any of: (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C.A. §9601, et seq.; (b) the Resource Conservation and Recovery Act, as amended by the Hazardous and Solid Waste Amendment of 1984, 42 U.S.C.A. §6901 et seq.; (c) the Clean Air Act, 42 U.S.C.A. §7401 et seq., (d) the Clean Water Act of 1977, 33 U.S.C.A. §1251 et seq.; (e) the Toxic Substances Control Act, 15 U.S.C.A. §12601 et seq.; and (f) all other federal, state or local laws now existing or hereafter enacted relating to air pollution, water pollution, noise control and/or the generation, handling, discharge, disposal, recovery, storage or treatment of on-site or off-site hazardous substances, materials or wastes or other contaminants, pollutants or wastes of any kind, as each of the foregoing may be amended from time to time.
“Environmental Liability”: Any claim, demand, obligation, cause of action, allegation, order, violation, damage, injury, judgment, penalty or fine, cost of enforcement, cost of remedial action, diminution in value or any other cost or expense whatsoever, including reasonable attorneys’ fees and disbursements, resulting from the violation or alleged violation of any Environmental Law or the imposition of any Environmental Lien.
“Environmental Lien”: A Security Interest in favor of any third party for: (a) any liability under an Environmental Law; or (b) damages arising from or costs incurred by such third party in response to a release or threatened release of hazardous or toxic waste, substance or constituent into the environment.
“Equipment”: All furniture, fixtures, equipment and personal property, if any, owned by Borrower and located or to be located in or on, and used in connection with the construction, management, maintenance or operation of, the Facility.
“ERISA”: The Employee Retirement Income Security Act of 1974, as the same may from time to time be amended, and the rules and regulations promulgated thereunder by any governmental agency or authority, as from time to time in effect.
“ERISA Affiliate”: Any trade or business (whether or not incorporated) which is a member of a group of which Borrower is a member and which is under common control within the meaning of Section 414 of the Code, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“ERISA Event”: (a) a reportable event described in Section 4043 of ERISA and the regulations issued thereunder (other than a reportable event not subject to the provision for 30 day notice to the PBGC under such regulations) with respect to a Benefit Plan; (b) the withdrawal of Borrower or any ERISA Affiliate from a Benefit Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (c) the filing of a notice of intent to terminate a Benefit Plan or the treatment of a Benefit Plan amendment as a termination under Section 4041 of ERISA; (d) the institution of proceedings to terminate a Benefit Plan by the PBGC under Section 4042 of ERISA; or (e) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan.
“Escrow Account”: shall mean an interest bearing account established by Lender after the date hereof to the extent expressly required pursuant to Section 5.30 of this Agreement in the name of Borrower into which any Covenant Make-Whole Amounts, Cash Deficiency Amounts, Targeted Expenditure Shortfalls, Initial Entrance Fee Receipts (only following the occurrence and during the continuance of an Event of Default), and other amounts required to be held in escrow by Lender hereunder shall be deposited.

“Escrow Account Pledge Agreement”: That Pledge and Security Agreement in the form of Exhibit H which will be executed by Borrower upon the establishment of the Escrow Account to the extent expressly required pursuant to Section 5.30 of this Agreement, with respect to all of Borrower’s right, title and interest in and to the Escrow Account, together with all amendments and modifications thereto hereafter entered into in accordance with the terms of this Agreement.
“Excluded Taxes”: Any of the following taxes imposed on or with respect to Lender or required to be withheld or deducted from a payment to Lender: (a) taxes imposed on or measured by net income (however denominated), franchise taxes, and branch profits taxes, in each case, imposed as a result of Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such tax (or any political subdivision thereof); and (b) in the case of a Lender, U.S. federal withholding taxes imposed on amounts payable to or for the account of Lender pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or (ii) such Lender changes its lending office, except in each case to the extent that amounts with respect to such taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office.
“Exit Fees”: The fee equal to the lesser of (i) one half percent (0.5%) of the total Loan A Commitment and the total Loan B Commitment (in each case, whether not Advanced) and (ii) $900,000.
“Existing Mortgage Debt”: The Indebtedness owed by Borrower to Bank of America, N.A., as administrative agent, pursuant to that certain Construction Loan Agreement dated as of November 23, 2016.
“Event of Default”: An Event of Default specified in Section 6.1 hereof.
“Facility”: The continuing care retirement community (“CCRC”) commonly known as “Sagewood” and located at 4555 E. Mayo Blvd, Phoenix, AZ 85050. Except as otherwise specifically provided to the contrary, references herein to the Facility shall mean the Phase I Portion of the Facility in operation on the Closing Date and the Phase 2 Expansion, both during construction and as in operation following Completion.
“Facility Bank Accounts” shall mean any and all bank accounts into which all of the Facility’s cash and cash equivalents (including, without limitation Entrance Fee Receipts) are deposited by Borrower and/or Manager.
“Financial Statements”: As defined in Section 4.25 of this Agreement.
“Fiscal Year”: The period of January 1 of any year through December 31 of such calendar year.
“GAAP”: Generally accepted accounting principles consistently applied and maintained throughout the period indicated and consistent with the audited financial statements delivered to

Lender pursuant to Article V. Whenever any accounting term is used herein and is not otherwise defined, it shall be interpreted in accordance with GAAP.
“General Contract”: AIA Document A133-2009 Standard Form of Agreement Between Owner and Construction Manager dated October 17, 2018, by and between Borrower and General Contractor, as amended by the Guaranteed Maximum Price Amendment dated December 15, 2018 which provides for a guaranteed maximum price of $63,724,792 with respect to the Phase 2 Expansion, together with all amendments and modifications thereto hereafter entered into and approved by Lender if required in accordance with this Agreement.
“General Contractor”: The Weitz Company, LLC.
“Geotechnical Report”: The Report on Geotechnical Investigation dated September 29, 2015 with respect to the Sagewood Phase 1F Projects and 2.1 1.L Building and the Addendum dated October 10, 2018 prepared by Speedie and Associates.
“Governmental Authority”: Any court, board, agency, commission, office or authority of any nature whatsoever or any governmental unit (federal, state, commonwealth, county, district, municipal, city or otherwise) whether now or hereafter in existence.
“Governmental Requirements”: All laws, statutes, codes, ordinances, and governmental rules, regulations and requirements of a Governmental Authority applicable to Borrower, Lender or the Facility, including without limitation Environmental Laws, and the requirements of the Americans with Disabilities Act of 1990, as amended, and all regulations thereunder, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, including, without limitation, the Declaration, at any time in force affecting the Facility or any part thereof, including any which may (i) require repairs, modifications or alterations in or to the Facility or any part thereof, or (ii) in any way limit the use and enjoyment thereof.
“Guarantor”: Life Care Companies LLC, an Iowa limited liability company.
“Guaranties”: Collectively, the Completion and Payment Guaranties.
“Hazardous Substance”: Any substance, material or constituent defined in or governed by any Environmental Law as a dangerous, toxic or hazardous pollutant, contaminant, chemical waste, material or substance, and also including urea-formaldehyde, polychlorinated biphenyls, dioxin, radon, asbestos, asbestos containing materials, nuclear fuel or waste, radioactive materials, explosives, carcinogens and petroleum products, including but not limited to crude oil or any fraction thereof, natural gas, natural gas liquids, gasoline and synthetic gas, or any other waste, material, substance, pollutant or contaminant which would subject the owner or operator of the Facility to any damages, penalties or liabilities under any applicable Environmental Law.
“In Balance”: As defined in Section 3.3.

“Indebtedness”: In all cases without duplication, all items of indebtedness or liability of Borrower at any time which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a consolidated balance sheet of Borrower as of the date of determination, including: (a) indebtedness for borrowed money; (b) Capitalized Lease Obligations; (c) obligations under direct or indirect guaranties of indebtedness or obligations of others referred to in clause (a) or (b) above; (d) any indebtedness secured by any Security Interest on the property of such entity; (e) liabilities in respect of unfunded vested benefits under any Benefit Plan for which the minimum funding standards of Section 302 of ERISA have not been met; and (f) Contingent Monetary Liabilities.
“Indemnified Parties”: As defined in Section 9.2(b) of this Agreement.
“Indemnity”: The Environmental Indemnity Agreement of even date herewith executed by Borrower and Guarantor, including any amendments thereof and supplements thereto executed by Borrower, Guarantor and Lender.
“Independent Public Accountants”: Any nationally recognized firm of independent certified public accountants which is reasonably acceptable to Lender.
“Initial Entrance Fee Receipts”: Entrance Fee Receipts received upon the initial occupancy of any unit in the Phase 2 Expansion not previously occupied.
“Inspecting Consultant”: Brian Lubben of Building Foundry, and/or any other independent architect, engineer or consultant selected by Lender for any purpose provided for in this Agreement.
“Land”: That certain real property in Phoenix, Arizona on which the Facility is situated, as more specifically described on Exhibit C, attached hereto and made a part hereof by this reference.
“LCS Parent”: LCS Desert Ridge LLC, an Iowa limited liability company.
“Lease”: Any lease, sublease or sub-sublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect), pursuant to which any Person is granted a possessory interest in, or right to use or occupy, all or any portion of any space in the Facility, and every modification, amendment or other agreement relating to such lease, sublease, sub-sublease or other agreement entered into in connection with such lease, sublease, sub-sublease or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.
“Lender”: Shall have the meaning assigned said term in the introductory paragraph hereof.
“Lender Insurance Cure”: As defined in Section 5.7 of this Agreement.
“Loan A”: Shall have the meaning assigned said term in the introductory paragraphs hereof.
“Loan A Commitment”: An amount of up to $118,800,000.
“Loan A Maturity Date”: December 31, 2028.

“Loan A Notes”: Collectively, the Loan A Phase 1-IF Note and the Loan A Phase 2 Note.
“Loan A Phase 1-IF Amount”: That portion of the Loan A Commitment equal to the amount needed to pay off the Existing Mortgage Debt and pay certain costs incurred in completing the construction of Phase 1-IF Portions of the Facility, plus closing costs and expenses in connection with the Loan A Phase 1-IF Note and subject to a maximum amount of $77,339,747.35.
“Loan A Phase 1-IF Note”: The full recourse Promissory Note of even date herewith in the amount of the Loan A Phase 1-IF Amount executed and delivered by Borrower to Lender including any amendments thereof and supplements thereto executed by Borrower and Lender.
“Loan A Phase 2 Amount”: That portion of the Loan A Commitment equal to the difference between the Loan A Commitment and the Loan A Phase 1-IF Amount.
“Loan A Phase 2 Note”: The full recourse Promissory Note of even date herewith in the amount of the Loan A Phase 2 Amount executed and delivered by Borrower to Lender including any amendments thereof and supplements thereto executed by Borrower and Lender.
“Loan A Rate”: A fixed rate of interest equal to seven and one quarter percent (7.25%) per annum, which rate shall be increased by 0.10% annually beginning on January 1, 2022 and each January 1 thereafter.
“Loan B”: Shall have the meaning assigned said term in the introductory paragraphs hereof.
“Loan B Commitment”: An amount of up to $61,200,000.
“Loan B Maturity Date”: December 31, 2023.
“Loan B Note”: The full-recourse Promissory Note of even date herewith in the amount of the Loan B Commitment, executed and delivered by Borrower to Lender including any amendments thereof and supplements thereto executed by Borrower and Lender.
“Loan B Principal Repayments”: Shall have the meaning assigned to such term in Section 1.1(b).
“Loan B Rate”: A fixed rate of interest equal to eight percent and one-half percent (8.50%) per annum.
“Loan Documents”: The documents described in Section 2.2 of this Agreement, and any other documents which evidence, secure and/or govern the Loans, including, but not limited to, this Agreement, the Notes, the Deed of Trust, the Guaranties, the Indemnity, the Security Agreement, the Pledge Agreements, the DACA, the Escrow Account Pledge Agreement (if any), the Management Subordination Agreement, the Assignment of Contracts, Plans, Agreements and Permits, the Plans, and rights related thereto, and any amendments thereof and supplements thereto executed by Borrower and the parties thereto.
“Loan Rate”: The Loan A Rate or the Loan B Rate, as the context requires.

“Loans”: Shall have the meaning assigned said term in the introductory paragraph hereof.
“Management Agreement”: That certain First Amended and Restated Management Agreement dated October [undated] 2016 between Borrower and Manager.
“Management Subordination Agreement”: That certain Management Subordination Agreement dated as of the date of this Agreement entered into by Manager for the benefit of Lender, together with all amendments and modifications thereto hereafter entered into in accordance with this Agreement.
“Manager”: Life Care Services LLC, an Iowa limited liability company, or any successor manager approved by Lender pursuant to the terms of this Agreement.
“Master Developer”: As that term is defined in Section 4.34 below.
“Material Adverse Occurrence”: Any occurrence of whatsoever nature (including, without limitation, any adverse determination in any litigation, arbitration or governmental investigation or proceeding) which Lender determines in its reasonable discretion would materially adversely affect the ability of Borrower or Guarantor to perform its obligations as and when required under any of the Loan Documents.
“Material Contract”: Any and all subcontracts under the General Contract having a contract sum in excess of $500,000, and any and all other contracts, whether entered into under the General Contract or not, having a contract sum in excess of $500,000, including without limitation engineering, architectural, and construction contracts relating to the Project.
“Maturity Date”: The Loan A Maturity Date or the Loan B Maturity Date, as the context requires.
“Medicaid”: The medical assistance program established by Title XIX of the Social Security Act, as amended.
“Medicare”: The health insurance program for the aged and disabled established by Title XVIII of the Social Security Act, as amended.
“Medicare Receivable”: Any account that arises from the provision of health care services (and any services, or sales ancillary thereto) and that is payable pursuant to an agreement entered into between a health care facility and a federal or state agency or other Person administering Medicare, pursuant to which the health care facility agrees to provide services or merchandise for patients under Medicare in accordance with the terms of such agreement and the Medicare Regulations.
“Medicare Regulations”: Collectively (a) all federal statutes (whether set forth in Title XVIII of the Social Security Act, as amended, or elsewhere) affecting Medicare and (b) all applicable provisions of all rules, regulations, manuals, orders and administrative, reimbursement and other guidelines of any governmental or regulatory authority promulgated pursuant to or in connection with any of such federal statutes, in each case as such statutes, rules, regulations, manuals, orders and guidelines may be supplemented, amended or otherwise modified from time to time.
“Minority Partner”: Any person or entity who holds directly or indirectly the partnership interests (including voting rights and economic interests), not to exceed 33 1/3%, in Borrower which are not required to be held by LCS Parent and Westminster Parent.
“Monthly Reporting Statement”: Collectively (a) a detailed month end balance sheet and year-to-date statement of income and expenses reflecting applicable revenues and expenses for developing, managing, maintaining and operating the Facility in form and substance acceptable to Lender, (b) a rent roll or census report, as applicable, setting forth the number of licensed and/or available units and/or beds and the number of occupied units/beds by payor type and (c) a detailed calculation of Attrition Income for the applicable month, in each case, certified as true, correct and complete by an Authorized Officer of Borrower.
“Negotiation Period”: As defined in Section 8.1 of this Agreement.
“Net Operating Income”: For any period, the difference in Revenues and Operating Expenses for the Facility for the applicable period plus, for purposes of calculating the Debt Service Coverage Ratio, any interest expense on Indebtedness (other than capitalized interest) deducted from Revenues as an Operating Expense.

“Notes”: The Loan A Note and the Loan B Note, collectively.
“Operating Budget”: A detailed listing of all anticipated annual income and expenses from and for managing, maintaining and operating the Facility, prepared by Borrower and in form and substance reasonably acceptable to Lender. For the avoidance of doubt, the Operating Budget delivered pursuant to Section 2.1 shall be prepared with respect to (a) the Phase I Portion of the Facility for the year ending December 31, 2019 and (b) the Phase 2 Expansion for the two-year period following the Completion Date. The Operating Budgets delivered pursuant to Section 5.11 from and after December, 2018 shall be prepared with respect to the next succeeding year’s operation of the Facility as a whole (including the Phase 2 Expansion).
“Operating Expenses”: For any period, the aggregate of all expenses of Borrower calculated under GAAP, including without limitation (A) management fees payable by Borrower in an amount equal to the greater of (i) actual management fees paid or (ii) an assumed management fee equal to five percent (5%) of the Facility’s gross revenues, (B) an assumed capital expenditure amount equal to the Targeted Expenditure Amount, and (C) taxes incurred by Borrower during such period (other than income taxes), minus (a) depreciation and amortization, (b) any expenses deemed extraordinary expenses (including without limitation any non-recurring acquisition expenses) in Lender’s reasonable discretion, losses on the sale of assets other than in the ordinary course of business and losses on the extinguishment of debt or termination of pension plans, (c) losses resulting from any reappraisal, revaluation or write-down of assets other than bad debts, (d) non-cash expenses including bad debt expense to the extent offset from Revenues, and (e) amounts expensed by Borrower on the financial statements that qualify to be capitalized in Lender’s reasonable discretion with respect to capital repairs and/or improvements to the Facility.

“Partnership Interest Pledge Agreements”: Those certain Pledge Agreements entered into by LCS Parent and Westminster Parent and by any Minority Partner, if applicable, as amended or restated from time to time.
“Payment Guaranty”: The Payment and Performance Guaranty Agreement entered into by Guarantor for the benefit of Lender, as amended or restated from time to time.
“PBGC”: The Pension Benefit Guaranty Corporation or any successor board, authority, agency, officer or official of the United States administering the principal functions assigned on the date hereof to the Pension Benefit Guaranty Corporation under ERISA.
“Permitted Affiliate Transactions”: Means (i) the provision of insurance brokerage services by an Affiliate of the Borrower to the Borrower on terms not less favorable to the Borrower than could be obtained on an arm’s-length basis from unrelated third parties, so long as such Affiliate’s only remuneration for such services are customary and reasonable brokerage fees paid by the insurance companies providing insurance policies to the Borrower, (ii) the provision of group purchasing services by an Affiliate of the Borrower to the Borrower on terms not less favorable to the Borrower than could be obtained on an arm’s-length basis from unrelated third parties, so long as such Affiliate’s only remuneration for such services are fees paid by the vendors participating in such program, the amount of such fees do not exceed three percent (3%) of the payments to such vendors, and such arrangements are terminable by the Borrower without penalty on not more than sixty (60) days written notice, (iii) the operation of an assistance in living program (home health services) by an Affiliate of the Borrower for the Borrower under the terms of a written agreement in customary form and amount and approved in writing by the Lender, (iv) the Development Agreement, and (v) the Management Agreement.
“Permitted Encumbrances”: The liens, charges and encumbrances on title to the Land (i) listed on Schedule B to the Title Policy on the Closing Date or on the Survey, (ii) any other encumbrances accepted by Lender in advance of recordation, (iii) liens in favor of Lender securing Loan A and Loan B, (iv) liens, if any, for property taxes or other charges not yet due and payable and not delinquent or which are being contested as permitted in this Agreement; (iv) any workers’, mechanics’ or other similar liens on the Land for work in progress for which payment is not delinquent and will be paid in the ordinary course of business or which are being contested as permitted in this Agreement, (v) liens on fixed assets and purchase money indebtedness as permitted in this Agreement, and (vi) easements, rights of way and other recorded covenants, conditions, restrictions, and other similar encumbrances recorded in connection with the construction of the Phase 2 Expansion or imposed by law which, either individually or in the aggregate, do not detract from the value of the Facility and are to be used in connection with the ordinary conduct of the businesses of the Borrower; provided that any temporary easements, rights of way or similar encumbrances which are granted or arise in connection with the construction of the Phase 2 Expansion will be promptly released once construction is completed and will not be regarded as Permitted Encumbrances after the Completion Date.
“Person”: An individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

“Phase 1-IF Portions of the Facility”: The 316 independent living units, 48 assisted living beds/44 assisted living units, 28 memory care beds/28 memory care units, and 78 skilled nursing beds that are in operation at the Facility as of the Closing Date.
“Phase 2 Expansion”: The additional 101 independent living units that are being constructed on the Land.
“Phase 2 Measurement Date”: The last day of the first calendar quarter ending after the 36th month following the issuance of the temporary or permanent certificate of occupancy for the Phase 2 Expansion.
“Plans”: The final construction plans for the Phase 2 Expansion, including drawings, specifications, details, manuals, and construction timeline, as approved by Lender as of the Closing Date, and including any changes thereto after the Closing Date which are either permitted hereunder without the approval of Lender or are approved by Lender in accordance with the terms of this Agreement.
“Prepayment Fee”: An amount equal to (A) two percent (2%) of the outstanding principal amount prepaid if such prepayment occurs on or after January 1, 2021 but prior to January 1, 2022, (B) one percent (1%) of the outstanding principal amount prepaid if such prepayment occurs on or after January 1, 2022 but prior to January 1, 2023, and (C) zero percent (0%) thereafter. Notwithstanding the foregoing, there shall be no Prepayment Fee due (i) with respect to the Loan B Principal Repayments (ii) if the Loan is prepaid in connection with Lender’s acquisition or refinancing of the Facility, or (iii) in connection with the application of insurance proceeds or condemnation awards pursuant to Section 5 of the Deed of Trust.
“Project”: The construction of the Phase 2 Expansion on the Land.
“Project Architect”: Todd & Associates, Inc.
“Project Budget”: An itemized certified statement of actual and estimated costs to be incurred by Borrower with respect to the construction of the Phase 2 Expansion, including, but not limited to, certain approved third party design and pre-development expenses, construction costs (excluding overages), costs of furniture, fixtures and Equipment, appropriate contingencies, jurisdictional fees, impact fees, license and permit fees, legal fees, financing costs and related transaction expenses, as set forth in Exhibit A-1 attached hereto and made a part hereof, certified by Borrower and approved by Lender in its sole discretion, as the same may be amended or supplemented as provided for in this Agreement.
“Project Phase 1-IF Budget”: An itemized certified statement of actual and estimated costs to be incurred by Borrower from and after the Closing Date with respect to the completion of the construction of the Phase 1-IF Portions of the Facility, as set forth in Exhibit A-2 attached hereto and made a part hereof, certified by Borrower, as the same may be amended or supplemented as provided for in this Agreement and/or approved by Lender.

“Protective Advance”: All necessary costs and expenses (including attorneys’ fees and disbursements) incurred by Lender (a) in order to remedy an Event of Default under the Loan Documents, which Event of Default, by its nature, may impair any portion of the collateral for the Loans or the value of such collateral, interfere with the enforceability or enforcement of the Loan Documents, or otherwise materially impair the payment of the Loans (including, without limitation, the costs of unpaid insurance premiums, foreclosure costs, costs of collection, costs incurred in bankruptcy proceedings and other costs incurred in enforcing any of the Loan Documents); or (b) in respect of the operation of the Facility following a foreclosure under the Deed of Trust.
“Quarterly Reporting Statement”: Collectively, (a) a detailed quarter end balance sheet and a quarter end and year-to-date statement of income and expenses reflecting applicable revenues and expenses for developing, managing, maintaining and operating the Facility in form and substance acceptable to Lender, (b) a rent roll or census report, as applicable, setting forth the number of licensed and/or available units and/or beds and the number of occupied units/beds by payor type, (c) a detailed calculation of Attrition Income for the applicable quarter, and (d) upon Lender’s request (i) a comparison of the quarter end and year-to-date statement of income and expenses showing all variations from the Operating Budget for the period covered thereby, (ii) a statement of cash flows for the applicable period and/or (iii) an aged accounts receivable and aged accounts payable report that ties to the quarter end balance sheet, in each case, certified as true, correct and complete by an Authorized Officer of Borrower.
“Real Property”: As defined in Section 4.23 of this Agreement.
“Regulatory Change”: Any change, after the date of this Agreement, in United States federal, state or foreign laws, regulations or treaties, or the adoption or making after such date of any interpretations, directives or requests applying to Lender of or under any United States federal, state or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.
“Reimbursement Contracts”: All third-party reimbursement contracts for the Facility that are now or hereafter in effect with respect to patients qualifying for coverage under the same, including Medicare and private insurance agreements, as and if applicable.
“Related Party”: Any one or more of the following: (a) Guarantor, (b) Manager, (c) Developer, (d) LCS Parent, or (e) Westminster Parent.
“Release Documentation”: As defined in Section 5.28 of this Agreement.
“Residency Agreement”: Any written agreement or contract, as amended from time to time, between the Borrower and a Resident giving the Resident certain rights of occupancy in the Facility, and providing for the provision of certain services to such Resident (whether such services are provided in the independent living, assisted living, memory care or skilled nursing portion of the Facility), which is in a form that has been approved by Lender in its reasonable discretion.
“Resident”: The occupant or prospective occupant of a unit or bed at the Facility.

“Resident Loan Lien”: The lien claimed and perfected on behalf of the residents by the Director of Insurance of the State of Arizona pursuant to Arizona Revised Statutes Section 20-185 which is evidenced by that certain Notice and Claim of Lien dated November 19, 2009 recorded in the official records of Maricopa County, Arizona as Recorder’s Number 20081002826.
“Resident Loans”: Loans made by residents to Borrower pursuant to Borrower’s form of “80% Return-of-Capital Residency Agreement” or similar form of Residency Agreement.
“Revenues”: For any period, the sum of the Borrower’s (a) gross service fee revenues less contractual allowances and provisions for uncollectible accounts, discounted care, and free care (to the extent related revenue is booked), plus (b) other operating revenues (excluding amortized Entrance Fee Receipts), plus (c) non-operating revenues, all as determined in accordance with GAAP consistently applied, and plus (d) Attrition Income; provided, however, that no determination thereof shall take into account (w) unrealized gains or losses on investments, (x) any gain or loss resulting from the early extinguishment of Indebtedness, and (y) insurance (other than rent loss and business interruption) and condemnation proceeds. For purposes of any calculation that is made with reference to both Revenues and Expenses, any deduction from gross patient services revenues otherwise required by the preceding provisions of this definition shall not` be made if and to the extent that the amount of such deduction is included in Expenses.
“Sagewood Land Subsidiary”: Sagewood Land LLC, an Iowa limited liability company.
“Security Agreement”: That certain Security Agreement executed by Borrower in favor of Lender as the same may be amended from time to time.
“Security Interest”: Any lien, pledge, mortgage, encumbrance, charge or security interest of any kind whatsoever (including, without limitation, the lien or retained security title of a conditional vendor) whether arising under a security instrument or as a matter of law, judicial process or otherwise or the agreement by Borrower or any of its Subsidiaries to grant any lien, security interest or pledge, mortgage or encumber any asset.
“Subordination Agreement”: The Subordination Agreement dated as of the Closing Date executed by the Director of the Arizona Department of Insurance, Borrower and Lender with respect to the Resident Loan Lien.
“Subsidiary”: Any corporation or other entity of which more than 50% of the outstanding capital stock or interests having ordinary voting power to elect a majority of the board of directors or the board of governors or otherwise to control the activities of such entity (irrespective of whether or not at the time other class or classes of the equity of such entity shall or might have voting power upon the occurrence of any contingency), is at the time directly or indirectly owned by Borrower and one or more of its Subsidiaries, or by one or more other Subsidiaries.
“Survey”: As defined in Section 2.1 of this Agreement.
“Sworn Construction Cost Statement”: An itemized, certified statement of actual and estimated costs of the Project, in the form of Exhibit D attached hereto and hereby made a part hereof, signed and sworn to by Borrower and/or the General Contractor, as applicable, as the same may be amended or supplemented with the approval of Lender from time to time, and consistent with the items enumerated in the Project Budget.
“Targeted Expenditure Amount”: An amount equal to (a) for periods ending between the Closing Date and the fifth anniversary of the Closing Date, $500.00 per unit (in the case of assisted living or independent living units) or bed (in the case of skilled nursing beds), as applicable, per annum for each of the units and/or beds in the Phase I Portion of the Facility and (b) for periods ending after the fifth anniversary of the Closing Date, $500.00 per unit or bed, as applicable, per annum for each of the units and/or beds in the entire Facility, including the Phase 2 Expansion.
“Targeted Expenditure Shortfall”: As defined in Section 5.26 of this Agreement.
“Third Party Offer”: As defined in Section 8.2 of this Agreement.
“Title Company”: First American Title Insurance Company.
“Title Policy”: An ALTA extended coverage mortgagee’s title insurance policy (ALTA 2006 Loan Policy of Title Insurance, or equivalent or other form satisfactory to Lender), with such endorsements as Lender may require, issued by the Title Company in the amount of the Loans insuring the lien of the Deed of Trust through incremental coverage over mechanics’ liens with each draw as security for all Advances of the Loans pursuant to the terms of this Agreement, subject only to the Permitted Encumbrances.
“USA Patriot Act”: The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
“Westminster Parent”: Westminster – LCS IV LLC, an Arizona limited liability company.
ARTICLE 1
LOANS
1.1    Principal. Subject to the terms and conditions hereof:
(a)Loan A. Lender agrees to lend to Borrower and Borrower agrees to borrow from Lender, the proceeds of Loan A, from time to time in accordance with the terms hereof until the Loan A Maturity Date, for the purpose of refinancing the existing debt of the Borrower, funding certain costs of the Loan, and funding the approved hard and soft costs of developing and constructing the Phase 2 Expansion as set forth in the Project Budget. Lender shall not make any advances with respect to the Loan A Phase 2 Amount until Lender has made Advances equal to the full amount of the Loan B Commitment. All Advances made by Lender in respect of Loan A shall be evidenced by the Loan A Notes in accordance with the terms of this Agreement. The entire principal balance of Loan A shall mature and be payable on the Loan A Maturity Date. No portion of Loan A shall be funded with Plan

Assets (as defined in ERISA) if such funding would cause Borrower to incur any prohibited transaction excise tax under Section 4975 of the Code;
(b)Loan B. Lender agrees to lend to Borrower and Borrower agrees to borrow from Lender, the proceeds of Loan B, from time to time in accordance with the terms hereof until the Loan B Maturity Date, for the purpose of funding the Commitment Fee and funding the approved hard and soft costs of developing and constructing the Phase 2 Expansion set forth in the Project Budget. All Advances made by Lender in respect of Loan B shall be evidenced by the Loan B Note. Monthly principal payments (“Loan B Principal Repayments”) shall be due with respect to the Loan B Note on or before the tenth (10th) day of each month in an amount equal to one hundred percent (100%) of the prior month’s Initial Entrance Fee Receipts, if any, from the Phase 2 Expansion. Within five (5) days after the end of each month, Borrower shall provide Lender with a schedule of Initial Entrance Fee Receipts for the Phase 2 Expansion and such supporting documentation with respect thereto that Lender may reasonably request to verify the prior month’s Initial Entrance Fee Receipts and the amount of the required principal payment. The remaining outstanding principal balance of the Loan B Note shall mature and be payable on the Loan B Maturity Date. Following the occurrence and during the continuance of an Event of Default, upon Lender’s request, Borrower shall deposit all Initial Entrance Fee Receipts for the Phase 2 Expansion into the Escrow Account immediately upon receipt thereof and Lender shall be authorized to apply such amounts to payment of the Loans in accordance with this Agreement and the deposit account control agreement related to the Escrow Account. No portion of Loan B shall be funded with Plan Assets (as defined in ERISA) if such funding would cause Borrower to incur any prohibited transaction excise tax under Section 4975 of the Code; and
(c)Exit Fee. The Exit Fee shall be due and payable in a single lump sum upon the later of (i) payment in full of Loan A, and (ii) payment in full of Loan B.
1.2    Interest. Borrower shall pay to Lender interest on the Loan A Notes computed at Loan A Rate and on the Loan B Note computed at the Loan B Rate.
(a)    Interest shall accrue on each and every Advance from and after the date it is made by Lender to Borrower. Interest on the Notes computed at the applicable Loan Rate shall be payable, as accrued, on the first day of each calendar month, commencing on the first day of the next calendar month following the calendar month in which the initial Advance under such Note is made hereunder, and all unpaid, accrued interest shall be paid in full at the time all Advances are paid in full. Interest computed at the applicable Loan Rate shall be computed on the basis of a 365 day year, but shall be charged for the actual number of days principal is unpaid. If all unpaid Advances made by Lender with respect to a Loan have not been repaid on or before the Maturity Date with respect to such Loan, then the entire unpaid balance of all Advances made by Lender on both Loans shall (without notice to or demand upon Borrower) become due and payable on said date, together with all unpaid, accrued interest thereon, and with interest computed at the Default Rate from and after that date until all Advances are paid in full. Interest at the Default Rate shall be payable on the first day of each calendar month or on demand, at Lender’s option.
(b)    In the event that Borrower fails to make any required payment of principal or interest on the Notes (other than the balloon payment at such Note’s Maturity Date) on or before the fifth (5th) day following the due date thereof, Borrower shall pay to Lender, in addition to interest at the Default Rate, a late payment charge equal to five percent (5%) of the amount of the overdue payment, for the purpose of reimbursing Lender for a portion of the expense incident to handling the overdue payment. This late charge shall apply individually to all payments past due and there will be no daily prorated adjustment. This provision shall not be deemed to excuse a late payment or be deemed a waiver of any other rights Lender may have including the right to declare the entire unpaid principal and/or interest immediately due and payable. Borrower agrees that the “late charge” is a provision for liquidated damages and represents a fair and reasonable estimate of the damages Lender will incur by reason of the late payment considering all circumstances known to Borrower and Lender on the date hereof. Borrower further agrees that proof of actual damages will be difficult or impossible.
(c)    Lender and Borrower agree that none of the terms and provisions contained herein or in any of the other Loan Documents shall be construed to create a contract for the use, forbearance, or detention of money requiring payments of interest in excess of the maximum contract interest rate permitted to by charged by the laws of the State of Arizona. In the event that the interest and/or charges in the nature of interest, if any, provided for by this Agreement or by any other Loan Document, shall contravene a legal or statutory limitation applicable to the Loans, if any, Borrower shall pay only such amounts as would legally be permitted; provided, however, that if the defense of usury and all similar defenses are unavailable to Borrower, Borrower shall pay all amounts provided for herein. If, for any reason, amounts in excess of the amounts permitted in the foregoing sentence shall have been paid, received, collected or applied hereunder, whether by reason of acceleration or otherwise, then, and in that event, any such excess amounts shall be applied to principal, unless principal has been fully paid, in which event such excess amount shall be refunded to Borrower.
1.3    Intentionally omitted.
1.4    Regulatory Change; Conversion of Interest Rate.
(a)    Notwithstanding any other provision herein, if any Regulatory Change shall change the basis of taxation of payments to Lender of the principal of or interest at the applicable Loan Rate or any other fees or amounts payable hereunder, or shall subject Lender to any new or additional charge, fee, withholding or tax of any kind, or shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit or loan commitments extended by, Lender or shall impose on Lender any other condition affecting this Agreement or the Loan Rates and the result of any of the foregoing shall be to increase the cost to Lender of making the Loans or to reduce the amount of any sum received or receivable by Lender hereunder (whether of principal, interest or otherwise) in respect thereof, by an amount reasonably deemed by Lender to be material, then, other than Excluded Taxes, and only to the extent that Lender is charging similarly situated borrowers for such amounts, Borrower shall pay to Lender, upon Lender’s demand, such additional amount or amounts as will compensate Lender for the actual, out-of-pocket cost of such additional costs or reduction. A statement from Lender setting forth such amount or amounts as shall be necessary to so compensate Lender shall be delivered to Borrower and shall, in the absence of manifest error, be conclusive and binding upon Borrower. Borrower shall pay Lender the amount shown as due on any such statement within five (5) days after its receipt of the same. Failure on the part of Lender to demand compensation for any increased costs or reduction in amounts received or receivable shall not constitute a waiver of any of the Lender’s rights to demand compensation for any increased costs or reduction in amounts received or receivable. The protection under this Section shall be available to Lender regardless of any possible contention of the invalidity or inapplicability of any law, regulation or directive which shall give rise to any demand by Lender.
(b)    Except for a failure caused by Lender’s default, gross negligence or willful misconduct, Borrower shall indemnify Lender against any loss or expense which Lender may sustain or incur as a consequence of (a) any failure, subject to any applicable cure period, of Borrower to make any payment when due of any amount due hereunder, (b) any failure of Borrower to borrow, on a date specified therefor in a notice thereof, (c) any attempted prepayment of the Loans, except as permitted herein, or (d) the occurrence of any Event of Default.
(c)Lender shall provide to Borrower a statement, signed by an officer of Lender, explaining any such loss or expense and setting forth, if applicable, the computation pursuant to the preceding sentence which, in the absence of manifest error, shall be conclusive and binding on Borrower.
(d)Within a reasonable period after Borrower’s request, Lender shall deliver to the Borrower an executed original of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax. If Lender fails to deliver such Form W-9, Borrower may withhold taxes to the extent required by applicable law, but such failure shall not otherwise affect the rights and obligations of the parties hereunder or under any of the other Loan Documents.
1.5    Payments.
(a)    Except to the extent that this Agreement specifically requires otherwise, all payments of principal of, and interest on, the Notes and all fees, expenses and other obligations under the Loan Documents payable to Lender that are not included in a Draw Request shall be made in immediately available funds not later than 2:00 o’clock p.m., Central time on the dates due, to Lender by wire transfer as instructed on the applicable invoice therefor. Funds received on any day after 2:00 o’clock p.m., Central time shall be deemed to have been received on the next Business Day. Whenever any payment to be made hereunder or on the Notes shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of any interest or fees.

(b)    All payments received by Lender from or on behalf of Borrower (including payments from Borrower, the proceeds of Advances for such payments and, while an Event of Default exists or amounts remain due and owing as a result of the prior occurrence of an Event of Default, funds applied from the Initial Entrance Fee Receipts) shall be applied in the following order:
(i)    first, to any late fees, costs and any other expenses due to Lender hereunder (it being understood and agreed that such late fees, costs and other expenses would not be due and owing to Lender in the absence of the occurrence of an Event of Default);
(ii)    second, to any accrued and unpaid interest, including any interest payable at the Default Rate, then due to the Lender hereunder (it being understood and agreed that interest at the Default Rate would not be due and owing to Lender in the absence of the occurrence of an Event of Default); and
(iii)    last, to the unpaid principal balance of the Notes to the extent such amounts are then due and payable; provided, however, in the absence of the occurrence of an Event of Default, Initial Entrance Fee Receipts shall be applied solely to reduce the principal balance of Loan B.
(c)    All amounts payable under this Agreement or any Loan Documents shall be made without setoff or counterclaim and clear of and without deduction for any and all present and future taxes, levies, fees, deductions, charges, withholdings, and all liabilities with respect thereto unless Borrower and/or Lender is compelled by applicable law to deduct any such amounts. In the event of any such deduction, Borrower will pay any additional amounts to Lender that are (i) related to the Loans and/or Borrower and (ii) necessary to ensure that Lender receives an amount equal to the full amount Lender otherwise would have received if such deduction had not been made. Notwithstanding the foregoing, in no event shall Borrower be obligated to pay any Excluded Taxes and the immediately foregoing sentence shall not apply to Excluded Taxes.
1.6    Prepayment. Prepayments of the unpaid principal balance of the Loan A Notes or the Loan B Note (other than the Loan B Principal Repayments) and accrued interest thereon may not be made prior to January 1, 2021. Thereafter, the Borrower may, at its option, permanently prepay, at any time, all or any portion of the outstanding principal balance of the Loan A Notes or the Loan B Note provided that Borrower concurrently pays the Prepayment Fee due with respect to such prepayment, or if not paid, Lender will reduce the principal payment applied to the applicable Note(s) by the amount of the Prepayment Fee due. Amounts prepaid may not be reborrowed.
1.7    Guarantees. The full and timely payment of the Loans and performance of the Borrower’s obligations under the Loan Documents, including completion of the Project, shall be guaranteed by Guarantor on the terms and subject to the conditions of the Guaranties.
1.8    Participations, Pledges and Syndication and Securitization.

(a)    Lender and any of its successors may transfer, assign, sell and/or grant Participations (defined in Section 1.8(g) below) in all or any portion of the Loans without the consent of Borrower.
(b)    Lender and any of its successors may transfer, assign and sell all or a portion of its interest in the Loans (including a corresponding portion of its commitment to lend hereunder) to a party who becomes a Lender under this Loan Agreement and the other Loan Documents (a “Loan Syndication” and together with a Participation, a “Loan Transfer”), provided, however that, subject to Sections 1.8(c) and (d) below, any such Loan Syndication shall be subject to Borrower’s written consent in its sole and absolute discretion.
(c)    Borrower’s consent to a Loan Syndication pursuant to Section 1.8(b) shall not be required if any of the following apply:
(i)    An Event of Default has occurred and is continuing.
(ii)    The Loan Syndication occurs concurrently (or substantially concurrently) with a sale or transfer of all or substantially all of the assets of National Health Investors, Inc. and the assignee in the Loan Syndication is the entity which acquired all or substantially all of such assets.
(iii)    The assignee is an Affiliate of National Health Investors, Inc. and the assignee assumes in writing the obligation of the assignor to fund the portion of the Loan sold if not fully funded as of the date on which such assignment occurs, provided that the assignor Lender shall remain liable for any remaining Loan funding obligations to the extent that the assignee Affiliate Lender fails to fund.
(d)    Borrower’s consent to a Loan Syndication pursuant to Section 1.8(b) shall not be unreasonably withheld if all of the following apply:
(i)    The assignee is an Eligible Transferee,
(ii)    After giving effect to the Loan Syndication and all prior Loan Syndications, National Health Investors, Inc. and its Affiliates individually or collectively own and hold (A) interests in Loan A with pro rata share of at least 41.667% of Loan A, (B) a pro rata share in Loan B that is not less than its pro rata interest in Loan A, and (C) the Managing Interest in the Loan.
(iii)    After giving effect to the Loan Syndication and all prior Loan Syndications, not more than four (4) different Persons will hold interests in the Loans.
(e)    For clarification, Borrower’s prior written consent shall not be required for any transfer or change in direct or indirect ownership or control of the equity of National Health Investors, Inc. or for any merger of National Health Investors, Inc. with another entity regardless of whether National Health Investors, Inc. is the surviving party.

(f)    A Lender may furnish any transferee, assignee, purchaser or participant or prospective transferee, assignee, purchaser or participant with any and all documents and information (including without limitation, financial information) relating to Borrower, Guarantor, and the Loan or any of them that Lender deems advisable in connection with a Loan Transfer, provided that such transferee, assignee, purchaser or participant shall have executed a non-disclosure agreement in form and substance reasonably acceptable to Borrower. To facilitate any permitted Loan Syndication, Borrower shall, promptly upon Lender’s request, exchange any Note for one or more substitute promissory notes payable to the order of Lender or any transferee of a portion of the Loan, and shall enter into such other technical amendments to the Loan Documents as Lender may reasonably request to facilitate the Loan Transfer, provided that neither the exchange nor the technical amendments increase any material obligation of Borrower with respect to the Loan, and provided that Lender reimburses Borrower for Borrower’s reasonable costs, including attorneys’ fees, incurred in connection with such exchange and amendments. Borrower’s indemnity obligations under the Loan Documents shall also apply with respect to any transferee, assignee or purchaser in a permitted Loan Syndication and the directors, officers, agents and employees of any such transferee, assignee or purchaser. The Borrower, Guarantor, or any of his, her, its or their respective Affiliates or subsidiaries shall not be given an opportunity to be a transferee, assignee, purchaser or participant under any circumstances without the prior, written consent of the Lender which may be withheld in its sole and absolute discretion
(g)    In the case of a Participation or a Loan Syndication permitted or consented to by Borrower under this Section 1.8 involving less than the entire outstanding principal balance of the Loans, the rights under this Article 8 shall remain in full force and effect but only National Health Investors, Inc. shall be entitled to the rights and privileges granted Lender in Sections 8.1 and 8.2. The rights of Lender under such Sections are personal to National Health Investors, Inc., and may not be assigned without the prior written consent of Borrower, except Borrower’s consent shall not be required for an assignment of such rights to a transferee in connection with a transfer of 100% of the Loans to such transferee if Borrower’s consent to such transfer was either given, or such consent was not required pursuant to Section 8.1(c).
(h)    As used in this Section 1.8, a “Participation” means sale of a participation only in the Loans pursuant to which (i) Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) Lender shall remain solely responsible to Borrower for the performance of Lender’s obligations, (iii) the Borrower shall continue to deal solely and directly with Lender in connection with such Lender’s rights and obligations under this Agreement, (iv) Lender shall retain the sole right to grant or withhold consents under or to enforce this Agreement and the Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents, and (v) the participant shall have no privity with and no rights as against Borrower, and Borrower shall have no privity with and no obligations with respect to such participant, with respect to the Loans or Loan Documents.

(i)    As used in this Section 1.8, “Eligible Transferee” means a bank, insurance company, real estate investment trust or other institutional lender having shareholders’ equity of not less than Two Hundred Fifty Million and no/100 Dollars ($250,000,000) that is engaged primarily in the businesses of making commercial mortgage loans secured by assisted living facilities, skilled nursing facilities and/or continuing care retirement communities provided, however, that, after Construction Completion or advance of all proceeds of the Loan, the “Eligible Transferee” shall also include entities meeting the shareholders’ equity test who are engaged primarily in the business of owning and/or leasing under long term leases assisted living facilities, skilled nursing facilities, and/or continuing care retirement communities, and who also have experience in the management and administration of construction loans.
(j)    As used in this Section 1.8, “Managing Interest” means such Lender shall be the party with whom Borrower is designated to deal in connection with the administration of the Loan and has authority respecting day to day administration of the Loan even if other Lenders have the right to approve major decisions with respect to the exercise of the rights and obligations of Lender under this Agreement.
1.9    Assignment of Borrower’s Rights. The rights of Borrower hereunder may not be assigned to any Person without the prior written consent of Lender in its sole discretion.
ARTICLE 2
CONDITIONS OF BORROWING
Lender shall not be required to make any Advance hereunder until the pre-closing requirements, conditions and other requirements set forth below have been completed and fulfilled to the reasonable satisfaction of Lender, at Borrower’s sole cost and expense.
2.1    Pre-Closing Requirements. On or prior to the Closing Date, Borrower shall provide to Lender each of the following, in form and substance acceptable to Lender in its sole discretion:
(a)    A commitment (or equivalent) for the Title Policy from the Title Company, complying with Lender’s standard requirements therefor which shall include, among other things, that no exception be taken for mechanics liens.
(b)    One set of the Plans, including all mechanical, electrical, structural and other specialized drawings that are signed by licensed engineers of the respective disciplines normally responsible for such drawings, in addition to the Project Architect.
(c)    One executed copy of the complete Architect’s Agreement, as amended as of the Closing Date. Lender reserves the right to approve of, in its sole discretion, any amendments to the Architect’s Agreement.
(d)    One executed copy of the General Contract, as amended as of the Closing Date, together with a 100% payment and performance bond from a surety acceptable to Lender. Lender reserves the right to approve of, in its reasonable discretion, any amendments to the General Contract, the form and substance of the Material Contracts, and to require in its sole discretion that any such contractor or subcontractor, in addition to the General Contractor, obtain a payment and performance bond and/or subcontractor default insurance, and if required, such bond and/or insurance shall be issued by a company, in an amount, and in form and substance reasonably satisfactory to Lender, naming Lender as dual obligee thereunder.
(e)    A schedule listing all Material Contracts.
(f)    One copy of a current, certified ALTA/ACSM Survey (the “Survey”) of the Land and the existing Phase I Portion of the Facility, which shall conform in all material respects with Lender’s standard requirements therefor.
(g)    The Environmental Audit, as well as any other environmental report or study recommend by the Environmental Audit in form and substance satisfactory to Lender.
(h)    A letter updating the Geotechnical Report to the current date, and allowing Lender’s reliance thereon.
(i)    The Project Budget.
(j)    The Project Phase 1-IF Budget.
(k)    The Operating Budget.
(l)    The Sworn Construction Cost Statement.
(m)    Approval of Inspecting Consultant with respect to its review of the Plans, Project Budget and Sworn Construction Cost Statement that is acceptable to Lender.
(n)    Certificates of insurance indicating that all insurance currently required under the terms of Exhibit E, attached hereto, is in place.
(o)    Borrower’s estimated schedule for construction of the Phase 2 Expansion and a draw schedule for disbursement of the proceeds of the Loans.
(p)    A current report prepared by The Planning & Zoning Resource Corporation confirming compliance of the Facility (including, for the avoidance of doubt, the proposed Phase 2 Expansion) with applicable zoning and building code requirements, which conforms in all material respects with Lender’s standard requirements therefor.
(q)    A copy of Borrower’s Organizational Documents, certified as true, correct and complete by an officer of Borrower authorized to do so, together with (i) a current certificate of good standing from the jurisdiction in which Borrower was organized (and from the jurisdiction in which the Land is located) and (ii) resolutions and/or consents of those parties necessary to authorize the transaction contemplated hereby.

(r)    A copy of Guarantor’s Organizational Documents, certified as true, correct and complete by an officer of Guarantor authorized to do so, together with (i) a current certificate of good standing from the jurisdiction in which Guarantor was organized and (ii) resolutions and/or consents of those parties necessary to authorize the transaction contemplated hereby.
(s)    Financial statements of Borrower and Guarantor for the years ended December 31, 2016 and 2017, and the ten months ended October 31, 2018, signed and certified as true, correct and complete.
(t)    A flood zone certification from a consultant acceptable to Lender indicating that the Land is not located in a flood plain or any other flood-prone area as designated by any governmental agency (which may be included on the Survey); provided, however, that if the Land is so located, Borrower shall provide proof of flood insurance to Lender.
(u)    A schedule of, and evidence that Borrower has obtained, all necessary licenses and permits which must be obtained in order to commence construction of the Phase 2 Expansion, other than the Building Permit which will be obtained prior to any vertical construction of the Phase 2 Expansion.
(v)    Letters addressed to Lender from the suppliers confirming the availability of water, storm and sanitary sewer, gas, electric and telephone and other cable utilities for the Phase 2 Expansion.
(w)    Payment of the Commitment Fee and the Due Diligence Fee.
(x)    A copy of the Management Agreement.
(y)    A copy of the fully-executed and effective Development Agreement.
(z)    Evidence satisfactory to Lender that Borrower has satisfied, complied with, and received all approvals required by the design and architectural standards set forth in any applicable Declaration of Covenants, Conditions and Restrictions.
(aa)    Performance and labor and material payment bonds delivered by Borrower or the General Contractor naming Lender as additional insured, payee and mortgagee, which are in form and substance reasonably satisfactory to Lender.
(bb)    Pay off statements with respect to the Existing Mortgage Debt and any other Indebtedness secured by the Facility and either releases or termination statements sufficient to terminate any Security Interest held by any third party or insurance over such liens in the Title Policy, with releases to follow promptly after the Closing Date.
(cc)    An Estoppel in form and substance acceptable to Lender with respect to that certain Declaration of Easements, Covenants, Conditions, and Restrictions dated December 13, 2007, between Musical Instrument Museum, a Minnesota non-profit corporation and the Sagewood Land Subsidiary which was recorded on December 14, 2007, in Maricopa County at Recording No. 20071311879.
(dd)    All such other agreements, documents and/or exhibits which may be required, in Lender’s reasonable judgment, to assure compliance with the requirements of this Agreement.
2.2    Loan Documents. On or prior to the Closing Date, Borrower shall execute and deliver (or cause to be executed and delivered) to Lender the following documents in quantity, form and substance acceptable to Lender and to its counsel, to evidence and secure the Loan:
(a)    The Notes.
(b)    The Deed of Trust.
(c)    The Security Agreement executed and delivered by Borrower granting a first-priority security interest in all Equipment and in all of Borrower’s intangible property relating to the Facility, (including without limitation all accounts receivable for the Facility except for refundable deposits under Residency Agreements) which authorize(s) perfection by appropriate Uniform Commercial Code financing statements.
(d)    The Assignment of Leases.
(e)    The Assignment of Contracts, Plans, Agreements and Permits.
(f)    The Completion Guaranty.
(g)    The Payment Guaranty.
(h)    The DACA.
(i)    The Management Subordination Agreement.
(j)    The Development Fee Subordination Agreement.
(k)    The Partnership Interest Pledge Agreements.
(l)    The Indemnity.
(m)    The Subordination Agreement with respect to the Resident Loan Lien and any subordination, non-disturbance and/or attornment agreement(s) (in form and substance satisfactory to Lender) as may be necessary, in the Lender’s sole discretion to subordinate any rights or claims of third parties in and/or to all or any portion of the Land to the lien, operation and effect of the Deed of Trust and any easements as may be necessary to construct the Phase 2 Expansion.

(n)    A Certificate executed by an officer of the Borrower certifying that such officer has reviewed the insurance requirements set forth on Exhibit E hereto and that insurance policies meeting such requirements are in place.
(o)    Such other documents as Lender may reasonably require to evidence and secure the Loans.
Lender may designate which of the Loan Documents are to be filed and/or placed of record, the order of filing and/or recording thereof, and the offices in which the same are to be filed and/or recorded. Borrower shall pay all filing, documentary, recording and/or registration taxes and/or fees, if any, due upon the Loan Documents.
2.3    Title Insurance. On or prior to the Closing Date, Lender shall have received the Title Policy, or a marked-up commitment to issue the Title Policy, signed by an officer of the Title Company, in form and substance reasonably satisfactory to Lender which shall include among other requirements, no exception for mechanics liens.
2.4    Opinion of Attorneys. Lender shall have received from outside counsel for Borrower and Guarantor a current written opinion, in form and substance acceptable to Lender, including without limitation, opinions as to due organization; enforceability, due authorization, execution and delivery of, and absence of conflicts with respect to, the Loan Documents; compliance with applicable healthcare laws.
ARTICLE 3
ADVANCES OF LOANS
3.1    General. The proceeds of the Loans shall be advanced by the Lender for the benefit of Borrower in accordance with the terms and conditions set forth in this Article 3.
(a)    All monies advanced by the Lender shall constitute a loan made to Borrower under this Agreement, evidenced by the Notes and secured by the other Loan Documents, and interest shall be computed thereon, as prescribed by this Agreement and the applicable Note, from the date the Loan account is charged with the amount of the Advance.
(b)    While an Event of Default exists, Lender reserves the right to make Advances which are allocated to any of the designated items in the Project Budget for construction of the Phase 2 Expansion or for such other purposes or in such different proportions as Lender may, in its reasonable discretion, deem necessary or advisable.
(c)    Borrower may not reallocate items in the Project Budget without the prior written consent of Lender in each instance; provided however, so long as the Loan is In Balance, Borrower shall not be obligated to seek Lender’s consent to a reallocation reflected in the materials provided in any Draw Request that does not exceed $500,000 individually or in the aggregate for the period since the last Draw Request. For avoidance of doubt, the reallocations occurring with or without Lender’s consent described in the immediately prior sentence shall be in addition to any change orders permitted with or without Lender’s consent pursuant to Section 5.2 hereof.
(d)    No Advance shall constitute a waiver of any condition precedent to the obligation of Lender to make any further Advance, or preclude Lender from thereafter declaring the failure of Borrower to satisfy any such condition precedent, subject to any applicable notice and cure periods, to be an Event of Default. All conditions precedent to the obligation of Lender to make any Advance are imposed hereby solely for the benefit of Lender, and no other party may require satisfaction of any such condition precedent or shall be entitled to assume that Lender will make or refuse to make any Advance in the absence of strict compliance with such condition precedent. Provided no Event of Default has occurred and is continuing, Lender may waive any requirement of this Agreement for any Advance which Lender, in its reasonable discretion, determines is not material.
(e)    In the event that the total amount of the Loan B Commitment and the Loan A Phase 2 Amount exceeds the amount needed to fully pay all cost allocations set forth on the Project Budget approved by Lender, Lender shall not be required to advance, and Borrower shall not be entitled to receive, the excess.
(f)    Provided that all of the conditions set forth in Article 2 are satisfied, on the Closing Date, Lender shall make Advances to Borrower in respect of (a) Loan A in an amount equal to the Loan A Phase 1-IF Amount (less amounts which will be used to finance remaining construction costs related to the Phase I Portions of the Facility after the Closing Date) which Advance shall be evidenced by the Loan A Phase 1-IF Note and (b) Loan B in order to (i) pay the Commitment Fee and other closing costs approved by Lender in its sole discretion and (ii) reimburse Borrower for construction costs incurred prior to the Closing Date with respect to the Phase 2 Expansion to the extent Borrower submits a Draw Request which is approved by Lender pursuant to Section 3.2.
(g)    Notwithstanding anything herein to the contrary, Lender shall not be obligated to Advance any proceeds in respect of the Loan A Phase 2 Amount until and unless Lender has previously Advanced the full amount of the Loan B Commitment.
3.2    Draw Requests with Respect to Loan B and Loan A Phase 1-IF Amount and Loan A Phase 2 Amount. The following provisions shall apply to (a) Advances with respect to any portion of the Loan A Phase 1-IF Amount which is used to finance construction costs of the Phase 1-IF Portions of the Facility and (b) Advances with respect to Loan B and, following the Advance of the full amount of the Loan B Commitment, the Loan A Phase 2 Amount:
(a)    Prior to obtaining any Advances to fund any vertical construction of the Phase 2 Expansion, Borrower shall deliver to Lender a copy of the Building Permit for the Phase 2 Expansion.
(b)    Borrower shall deliver to Lender on a monthly basis evidence of the Project costs funded during the preceding month (whether from proceeds of the Loans or otherwise), the Draw Request, an Application and Certification for Payment, including a Sworn

Construction Cost Statement and an itemized summary and copies of all invoices included in such disbursement, together with all other supplemental and related documents.
(c)    The Lender shall make up to, but no more than, two (2) Advances of proceeds of the Loan A Phase I Amount for the cost of construction the Phase 1-IF Portions of the Facility and/or the proceeds of Loan B (or following the full advancement thereof, the Loan A Phase 2 Amount) for the cost of construction of the Phase 2 Expansion per month pursuant to Borrower’s Draw Requests. Upon receipt of a Draw Request, Lender shall cause the Inspecting Consultant to inspect the Project (if said inspection has not already been scheduled or completed prior to Lender’s receipt of the Draw Request) and to confirm progress of construction with respect to the costs of construction, along with his approval or disapproval of the Draw Request. If Lender determines that construction is proceeding diligently in accordance with the Plans and otherwise in the manner required by this Agreement and that all conditions to such disbursement shall have been fulfilled, including the approval of the Inspecting Consultant, the Lender shall use commercially reasonable efforts to make the disbursement with respect to such Draw Request within ten (10) days (but not to exceed fifteen (15) days) from delivery to Lender of the Draw Request in the manner specified below. At its option, Lender may (i) make any Advances through the Title Company which issues the Title Policy, or directly to any person, including any contractor, in accordance with the Draw Request, and (ii) make advances to any Person to whom Lender determines in its reasonable discretion that payment should be made in order to cure or to prevent the occurrence of any Default.
(d)    As a condition precedent to each Advance of the proceeds of the Loan A Phase 1-IF Amount, Loan B or the Loan A Phase 2 Amount, as applicable, Borrower shall furnish or cause to be furnished to both the Lender and Inspecting Consultant the following documents covering each Draw Request, in form and substance satisfactory to Lender:
(i)    A fully executed Borrower’s Draw Request in the form attached hereto as Exhibit B and an itemized summary of and copies of invoices for all costs included in such Draw Request. Without limiting the foregoing, in connection with any Draw Request, Borrower shall submit an original, signed and notarized Application and Certification for Payment for the General Contractor and all subcontractors, and invoices for all soft costs included in such Draw Request;
(ii)    Evidence reasonably satisfactory to Lender that all sums then due in connection with the acquisition, development and construction of the Phase 1-IF Portions of the Facility or the Phase 2 Expansion, as applicable, then completed have been paid in full (or will be paid in full from the requested Advance) and that no party claims any statutory or common law lien arising out of the construction of the Phase 1-IF Portions of the Facility or the Phase 2 Expansion or the supplying of labor, material, and/or services in connection therewith, unless being contested by Borrower pursuant to the terms of this Agreement;

(iii)    To the extent not previously provided, lien waivers (or partial lien waivers, if applicable) from the General Contractor and all subcontractors with regard to all Advances prior to the then pending Advance;
(iv)    Copies of any change orders, whether proposed or executed, which have not been previously furnished to Lender and the pending change order log maintained by the General Contractor;
(v)    Copies of Material Contracts or any amendments thereto or to the General Contract, or any other contracts reasonably requested by Lender to the extent not previously furnished;
(vi)    Such other documentation as may be required by the Title Company to issue a datedown endorsement to the Title Policy covering the amount of the requested Advance, and all Advances made to date;
(vii)    If any significant dispute arises between or among Borrower, General Contractor or any subcontractor and/or material supplier or any party to a material contract, a written summary of the nature of such dispute and the steps being taken to address the dispute;
(viii)    With respect to the Phase 2 Expansion, evidence satisfactory to Lender that Borrower and the Project continue to be in substantial compliance with the design and construction requirements, including the Construction Schedule and the requirements set forth in the applicable Declaration of Covenants, Conditions and Restrictions;
(ix)    A certificate of an Authorized Officer (the “Bring Down Certificate”) certifying that each of the representations and warranties set forth in Article 4 hereof are true and correct in all material respects as of such date, except to the extent modified by disclosures set forth in such certificate; provided that if such disclosures (or any disclosures made by Guarantor in a certificate delivered pursuant to the terms of the Payment Guaranty) reflect any event, occurrence or fact which constitutes a Material Adverse Occurrence then Lender shall not be required to make any Advances hereunder unless and until such condition is cured or otherwise addressed to Lender’s satisfaction in its sole discretion; and
(x)    Such other information as Lender may reasonably require to verify the substance of a Draw Request.
(e)    Notwithstanding the provisions of this Section 3.2, Lender may elect, without obtaining authorization by Borrower, to use the proceeds of the Loans to pay, as and when due, any Loan fees owing to Lender, accrued interest or principal payments due on the Loans, and expenses of Lender in connection with the Loan Agreement, including those due to the Lender’s attorneys or the Inspecting Consultant, which are payable by Borrower as provided in the Loan Documents, and such other sums as may be owing from time to time by Borrower to Lender with respect to the Loans or the transactions contemplated by this Agreement. Such payments may be made by recording a funding under the Loans in the amount of such payments. In the event Lender elects to make a payment pursuant to this Section, Lender shall endeavor to give Borrower notice of such election and payment.
(f)    Borrower may use Advances to pay Allowable Development Fees.
(g)    Any of the aforesaid Advances shall be deemed advanced under the applicable Note as of the date on which funds are transferred by Lender. The execution of this Agreement by Borrower shall, and hereby does, constitute an irrevocable authorization to advance the proceeds of the Loans.
3.3    Loans in Balance. Lender shall not be obligated to make any Advance of Loan B or the Loan A Phase 2 Amount unless and until Borrower has provided Lender with evidence, acceptable to Lender in its sole discretion that Loan B and the Loan A Phase 2 Loan Amount are “In Balance”. For purposes of this Agreement, the term “In Balance” means that (a) as to any line item in the Project Budget, subject to reallocations permitted by Lender or otherwise permitted hereunder without Lender’s consent, all remaining unpaid costs of completing such line item, as reasonably determined by Lender, do not exceed the amount of the Loan B Commitment and the Loan A Phase 2 Amount allocated to such line item, as reflected in the Project Budget, and not yet advanced by Lender, including any retainage; and (b) as to the Project, all remaining unpaid costs of construction of the Phase 2 Expansion, as determined by Lender in its reasonable discretion, regardless of whether such costs are set forth in the then current Project Budget, do not exceed the sum of the amount of the Loan B Commitment, the Loan A Phase 2 Amount not yet advanced by Lender, including any retainage, and the amount of any unused deposit previously deposited with Lender pursuant to this Section 3.3.
Notwithstanding any provision of this Agreement to the contrary, in the event that Lender or Borrower determines that the unadvanced balance of the Loan B Commitment and the Loan A Phase 2 Amount is insufficient to (i) cover any cost allocation set forth on the Project Budget, (ii) to pay all costs and expenses of Completion, or (iii) to pay interest due on the Loan B Note and the Loan A Phase 2 Note through the Completion of the Phase 2 Expansion, it shall notify the other party hereto of such determination, and Borrower shall, within five (5) Business Days following demand made to Borrower, deposit into escrow with Lender funds equal to said insufficiency in order to bring the Loans back into balance. In addition, in the event there is an increase in any cost category line item of the Project Budget, that is not to be funded through a reallocation of the amounts set forth in the Project Budget that is permitted hereby, Borrower shall, within five (5) Business Days following demand made to Borrower, deposit into escrow with Lender funds in an amount necessary to bring said line item back “In Balance,” as determined by Lender. All sums so deposited shall be advanced by Lender to pay costs of the Project in the same manner as, and prior to, further Advances hereunder.
3.4    Inspections. While the Loans are outstanding, the Lender, the Title Company, the Inspecting Consultant, and any other consultants and their representatives shall have access to the Facility at all reasonable times and, except during the continuance of an Event of Default, with reasonable advance notice, and shall have the right to enter the Facility and the Project and to conduct such inspections thereof as they shall deem necessary or desirable for the protection of Lender’s interests. Except during the continuance of an Event of Default, the Lender shall use good faith efforts to provide at least three (3) Business Days’ advance notice and the Lender acknowledges that certain employees of the Borrower may not be available to speak with the Lender or its consultants or representatives if less than three (3) Business Days’ notice is provided. Such inspections shall be conducted in a manner to cause as little disruption as possible to the business of any tenant of the Facility, and the on-going construction of the Phase 2 Expansion. Further, such inspections shall be conducted in accordance with all reasonable rules and safety precautions imposed by Borrower and/or the General Contractor in connection with such inspections.
Neither Borrower, nor General Contractor, nor any third party shall have the right to use or rely upon the reports of the Inspecting Consultant or any other reports generated by Lender or any Consultant for any purpose whatsoever, whether made prior to or after commencement of construction. Borrower shall be responsible for making its own inspections of the Project during the course of construction and shall determine to its own satisfaction that the work done and materials supplied are in accordance with applicable contracts with its contractors. By advancing funds after any inspection of the Project by Lender or the Inspecting Consultant, Lender shall not be deemed to waive any Event of Default, waive any right to require construction defects to be corrected, waive any rights it may have under the Completion Guaranty, or acknowledge that all construction conforms with the Plans.
Notwithstanding any provisions of this Agreement to the contrary, in the event that Lender shall determine that the actual quality or value of the work performed or the materials furnished does not correspond with the quality or value of the work required by the Plans, Lender shall notify Borrower of its objections thereto, and, promptly following written demand, Borrower shall correct the conditions to which Lender objects.
3.5    Lender’s Responsibilities. It is expressly understood and agreed that Lender assumes no liability or responsibility for the sufficiency of the proceeds of the Loans to complete the Project, for protection of the Project, for the adequacy of the Plans, the compliance of the Project with Governmental Requirements, for the satisfactory completion of the Project, for inspection during construction or to notify Borrower or General Contractor of any construction defects, for the adequacy of any reserves, for the adequacy or accuracy of the Project Budget, for any representations made by Borrower, or for any acts on the part of Borrower or its contractors to be performed in the construction of the Phase 2 Expansion. Notwithstanding the foregoing, in the event that Lender in the exercise of its sole discretion elects to make additional loans to Borrower in excess of the Commitment to enable Borrower to complete the Project, such loans shall accrue interest at the Default Rate, shall be evidenced by one or more additional promissory notes executed by Borrower in favor of Lender, shall be secured on a pari passu basis by the Deed of Trust and the other Loan Documents to the same extent as the Loans, and shall be subject to such other terms and conditions as Lender may impose in the exercise of its sole discretion.
3.6    Retainage.
(a)    The amount of each disbursement with respect to Loan B or the Loan A Phase 2 Amount shall be subject to the percentage retainage set forth in the General Contract.

(b)    Lender shall authorize the release of the retainage only upon the fulfillment of the following conditions; provided, however, that Lender may authorize the early release of retainage on completed trades so long as Borrower has provided Lender with a final lien release from the applicable subcontractor and an executed AIA G707A-1994, Consent of Surety to Final Reduction in or Partial Release of Retainage:
(i)    All other conditions for disbursement shall continue to be met;
(ii)    Lender shall have received a certificate of substantial completion of the Project Architect and General Contractor to the effect, inter alia, that the Phase 2 Expansion has been completed (except for those punch list items which have been approved by the Inspecting Consultant and for which a holdback reasonably acceptable to Lender shall have been established) in accordance with the Plans and all applicable Governmental Requirements, and the matters in such certificate shall have been verified by the Inspecting Consultant;
(iii)    Lender shall have received evidence of (A) zoning compliance, (B) the issuance of a final certificate of occupancy for the Phase 2 Expansion and (C) compliance with all other Governmental Requirements related to the use and occupancy of the Phase 2 Expansion;
(iv)    Lender shall have received an endorsement to the Title Policy, in a form reasonably approved by Lender, in an amount equal to the full amount of the Loans, insuring that no encroachments exist over any building, zoning, right of way or property boundary lines, other than Permitted Encumbrances;
(v)    Lender and the Title Company shall have received two (2) copies of a final as-built ALTA survey, showing the location of all applicable improvements, easements, rights-of-way and other matters affecting the Land and the Facility as a whole (including both the Phase I Portion of the Facility and the Phase 2 Expansion);
(vi)    Lender shall have received final lien releases from the General Contractor, and all subcontractors with respect to the work performed in connection with the construction and equipping of the Phase 2 Expansion;
(vii)    Lender shall have received an executed AIA G707-1994, Consent of Surety to Final Payment;
(viii)    Lender shall have received evidence of the insurance required by Section 5.7 hereof;
(ix)    Lender shall have received a letter from Borrower whereby Borrower represents and warrants that Borrower has inspected the Phase 2 Expansion and, to its knowledge, the Phase 2 Expansion, except for punch-list items, has been completed in accordance with the applicable Plans and in a good workmanlike condition and without defects;

(x)    Lender shall have received photographs of the completed Phase 2 Expansion as well as evidence that the Phase 2 Expansion, other than the punch-list items, has been completed; and
(xi)    If required by Lender, Lender shall have received a detailed inventory certified by an Authorized Officer of Borrower, showing make, model, valuation and location of all furniture, fixtures, equipment and appliances (except personal property of residents of the Facility) used in the operation or maintenance of any part of the Facility, together with copies of all warranties related thereto.
(c)    Borrower will promptly complete the punch-list items in a manner reasonably satisfactory to Lender and shall provide final evidence of such completion prior to Lender’s release of the holdback retained therefor pursuant to Section 3.6(b)(ii) above.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES
Borrower represents and warrants to Lender, as of the date hereof that:
4.1    Borrower’s Formation and Powers. Borrower is a limited liability partnership duly organized, and validly existing under the laws of the State of Iowa, and qualified and authorized to do business in all jurisdictions in which the conduct of its business and affairs requires it to be so qualified. Borrower has all power, authority, permits, consents, and licenses necessary to carry on its business (including without limitation any and all certificates, permits, or licenses required by any applicable Governmental Authority to operate the Phase I Portion of the Facility as a CCRC, including an independent living, assisted living, memory care and skilled nursing facility and outpatient treatment center), to construct, equip and own the Facility (other than those permits, consents and licenses with respect to the construction of the Phase 2 Expansion which will be obtained prior to the Advance of proceeds of the Loans hereunder) and to execute, deliver and perform its obligations under this Agreement and the other Loan Documents; all consents necessary to authorize the execution, delivery and performance of this Agreement and the other Loan Documents have been duly adopted and are in full force and effect; and this Agreement and the other Loan Documents have been duly executed and delivered by Borrower, and constitute valid and binding obligations of Borrower, enforceable in accordance with their respective terms, subject to bankruptcy and insolvency laws and other laws generally affecting the enforceability of creditor’s rights generally and subject to limitations on the availability of equitable remedies.
4.2    Authority. The execution, delivery and performance by Borrower of this Agreement and other Loan Documents to which Borrower is a party have been duly authorized by all necessary action and do not and will not (i) violate any provision of any laws, rule, regulation (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to Borrower or of Borrower’s Organizational Documents, (ii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which Borrower is a party or by which it or its properties may be bound or affected, or (iii) result in or require the creation or imposition of any Security Interest in any of its properties pursuant to the provisions of any agreement or other document binding upon or applicable to Borrower or any of its properties, except pursuant to the Loan Documents.
4.3    No Approvals. No authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary to the valid execution, delivery or performance by Borrower of this Agreement, the Notes, or any other Loan Documents to which Borrower is a party.
4.4    Legal and Valid Obligations. This Agreement, the Notes, the Indemnity and the other Loan Documents to which Borrower is a party constitute the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, subject to bankruptcy and insolvency laws and other laws generally affecting the enforceability of creditor’s rights generally and subject to limitations on the availability of equitable remedies.
4.5    Litigation. Except as set forth on Schedule 4.5, there are no actions, suits or proceedings (whether or not purportedly on behalf of Borrower) pending or, to the knowledge of Borrower, threatened against Borrower or any of its Subsidiaries or affecting any of the Facility or Borrower’s or its Subsidiaries’ other assets (if any), at law or in equity or before any Governmental Authority which contests the validity or enforceability of this Agreement or any of the other Loan Documents or the transactions contemplated hereby or as a result of which Borrower may become subject to any judgment or liability which if determined adversely to Borrower, would constitute a Material Adverse Occurrence as to Borrower, nor does there exist any basis for such action, suit or proceeding. Borrower is not in default with respect to any final judgment, writ, injunction, decree, rule or regulations of any Governmental Authority. Borrower has not received written notice and no Authorized Officer or Executive Director of the Facility has received verbal notice of the commencement of any investigation proceedings or any governmental investigation or action (including any civil investigative demand or subpoena) under the False Claims Act (31 U.S.C. Section 3729 et seq.), the Anti-Kickback Act of 1986 (41 U.S.C. Section 51 et seq.), the Federal Health Care Programs Anti-Kickback statute (42 U.S.C. Section 1320a-7a(b)), the Ethics in Patient Referrals Act of 1989, as amended (Stark Law) (42 U.S.C. 1395nn), the Civil Money Penalties Law (42 U.S.C. Section 1320a-7a), or the Truth in Negotiations (10 U.S.C. Section 2304 et seq.), Health Care Fraud (18 U.S.C. 1347), Wire Fraud (18 U.S.C. 1343), Theft or Embezzlement (18 U.S.C. 669), False Statements (18 U.S.C. 1001), False Statements (18 U.S.C. 1035), and Patient Inducement Statute or any similar or equivalent state statutes or any other rule or regulation promulgated by a Governmental Authority with respect to any of the foregoing healthcare fraud laws affecting the Borrower or the Facility. No order, writ, injunction or decree has been issued by or requested of, any court or Governmental Authority which results in, or would reasonably be expected to result in, any Material Adverse Occurrence as to Borrower. Borrower represents and warrants that there are no workers compensation claims pending with respect to the Facility.
4.6    Condition of Facility. The Phase I Portion of the Facility is in commercially reasonable, good condition and repair and is usable and fit for its intended purpose as an independent living, assisted living, memory care, and skilled nursing facility, normal wear and tear excepted. There are no defects in the Phase I Portion of the Facility which, in the aggregate, materially adversely affect the use or value of the Phase I Portion of the Facility. Borrower owns or leases under valid leases all machinery, equipment and other tangible assets used by Borrower for the operation of the Phase I Portion of the Facility.
4.7    Permits, Filings. Borrower has filed or has caused to be filed all required filings for the lawful operation of the Phase I Portion of the Facility. Borrower has obtained and maintained all licenses, permits, certificates or other filings necessary to own and operate the Phase I Portion of the Facility. Borrower has timely filed all reports required to maintain the Medicare certification of the Phase I Portion of the Facility, and has timely filed all required cost reports required to be filed prior to the date hereof and all such reports were true and correct and complete in all material respects. The skilled nursing facilities included in the Phase I Portion of the Facility and to be included the Phase 2 Expansion are not and shall not become certified to participate in Medicaid.
4.8    Title to Land. At Closing, Borrower will be the owner, in fee simple, of the Land and the improvements thereon, subject to no lien, charge, mortgage, deed of trust, restriction or encumbrance, except Permitted Encumbrances and the Resident Loan Lien.
4.9    Payment of Taxes. There have been filed all federal, state and local tax returns with respect to Borrower and its direct and indirect business operations which are required to be filed. Borrower has paid or caused to be paid to the respective taxing authorities all taxes as shown on such returns or on any assessments received by it to the extent that such taxes have become due. Borrower knows of no proposed material tax assessment against Borrower, and except as may be reflected in the Permitted Encumbrances, Borrower is not obligated by any other agreement, tax treaty, instrument or otherwise to contribute to the payment of taxes owed by any other person or entity. All material tax liabilities are adequately provided for or reserved against on the books of Borrower.
4.10    Agreements. Each of (a) Borrower’s Organizational Documents, (b) the Architect’s Agreement, and (c) the General Contract, is in full force and effect and is free from any default on the part of Borrower. Borrower is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which Borrower is a party, the effect of which default would constitute a Material Adverse Occurrence as to Borrower.
4.11    No Defaults under Loan Documents or Other Agreements. No Default or Event of Default exists under any of the Loan Documents or any other material document to which Borrower is a party which relates to the ownership, occupancy, use, development, construction or management of the Facility; Borrower, is not in default in the payment of the principal or interest on any of its Indebtedness for borrowed money; and no event has occurred, or, to Borrower’s knowledge, will occur, which, with the lapse of time or the giving of notice or both, would constitute an Event of Default under the Loan Documents.
4.12    Boundary Lines; Conformance with Governmental Requirements and Restrictions. The exterior lines of the Phase 2 Expansion are, and at all times will be, within the boundary lines of the Land. Borrower has examined and is familiar with all applicable material covenants, conditions, restrictions and reservations, and with all applicable Governmental Requirements, including but not limited to building codes and zoning, environmental, hazardous substance, energy and pollution control laws, ordinances and regulations affecting the Facility. Borrower has obtained all licenses, permits and approvals from, and has satisfied all of the requirements of, all applicable Governmental Authorities to begin the construction of the Phase 2 Expansion (other than the Building Permit), and will obtain such other material licenses, permits and approvals (including the Building Permit) and satisfy such requirements as necessary to complete the construction of the Phase 2 Expansion. Borrower has obtained all material approvals of the parties required in connection with the construction of the Phase 2 Expansion pursuant to any license, easement or restriction affecting the Land. The Facility will in all respects conform to and comply with said covenants, conditions, restrictions, reservations and Governmental Requirements.
4.13    No Condemnation Proceeding. Borrower has not received written notice of any (i) condemnation proceeding relating to the Facility, (ii) reclassification of any or all of the Facility or the Land for local zoning purposes, or (iii) reassessment or reclassification of any or all of the Facility or the Land for state or local real property taxation purposes. To Borrower’s knowledge, no such actions have been threatened or are pending or contemplated.
4.14    Loans in Balance. Loan B and the Loan A Phase 2 Amount are In Balance, or, if not, Borrower has deposited, or is depositing, with Lender funds equal to said insufficiency in order to bring such Loans back into balance as required by Section 3.3 hereof.
4.15    Federal Reserve Regulations. No portion of the Loans hereunder will be used to purchase or carry any “margin stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System of the United States or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might constitute this transaction a “purpose credit” within the meaning of said Regulation U. No portion of the Loans hereunder will be used for any purpose that violates, or which is inconsistent with, the provisions of Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of said Board of Governors.
4.16    Investment Company Act. Borrower is not an “investment company,” or an “affiliated person” of, or a “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended. The making of the Loans, the application of the proceeds and repayment thereof by Borrower and the performance of the transactions contemplated by this Agreement will not violate any provision of said Act, or any rule, regulation or order issued by the Securities and Exchange Commission thereunder.
4.17    Unregistered Securities. Borrower has not: (a) issued any unregistered securities in violation of the registration requirements of Section 5 of the Securities Act of 1933, as amended, or any other law; or (b) violated any rule, regulation or requirement under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.
4.18    Accuracy of Information. All factual information heretofore or herewith furnished by or on behalf of Borrower to Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby is true and accurate in every material respect on the date as of which such information is dated or certified and no such information contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein not misleading as of such date.
4.19    ERISA Compliance. Borrower has not adopted a Benefit Plan.
4.20    Compliance. Borrower:
(a)    is in compliance and conformity with all Governmental Requirements the violation of which, individually or in the aggregate, would constitute a Material Adverse Occurrence as to Borrower; and
(b)    is not aware of, has not received and does not anticipate the receipt of any order or notice of, any violation or claim of violation of any Governmental Requirement which would constitute a Material Adverse Occurrence as to Borrower.
(c)    In connection with its operation of the Facility, is not relying on any exemption from, or deferral of, any applicable Governmental Requirement.
(d)    Maintains levels of inventory at the Facility which comply with all Governmental Requirements.
(e)    Has not received any notice from any Governmental Authority requiring the correction of any condition with respect to the Facility which has not either (a) been corrected or (b) is the subject of a plan of correction which has been accepted by the applicable Governmental Authority.
(f)    Holds a valid and currently effective certificate of occupancy with respect to the completed portion of the Facility.
4.21    Employees. There is not pending or, to Borrower’s knowledge, threatened any labor dispute, strike or work stoppage against Borrower which would reasonably be expected to interfere with the continued operation the Facility. Neither Borrower nor any representative or employee of Borrower has committed any unfair labor practices or unlawful discriminatory act in connection with the operation of the Facility which is currently outstanding, and there is not pending or, to Borrower’s knowledge, threatened any charge or complaint against Borrower by any federal or state agency, including but not limited to the National Labor Relations Board or any Arizona state equivalent thereof. Borrower has complied in all material respects with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes. No employee of the Facility has been added to the excluded provider list.
4.22    Consents. To the extent that any franchises, licenses, certificates, authorizations, approvals or consents from any federal, state or local (domestic or foreign) government, commission, bureau or agency are material to the present conduct of the business and operations of Borrower or are required for the acquisition, ownership, operation or maintenance by Borrower of properties it now owns, operates or maintains or the present conduct of its businesses and operations, such franchises, licenses, certificates, authorizations, approvals and consents have been validly granted, are in full force and effect and constitute valid and sufficient authorization therefor.
4.23    Environmental Laws. Except as specifically disclosed in the Indemnity or the Environmental Audit:
(a)    Borrower has not used, authorized or allowed the use of the Land or the Facility (collectively, the “Real Property”) for the generating, handling, storage, disposal, or release of any Hazardous Substances, except such Hazardous Substances as are used, generated, handled, stored, disposed of and/or released at the Facility in the ordinary course of the operation of the Facility where such use, generation, handling, storage, disposal and/or release complies with applicable Environmental Laws.
(b)    Borrower has not used nor authorized nor allowed the use of the Real Property, and the Real Property has not been used by Borrower, in a manner other than in full compliance with Environmental Laws.
(c)    Borrower has not received any written notice and no Authorized Officer or Executive Director of the Facility has received verbal notice nor does Borrower have any knowledge of any Environmental Liability relating to the Facility or of any federal or state investigation evaluating whether any remedial action is needed to respond to a release or threatened release of any Hazardous Substance into the environment, which would individually or in the aggregate constitute a Material Adverse Occurrence as to Borrower.
(d)    During Borrower’s operation of the Facility, no release, discharge, spillage, or disposal not in compliance with Environmental Laws of any Hazardous Substance has occurred or is occurring at the Real Property and Borrower has no knowledge of any threatened or actual liability in connection with the release or threatened release of any Hazardous Substance which would individually or in the aggregate constitute a Material Adverse Occurrence as to Borrower.
(e)    There are no underground tanks or any other underground storage facility presently located on the Land and, no such tanks or facilities, if any, previously located at or around the Land have ever leaked.
(f)    Borrower has reviewed the Environmental Audit and is not aware of any facts, circumstances or conditions which would make any of the facts or conclusions contained therein inaccurate, incorrect or incomplete.
4.24    Changes in Third-Party Payors. Borrower has not received written notice that any health plan, insurance company, employer or other third-party payor, which is currently doing business with the Facility, intends to terminate, limit or restrict its relationship with the Facility.
4.25    Financial Statements. Borrower has provided to Lender true and correct copies of the financial statements with respect to Borrower and Guarantor for the fiscal years ended December 31, 2016 and 2017 and the period ended October 31, 2018 (collectively, the “Financial

Statements”). The Financial Statements (i) have been prepared in accordance with GAAP (with the exception of footnotes and subject to normal recurring year-end adjustments in the case of partial year statements) and (ii) fairly present, in all material respects, the financial position, assets and liabilities of Borrower and Guarantor, as applicable, as of the dates thereof, and the revenues, expenses, results of operations and cash flows of Borrower and Guarantor for the periods covered thereby. There are no liabilities, debts, claims or obligations related to Borrower, whether accrued, absolute, contingent or otherwise, whether due or to become due, that would reasonably be expected to be asserted against Borrower following the Closing Date and which are not reflected on the Financial Statements. The Operating Budget provided to Lender pursuant to Section 2.1 is consistent with the historical financial performance of the Phase I Portion of the Facility and fairly represents the expected performance of the Facility following the Closing Date. The Project Budget fairly represents the anticipated costs of constructing the Phase 2 Expansion.
4.26    Surveys and Reports. Complete copies of the most recent state health care survey reports, together with any waivers of deficiencies, plans of correction, and any other investigative reports issued with respect to the Phase I Portion of the Facility since January 1, 2016 and prior to the Closing Date or currently in effect have been provided by Borrower to Lender.
4.27    Insurance. Borrower has not received any written notice or request from any insurance company or underwriters setting forth any defects in the Phase I Portion of the Facility, requesting the performance of any work or alteration of the Phase I Portion of Facility, or setting forth any defect or inadequacy in Borrower’s operation of the Phase I Portion of the Facility which such insurance company or underwriters have indicated would reasonably be expected to adversely affect the insurability of the Facility. Each insurance policy with respect to the Facility is in full force and effect (free from any present exercisable right of termination on the part of the insurance company issuing such policy prior to the expiration of the terms of such policy). Borrower has not received any notice, and does not have knowledge of any notice, of non-renewal or cancellation of any such policies.
4.28    Anti-Terrorism Regulations.
(a)    General. None of Borrower, Guarantor or any Affiliate thereof, is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
(b)    Executive Order No. 13224. None of the Borrower, Guarantor, or any Affiliate of Borrower or Guarantor, or their respective agents acting or benefiting in any capacity in connection with the Loans or other transactions hereunder, is any of the following (each a “Blocked Person”):
(i)    a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(ii)    a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;
(iii)    a Person with which Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;
(iv)    a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224;
(v)    a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or
(vi)    a Person who is affiliated or associated with a person or entity listed above.
(c)    None of Borrower, Guarantor or any Affiliate thereof, nor any of their agents acting in any capacity in connection with the Loans other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.
(d)    Neither Borrower or any Affiliate thereof, nor any person owning an interest therein, is a “Special Designated National” or “Blocked Person” as those terms are defined in the office of Foreign Asset Control Regulations (31 C.F.R. § 500 et. seq.).
4.29    Subsidiaries. Borrower has the Subsidiaries described on Schedule 4.29, which sets forth the ownership structure, business and property owned by each Subsidiary. The Borrower (a) has no contractual or other obligation to finance the operations of any Subsidiary, (b) has not guarantied, and is otherwise not responsible in any respect for, any obligations of any Subsidiary, and (c) has not pledged or granted a security interest in any of the Borrower’s assets to secure any debt or other obligation of any Subsidiary (excluding a Subsidiary’s grant of a security interest in its own assets to secure the debt of such Subsidiary).
4.30    Leases. Other than Residency Agreements and except as set forth on Schedule 4.30, there is no Lease in effect relating to the Facility.
4.31    Ownership and Control of Borrower. The LCS Parent and the Westminster Parent are the sole partners of Borrower and hold the ownership interests of Borrower set forth on Exhibit F to this Agreement. Exhibit F accurately reflects the direct and indirect owners of the LCS Parent and the Westminster Parent.

4.32    Other Indebtedness. Except as set forth on Schedule 4.32, (a) Borrower and its Subsidiaries have no outstanding Indebtedness, secured or unsecured, direct or contingent (including any guaranties), other than: (i) the Existing Mortgage Debt which will be paid in full at Closing, (ii) the Resident Loans, and (iii) Indebtedness which represents trade payables or accrued expenses incurred in the ordinary course of business of owning and operating the Phase I Portion of the Facility and (b) no such outstanding Indebtedness is secured by any assets of Borrower, other than the Resident Loan Lien. The aggregate amount of the outstanding principal balance of the Resident Loans are set forth on Schedule 4.33. Borrower is not in default (beyond applicable notice and cure periods) in its obligations under the Resident Loans, the Resident Loan Lien or any other Indebtedness.
4.33    Completion of Phase I and Construction of Phase 2 Expansion. Borrower has (i) made payment in full or (ii) obtained a waiver of lien from the applicable contractor or materialman for all construction of the Phase I Portion of the Facility and any construction of the Phase 2 Expansion that has been commenced prior to the Closing Date.
4.34    Compliance with CC&Rs. Borrower represents as follows with respect to that certain Declaration of Use Restriction (Parcel 9.I) made as of September 23, 2004 by and among the State of Arizona, through the State Land Commissioner, and R.O.I. Properties, LLC as successor in interest to Northeast Phoenix Partners, an Arizona general partnership (the “Master Developer”), recorded on November 4, 2004, in Maricopa County at Recording No. 2004-1298535, as amended by that certain First Amendment recorded February 7, 2007 in Maricopa County at Recording No. 2007-0158778, and that certain Second Amendment recorded December 14, 2007 in Maricopa County at Recording No. 2007-1311877 (collectively, as amended, the “Declaration”):
(a)    To Borrower’s knowledge, the Declaration has not been amended or modified except for the recorded amendments described above.
(b)    All plans and specifications for the Facility provided by Borrower to date, including the plans and specifications for the Phase 2 Expansion, have been approved by Master Developer and, to the Borrower’s knowledge, the Master Developer is the sole party whose approval of such plans and specifications is required under the Declaration.
(c)    Pursuant to Section 3(c) of the Declaration, the Desert Ridge Community Association (the “Association”), which, to the Borrower’s knowledge, is the “Association” as such term is defined in the Declaration, has required the Borrower to assume the obligations set forth on Schedule 4.34. To the extent that Borrower is responsible for any of the obligations described on Section 4.34, there are no outstanding maintenance fees or defaults and such obligations have been completed as required by the Declaration to the extent required to be completed.
(d)    (A) neither Master Developer nor the Association has an existing lien on the Property and (B) Borrower does not have any knowledge that any statement of facts or condition exists which, with the passage of time or the giving of notice, or both, which would reasonably be expected to entitle Master Developer or the Association to file a lien on the Land, in each case pursuant to the Declaration.

(e)    Borrower has not received any written notice from the Master Developer or the Association stating that there are any existing defaults under the Declaration with respect to the Land or the Facility and, to the knowledge of the Borrower, no statement of facts or condition exists which, with the passage of time or the giving of notice, or both, would reasonably be expected to constitute a default by the Borrower under the Declaration
ARTICLE 5
COVENANTS OF BORROWER
While this Agreement is in effect, and until Lender has been paid in full the principal of and interest on all Advances made by Lender hereunder and under the other Loan Documents, Borrower agrees to comply with, observe and keep the following covenants and agreements:
5.1    Completing Construction. Borrower shall not commence any vertical construction of the Phase 2 Expansion prior to issuance of the Building Permit. Borrower shall obtain the Building Permit and shall commence such construction of the Phase 2 Expansion no later than the Construction Commencement Date. Borrower shall become a party to no Material Contract for the performance of any work with respect to the Project or for the supplying of any labor, materials or services for construction of the Phase 2 Expansion, other than the General Contract, the Architect’s Agreement, the Development Agreement, and contracts for furniture, fixtures and equipment that are not entered into under the General Contract, except upon such terms and with such parties as shall be approved in writing by Lender which approval shall not be unreasonably withheld, conditioned or delayed. No approval by Lender of any contract or change order shall make Lender responsible for the adequacy, form or content of such contract or change order. Borrower shall expeditiously complete and fully pay for the development and construction of the Phase 2 Expansion in a good and workmanlike manner and in accordance with the Plans submitted or to be submitted to and approved by Lender, and in compliance with all applicable Governmental Requirements, and any covenants, conditions, restrictions and reservations applicable thereto so that Completion of the Phase 2 Expansion occurs on or before the Completion Date. Borrower assumes full responsibility for the compliance of the Plans and the Project with all Governmental Requirements, covenants, conditions, restrictions and renovations, and with sound building and engineering practices, and, notwithstanding any approvals by Lender, the Lender shall have no obligation or responsibility whatsoever for the Plans or any other matter incident to the Project or the construction of the Phase 2 Expansion. Borrower shall correct or cause to be corrected (a) any defect in the Phase 2 Expansion, (b) any departure in the construction of the Phase 2 Expansion from the Plans or Governmental Requirements, and (c) any encroachment by any part of the Phase 2 Expansion or any other structure located on the Land on any building line, easement, property line or restricted area. Borrower shall cause all roads necessary for the utilization of the Phase 2 Expansion for its intended purposes to be completed and dedicated (if dedication thereof is required by any Governmental Authority), the bearing capacity of the soil on the Land to be made sufficient to support the Phase 2 Expansion, and sufficient local utilities to be made available to the Phase 2 Expansion and installed at costs (if any) set out in the Project Budget, on or before the Completion Date.
5.2    Changing Costs, Scope or Timing of Work. Borrower shall deliver to Lender a revised Sworn Construction Cost Statement showing any changes in or variations from the original

Sworn Construction Cost Statement, promptly after any changes become known to Borrower if such changes involve net changes in the same cost category of more than $500,000, individually or in the aggregate, as reflected in the materials submitted with any Draw Request. Borrower shall deliver to Lender a revised construction schedule, within fifteen (15) days after any target date set forth therein has been delayed by ten (10) consecutive days or more, or when the aggregate of all such delays equals thirty (30) days or more.
Borrower shall promptly furnish to each of Lender and the Inspecting Consultant a copy of all changes or modifications to the previously-approved Plans, contracts or subcontracts for the Project, prior to or, with respect to change orders that do not require the consent of Lender, promptly following incorporation of any such change or modification into the Project. No work may be performed pursuant to any change order or pending change order prior to Lender’s approval if such approval is required by this Agreement. Borrower shall not make or consent to any change or modification in such Plans, contracts or subcontracts, and no work shall be performed with respect to any such change or modification, without the prior written consent of Lender, not to be unreasonably withheld or delayed, if such change or modification would (i) in any material way alter the design or structure of the Phase 2 Expansion, (ii) change in any material way the area of the Phase 2 Expansion that is available for use and occupancy by Residents pursuant to the Residency Agreements, (iii) change the square footage of the Project, (iv) change the number of units in the Phase 2 Expansion as reflected in the approved Plans or (v) increase any cost set forth in the General Contract by more than $500,000 individually or in the aggregate for the period since the last Draw Request. For avoidance of doubt, Borrower may make or consent to any change or modification in the Plans, contracts or subcontracts, and perform work with respect to, any change or modification without Lender’s consent if such change or modification does not fall into one of the categories described in the immediately foregoing sentence. Any and all changes and modifications permitted with or without Lender’s consent under this Section 5.2 shall be in addition to any reallocations occurring with or without Lender’s consent under Section 3.1(c) hereof.
5.3    Paying Costs of the Project and the Loans. Borrower shall pay and discharge, when due, all taxes, assessments and other governmental charges upon the Facility or with respect to the Project, as well as all claims for labor and materials which, if unpaid, might become a lien or charge upon the Facility; provided, however, notwithstanding the foregoing, Borrower shall have the right to contest the amount, validity and/or applicability of any of the foregoing at its own expense by appropriate proceedings pursued in good faith so long as any penalties or other adverse effect of its nonperformance shall be stayed or otherwise not in effect, or a cash escrow deposit equal to all such contested payments and potential penalties or other charges shall have been established with Lender if determined to be reasonably necessary by Lender. In addition to the other fees and costs specifically provided herein, Borrower shall pay the reasonable fees of Lender’s review of any Appraisal, and shall also pay all reasonable, documented, third party out-of-pocket costs and expenses of Lender in connection with the preparation and review of the Loan Documents, and any amendments thereto, and the making, closing, and/or repayment of the Loans, including but not limited to the reasonable fees of Lender’s attorneys (excluding, however, the fees of any in-house attorneys or legal reviewers), fees of the Inspecting Consultant, Appraisal fees, title insurance costs, disbursement expenses, and all other reasonable, documented costs and expenses payable to third parties incurred by Lender, or Borrower in connection with the Loans. Such costs and expenses shall be so paid by Borrower whether or not the Loans are fully advanced or disbursed.
5.4    Using Proceeds of the Loans. Borrower shall use the Loan A Phase 1-IF Amount to refinance the Existing Mortgage Debt and to pay remaining construction costs relating to the construction of the Phase 1-IF Portions of the Facility in accordance with the Project Phase 1-IF Budget. Borrower shall use the proceeds of Loan B and the Loan A Phase 2 Amount solely to pay, or to reimburse Borrower for paying, the approved hard and soft costs of developing and constructing the Phase 2 Expansion as set forth in the Project Budget. Borrower shall take all commercially reasonable steps necessary to assure that proceeds of the Loans are used by its contractors and subcontractors to pay such costs and expenses which could otherwise constitute a mechanic’s lien claim against the Facility, and if a mechanic’s lien is imposed, shall take the actions specified in Section 5.3. Borrower shall not use the proceeds of the Loans for any other purpose.
5.5    Keeping of Records. Borrower shall set up and maintain accurate and complete books, accounts and records pertaining to the Facility and the Project in a manner reasonably acceptable to Lender and to the Title Company. Borrower will permit representatives of Lender, the Inspecting Consultant and the Title Company to have free access to and to inspect and copy such books, records and contracts of Borrower and to discuss Borrower’s affairs, finances and accounts with any of its principal officers, all at such times and, except during the continuance of an Event of Default, upon reasonable prior notice, as often as may reasonably be requested. Except during the continuance of an Event of Default, the Lender shall use good faith efforts to provide at least three (3) Business Days’ advance notice and the Lender acknowledges that certain employees of the Borrower may not be available to speak with the Lender or its consultants or representatives if less than three (3) Business Days’ notice is provided. Any such inspection by Lender and/or the Inspecting Consultant shall be for the sole benefit and protection of Lender, provided that at Borrower’s request, Lender shall disclose to Borrower, without warranty or representation of any kind, the results thereof to Borrower.
5.6    Providing Updated ALTA Surveys. Upon completion of the foundation(s) of the Phase 2 Expansion and at such other times as Lender may reasonably deem appropriate, Borrower shall furnish to Lender, at Borrower’s expense, two (2) copies of a certified survey, certifying that the Phase 2 Expansion is constructed within the property lines of the Land, does not encroach upon any easement affecting the Land and complies with all applicable Governmental Requirements relating to the location of improvements, along with an endorsement to the Title Policy bringing forth the effective date thereof to the date of said survey without exception therefor.
5.7    Maintaining Insurance Coverage. Borrower shall, at all times until the Notes and all other sums due from Borrower to Lender have been fully repaid, maintain, or cause to be maintained, in full force and effect (and shall furnish to Lender copies of), insurance coverages complying with the provisions of Exhibit E, attached hereto and made a part hereof by this reference. In the event Borrower does not maintain the insurance required hereby, Lender shall have the right, but not the obligation, on written notice to Borrower and without regard to the expiration of any cure periods set forth in Article 6 hereof, to make a Protective Advance pursuant to Section 7.1 and to purchase such insurance on Borrower’s behalf (the “Lender Insurance Cure”). In the event

Lender exercises the Lender Insurance Cure, Lender shall provide Borrower with a copy of the applicable insurance policy so purchased by Lender.
5.8    Transferring, Assigning, Conveying or Encumbering the Facility. Except for Permitted Encumbrances and the Resident Loan Lien, without the prior written consent of Lender, which consent may be withheld in Lender’s sole discretion, Borrower shall not voluntarily or involuntarily agree to, cause, suffer or permit any sale, conveyance, mortgage, grant, lien, encumbrance, security interest, pledge, assignment or transfer of the Land, the Facility or any part or portion thereof, or any of the Collateral (as defined in the Security Agreement). The consent by Lender to any transfer shall not be construed as relieving Borrower from obtaining the express prior written consent of Lender to any further transfer as described above or as releasing Borrower from any liability or obligation hereunder, whether or not then accrued or thereafter arising. The prohibition of this Section 5.8 includes without limitation, any Change in Control of Borrower.
5.9    Complying with the Loan Documents and Other Documents. Borrower shall comply with and perform all of its obligations under the Loan Documents and the Resident Loan Lien and all of its material obligations under all other contracts and agreements to which Borrower is a party relating to the ownership, occupancy, use, development, construction or management of the Facility, and shall comply with all reasonable requests by Lender which are consistent with the terms thereof.
5.10    Appraisals. Borrower agrees that Lender shall have the right to obtain, at Borrower’s expense, an Appraisal of the Facility which shall be prepared by an appraiser selected by Lender and in substantial conformance with standard appraisal practices in the senior housing industry, at any time that (a) an Event of Default shall have occurred and be continuing hereunder, (b) such Appraisal is required by then-current lending or other laws or regulations or accounting standards applicable to Lender, or (c) a Material Adverse Occurrence has occurred as to Borrower or the Facility. In the event that Lender shall elect to obtain such an Appraisal, Lender may immediately commission an appraiser acceptable to Lender, at Borrower’s cost and expense, to prepare the Appraisal and Borrower shall fully cooperate with Lender and the appraiser in obtaining the necessary information to prepare such Appraisal. In the event that Borrower fails to cooperate with Lender in obtaining such Appraisal or in the event that Borrower shall fail to pay for the cost of such Appraisal within ten (10) days following demand, such event shall constitute an Event of Default hereunder and Lender shall be entitled to exercise all remedies available to it hereunder. In the event such Appraisal is required by reason of the damage or destruction of a portion of the Facility, the fair market value shall be calculated on the Facility after restoration of the Facility and assuming the same operations are conducted following restoration as were conducted prior to the damage or destruction.
5.11    Reporting Requirements. Borrower shall furnish to Lender the following:
(a)    Financial Statements. As soon as available and in any event within 120 days after the close of each Fiscal Year of Borrower, a balance sheet and related statements of income, retained earnings and cash flow of Borrower, as at the end of and for such Fiscal Year, audited by an Independent Public Accountant acceptable to Lender and prepared on a GAAP basis (or another accounting basis reasonably acceptable to Lender) consistently applied, and accompanied by a written statement of an Authorized Officer of Borrower stating that he/she has no knowledge of the occurrence of any event which constitutes a Default or an Event of Default under this Agreement, and, if so, stating in reasonable detail the facts with respect thereto.
(b)    Tax Returns. Upon Lender’s request at any time an Event of Default exists, copies of Borrower’s (or if Borrower is a “disregarded entity” for federal income tax purposes, Borrower’s parent entity’s) filed federal income tax returns, certified to be true and correct copies.
(c)    Construction Statements. If not provided in a Draw Request, as soon as available and in any event within ten (10) days after the close of each calendar month prior to the Completion Date, starting with the first (1st) calendar month after the Construction Commencement Date, a Construction Statement for the Project for the preceding calendar month, which shall set forth the amount spent from the Project Budget for the preceding calendar month and specifically note all variations from the current Project Budget. The Construction Statements shall be certified as true, correct and complete by Borrower.
(d)    Monthly Reporting Statements. As soon as available, but in any event no later than thirty (30) days after the end of the preceding month, the Monthly Reporting Statement.
(e)    Quarterly Reporting Statements. As soon as available, but in any event no later than forty five (45) days after the end of the preceding calendar quarter, other than the fourth quarter, the Quarterly Reporting Statement.
(f)    Operating Budgets. No later than December 1 of each year commencing with December 1, 2019, Borrower shall provide an Operating Budget for the Facility for the next succeeding year.
(g)    Certificate of Compliance. Within forty five (45) days after the end of each calendar quarter, a Certificate of Compliance in the form attached hereto as Exhibit G signed by an Authorized Officer of Borrower.
(h)    Litigation and Other Proceedings. Promptly in writing, notice of (i) all litigation against Borrower in which the amount sought to be recovered exceeds $100,000, except in cases when the claim is covered by insurance and the insurance company has agreed to assume the defense of the claim, and (ii) all proceedings before any governmental or regulatory agency affecting Borrower which, if adversely determined, would constitute a Material Adverse Occurrence as to Borrower.
(i)    Defaults. Within five (5) Business Days after the occurrence of any event actually known to Borrower which constitutes an Event of Default hereunder or under any other Indebtedness or would reasonably be expected to constitute an Event of Default hereunder or thereunder with the giving of notice or the lapse of time, or both, notice of such occurrence, together with a detailed statement of the steps being taken to cure such event.

(j)    Capital Expenditure Compliance Certificate. Within ninety (90) days after the end of each Fiscal Year, a certificate of compliance certified by an Authorized Officer of Borrower stating (i) the amount of Capital Expenditures made during the prior Fiscal Year and (ii) the amount, if any, to be deposited into the Escrow Account for a Targeted Expenditure Shortfall pursuant to Section 5.26. Within thirty (30) days after a request from Lender, Borrower shall provide to Lender copies of invoices or other supporting documentation for the Capital Expenditures reflected in each such annual certificate of compliance.
(k)    Notice to Authorities. Concurrently with any material notice from Borrower or Manager to any Governmental Authority, copies of such notice. Without limiting the foregoing, Borrower shall, concurrently with Borrower’s or Manager’s delivery to any Governmental Authority, furnish to Lender copies of any and all: (i) billing rate calculation reports and audit adjustment summary cost reports furnished as a result of cost reports filed for the Facility, (ii) any amendments filed with respect to such reports, and (iii) all audit reports with respect to such reports;
(l)    Notice of Violation. Promptly upon Borrower’s or Manager’s receipt of any material written notice from, or the taking of any other action by, any Authority with respect to a claimed violation or deficiency of a Governmental Requirement, a detailed statement by Borrower or Manager specifying the notice given or other action taken by such Governmental Authority, the nature of the claimed violation and what action Borrower or Manager is taking or proposes to take with respect thereto. Without limiting the foregoing, Borrower shall promptly supply to Lender upon Borrower’s, or Manager’s receipt of same copies from any Governmental Authority, including without limitation, state regulatory agencies or accreditation bodies, of all material healthcare facility surveys, inspections, reports and any statement of deficiencies, together with a copy of the plan of correction generated from such survey or report, for the Facility within ten (10) days of the time period required by the particular Governmental Authority for furnishing a plan of correction. Within five (5) days of the receipt by Borrower or Manager, furnish to Lender any and all written notices from any Governmental Authority that the Facility’s license or the Medicare certification, if applicable, is being downgraded to a substandard category, revoked or suspended, or that action is pending or being considered to downgrade to a substandard category, revoke or suspend the Facility’s license or certification;
(m)    Malpractice Matters. Promptly upon Borrower’s or Manager’s receipt, written notice of the filing of any medical malpractice action against Borrower seeking damages in excess of $50,000.00, except in cases when the claim is covered by insurance and the insurance company has agreed to assume the defense of the claim; provided, that, upon Lender’s request, Borrower will provide Lender written notice of all filings of any medical malpractice action against Borrower seeking damages in excess of $50,000.00;
(n)    Other Information. From time to time, with reasonable promptness, such further information regarding the business, affairs and financial condition of Borrower,

Manager, Developer and Guarantor as Lender may reasonably request, to the extent such information is readily obtainable by Borrower.
To the extent required by applicable law, regulation or stock exchange rule, Borrower agrees that any financial statements of Borrower required to be delivered to Lender may, without prior notice to or consent of Borrower, be included and disclosed, to the extent required by applicable law, regulation or stock exchange rule, in offering memoranda or prospectuses, or similar publications in connection with syndications, private placements or public offerings of Lender’s (or the entities directly or indirectly controlling Lender) securities or interests, and in any registration statement, report or other document required to be filed under applicable federal and state laws, including those of any successor to Lender. Borrower agrees to provide such other reasonable financial and other information necessary to facilitate a private placement or a public offering of Lender’s securities or to satisfy the SEC or regulatory disclosure requirements. Borrower agrees to use commercially reasonable efforts to cause its independent auditors or accountants, as applicable, at Lender’s cost, to consent, in a timely manner, to the inclusion of their audit or review report, as applicable, issued with respect to such financial statements in any registration statement or other filing under federal and state laws and to provide the underwriters participating in any offering of securities or interests of Lender (or the entities directly or indirectly controlling Lender) with a standard accountant’s “comfort” letter with regard to the financial information of Borrower included or incorporated by reference into any prospectus or other offering document. Any financial statements of Guarantor required to be delivered to Lender may not be disclosed by Lender except with prior notice to, and except to the extent inclusion or disclosure is required by law, with prior consent of, Guarantor.
Lender shall have the right, from time to time during normal business hours with reasonable notice to Borrower, itself or through any attorney, accountant or other agent or representative retained by Lender, to examine the Facility and to audit (at the expense of Borrower) all financial and other records and pertinent corporate documents of Borrower at the office of Borrower or such other Person that maintains such records and documents, not more than once each calendar quarter during the Term while no Event of Default exists; provided that no limitation contained herein shall limit Lender’s right to make periodic site visits to the Facility. Borrower hereby agrees to reasonably cooperate with any such examination or audit.
5.12    Financial Covenants.
(a)    Debt Service Coverage Ratio. Borrower shall maintain at all times, a Debt Service Coverage Ratio of at least 1:25 to 1:00.
(b)    Days Cash on Hand. At all times, subject to adjustment based on quarterly testing, during the term of this Agreement, Borrower shall have Days Cash on Hand equal to or greater than the Days Cash on Hand Requirement.  Compliance with the requirements of this Section shall be tested on the basis of the financial statements required by Section 5.11(a) and Section 5.11(e) for each applicable period then ending. Cure Right. Compliance with the Debt Service Coverage Ratio and the Days Cash on Hand requirement shall be measured quarterly commencing with the first calendar quarter ending after the Closing Date and reflected on the Certificate of Compliance delivered pursuant to Section 5.11(g)

or as calculated by Lender based on the Quarterly Reporting Statement in the absence of a timely delivered Certificate of Compliance. Notwithstanding the foregoing, Borrower shall not be deemed in violation of the terms of Section 5.12(a) hereof if, at the end of any quarter, Borrower’s Debt Service Coverage Ratio is less than the required coverage set forth in Section 5.12(a), if within thirty (30) days after such determination, Borrower either (i) makes a prepayment of the Loans to the extent permitted hereunder and subject to any Prepayment Fee provided herein, or (ii) deposits additional cash collateral to be held by Lender in the Escrow Account, in each case in an amount equal to the Covenant Make-Whole Amount (as defined below). Further, Borrower shall not be deemed in violation of the terms of Section 5.12(b) hereof if, at the end of any quarter, Borrower does not have Days Cash on Hand equal to or greater than the Days Cash on Hand Requirement if, within thirty (30) days after such determination, Borrower receives an equity investment in cash in an amount equal to the difference between the Days Cash on Hand Requirement and Borrower’s actual Days Cash on Hand (such amount, the “Cash Deficiency Amount”) as determined by Lender in its sole discretion. Lender shall promptly release any Covenant Make Whole Amounts held by Lender in the Escrow Account to Borrower upon receipt of a certificate of an Authorized Officer of Borrower which reflects compliance with both the Debt Service Coverage Ratio and the Days Cash on Hand requirement set forth in Sections 5.12(a) and 5.12(b) for two consecutive calendar quarters. Any portion of the Covenant Make-Whole Amounts not previously released to Borrower shall be refunded to Borrower upon payment of the Loans and satisfaction of all other obligations under this Agreement.
(c)    Covenant Make-Whole Amount. For purposes of Section 5.12(c), the “Covenant Make-Whole Amount” shall mean a payment into the Escrow Account in an amount that, if it had been included in Net Operating Income as of the date of determination would have enabled the Debt Service Coverage Ratio to be not less than the amount set forth in Section 5.12(a) as of the end of such period. The Covenant Make-Whole Amount shall be determined by Lender in its sole discretion and be binding absent manifest error.
5.13    Taxes and Claims. Borrower shall pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it prior to the date on which penalties attached thereto, and all lawful claims which, if unpaid, might become a lien or charge upon any properties of Borrower (including, without limitation, the Facility); provided that Borrower shall not be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings.
5.14    Compliance with Applicable Laws. Borrower shall promptly and faithfully comply with, conform to and obey all present and future Governmental Requirements and all Environmental Laws; provided, however, that Borrower shall have the ability to contest any alleged failure to conform to or comply with such Governmental Requirements so long as such obligations shall be contested by appropriate proceedings pursued in good faith and any penalties or other adverse effect of its nonperformance shall be stayed or otherwise not in effect, or a cash escrow deposit equal to all such contested payments and potential penalties or other charges shall have been established with Lender if determined to be reasonably necessary by Lender.

5.15    Notice. Borrower shall give prompt written notice to Lender (a) of any action or proceeding instituted by or against Borrower, in any federal or state court or before or by any commission or other regulatory body, federal, state or local, or any such proceedings threatened against Borrower which, if adversely determined, would reasonably be expected to result in a Material Adverse Occurrence as to Borrower, and (b) of any Event of Default describing the same and stating the date of commencement thereof, what action Borrower proposes to take with respect thereto, and the estimated date, if known, on which such action will be taken.
5.16    Merger, Consolidation and Transfers of Equity. Borrower shall not (a) merge or consolidate into any Person or permit any other Person to merge into it, (b) transfer or consent to a transfer that results in a Change of Control or (c) allow any Person to become Minority Partner unless such Person has entered into a Partnership Pledge Agreement.
5.17    Distributions. If an Event of Default has occurred and is continuing or if Borrower would be in violation of the Days Cash on Hand requirement as the result of making a distribution, Borrower shall not, directly or indirectly, (a) make any distribution of money or property to any Related Party, or (b) make any loan or advance to any Related Party, or (c) pay any principal or interest on any indebtedness due any Related Party, or (d) pay any fees or other compensation to itself or to any Related Party, without in each case obtaining Lender’s prior written consent thereto. Notwithstanding the foregoing, upon the sale by the Sagewood Land Subsidiary of all or any portion of the real property owned by such Subsidiary as of the Closing Date, the Borrower may distribute any proceeds it receives from such sale to its partners without restriction.
5.18    Construction Permits and Licenses. Borrower shall promptly obtain and comply with all necessary licenses, permits and approvals from and satisfy as and when due the requirements of, all Governmental Authorities necessary to commence and complete construction of the Phase 2 Expansion.
5.19    Patriot Act. Borrower shall not, and shall not permit Guarantor or any of Borrower’s or Guarantor’s respective Affiliates or agents to (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person; (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224, the USA Patriot Act or any other Anti-Terrorism Law. Borrower shall deliver to Lender any certification or other evidence requested from time to time by Lender in its sole discretion, confirming Borrower’s compliance with this Section.
5.20    Related Party Transactions. Except for Permitted Affiliated Agreements, Borrower shall not enter into, or be a party to, any contract or other transaction with a Related Party without the prior written consent of Lender.
5.21    Leases. Other than rights of tenants or patients under Residency Agreements and the leases set forth in Schedule 4.30 (including, in each case, any renewal rights), Borrower shall not enter into any Lease unless (a) Lender shall have given its prior written consent thereto, and (b)

such Lease is to be subordinate to the lien, operation and effect of the Deed of Trust pursuant to a subordination, non-disturbance and attornment agreement satisfactory to Lender. Upon execution and delivery of any Lease, Borrower shall deliver to Lender a fully-executed copy thereof. Notwithstanding anything contained in the Loan Documents, Lender will not unreasonably withhold consent to any Lease provided (i) the leased premises are not in excess of 5,000 square feet individually or 10,000 square feet in the aggregate, and (ii) tenant is providing services or goods incidental to Borrower’s business.
5.22    Debt; Operations and Fundamental Changes of Borrower. Until the full payment and performance of all of Borrower’s obligations under this Agreement and the Loan Documents, Borrower shall not acquire an interest in any additional Subsidiary and Borrower and its Subsidiaries:
(a)    will not own any asset other than (i) the Facility and (ii) incidental personal property necessary for the ownership, operation, management and financing of the Facility and (iii) in the case of the Subsidiaries, the real property owned as of the Closing Date and incidental personal property necessary for conducting the business described on Schedule 4.29;
(b)    will not incur any Indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (i) the Loans, (ii) Resident Loans which are made pursuant to Residency Agreements, (iii) trade payables or accrued expenses incurred in the ordinary course of business of constructing the Phase 2 Expansion or operating the Facility, (iv) in the case of the Subsidiaries, the indebtedness that is currently outstanding as of the Closing Date and any refinancing of such indebtedness; and will not amend or modify the terms of any outstanding Resident Loans without Lender’s prior written approval;
(c)    will not permit the Land, the Facility or any portion thereof, or any of the Collateral (as defined in the Security Agreement) to secure any Indebtedness whatsoever (senior, subordinate or pari passu) other than the Loans and the Resident Loans pursuant to the Resident Loan Lien;
(d)    in the case of Borrower only, will not make any loans or advances to any third party (including any Affiliate or constituent party), and will not acquire obligations or securities of its Affiliates and without limiting the generality of the foregoing, Borrower will not use any funds for the benefit of any Subsidiary, make any advances or loans to any Subsidiary, or assume, guaranty or become liable in any way for any obligations of any Subsidiary, or pledge any assets to secure any obligations of any Subsidiary (other than the pledge by a Subsidiary of such Subsidiary’s assets to secure obligations of such Subsidiary);
(e)    in the case of Borrower only, will remain solvent and pay its debts and liabilities from Borrower’s assets as the same shall become due;
(f)    in the case of Borrower only will at all times hold itself out to the public as a legal entity separate and distinct from any other entity (including any Affiliate of Borrower or any constituent party of Borrower), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its Affiliates as a division or part of the other;
(g)    in the case of Borrower only, will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;
(h)    in the case of Borrower only, will not commingle its funds and other assets with those of any Affiliate or constituent party of Borrower or any other Person, and will hold all of its assets in its own name; and
(i)    will not make any material amendments to the Borrower’s Organizational Documents without the Lender’s consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that, any amendment which adversely affects Lender’s rights under the Partnership Pledge Agreement shall be deemed a material amendment for which Lender may withhold its consent in its sole and absolute discretion.
5.23    Accessibility Regulation. Borrower shall materially comply with all Accessibility Regulations which are applicable to the Facility. At any time, and from time to time, that there is an Event of Default which is continuing or Lender reasonably believes the Facility is or is likely to be in violation of the Accessibility Regulations, if Lender so requests, Borrower shall have any Accessibility Regulation compliance report heretofore provided by Borrower to Lender updated and/or amplified, at Borrower’ sole cost and expense, by the person or entity which prepared the same, or shall have such a report prepared for Lender, if none has previously been so provided.
5.24    Condition Material Adverse Occurrence. If Lender determines that a Condition Material Adverse Occurrence has occurred and is continuing, Borrower, upon Lender’s written request, shall confer with Lender respecting such Condition Material Adverse Occurrence on a regular basis while such Condition Material Adverse Occurrence is continuing, and provide such information as Lender may reasonably request with respect to such occurrence, including without limitation evidence with respect to Borrower’s and Guarantor’s continued ability to perform it obligations under the Loan Documents, provided the foregoing shall not limit Lender’s rights in the event of a Material Adverse Occurrence or other Event of Default.
5.25    Maintenance. Borrower shall:
(a)    Preserve and maintain its existence, rights and privileges in Iowa;
(b)    Qualify and remain qualified in each jurisdiction in which such qualification is necessary in view of its business and operations, including but not limited to the state of Arizona;
(c)    Maintain the Facility in commercially reasonable, good and workable condition at all times and make all repairs, replacements, additions and improvements to the Facility reasonably necessary and proper to ensure that the business carried on in connection with Facility may be conducted properly and efficiently at all times;

(d)    Maintain all licenses, registrations, Medicare contracts, other contracts to provide assisted living, memory care, skilled nursing care and outpatient treatment services, permits, certificates, consents, accreditations, approvals, franchises, rights or other governmental authorizations necessary for the ownership and/or operation of the Facility and the conduct of business in connection therewith if the failure to maintain the same would result in a Material Adverse Occurrence, including without limitation and if applicable, full participation in Medicare for existing patients and for new patients to be admitted with Medicare coverage and maintenance of provider agreements issued by Governmental Authorities;
(e)    Maintain all Reimbursement Contracts, if applicable, in full force and effect with respect to the Facility; and
(f)    Continue to operate the Facility in the manner and scope conducted on the date of this Agreement taking into account the proposed Phase 2 Expansion of the Facility, not voluntarily reduce the number of units or residents for which the Facility has licenses to operate and not close any units or beds in the Facility, without the prior written consent of Lender, not change its form of resident agreement from that previously approved by Lender or deviate from the “Entrance Fee” model provided for therein, in each case without Lender’s prior written consent, and not take any action which would require it to obtain a Certificate of Need in order to lawfully operate the skilled nursing beds included in the Facility.
5.26    Minimum Capital Expenditures. Borrower shall incur Capital Expenditures during each Fiscal Year with respect to the Facility in an aggregate amount equal to the Targeted Expenditure Amount. In the event Borrower fails during any Fiscal Year to make Capital Expenditures in an amount equal to the Targeted Expenditure Amount, immediately upon Lender’s request, Borrower shall deliver to Lender for deposit into the Escrow Account the amount of such shortfall (the “Targeted Expenditure Shortfall”), subject to Borrower’s right to thereafter request disbursement from the same pursuant to this Section. In the event Lender reasonably determines that a particular Capital Expenditure should be made by Borrower in order to ensure that the Facility is maintained and/or repaired in accordance with the requirements of this Agreement, Lender shall provide Borrower notice of its determination and request that Borrower undertake the requested repair. In the event Borrower does not commence the requested repair within thirty (30) days, Lender shall have the right, but not the obligation, in the exercise of its sole discretion, to expend such sums on behalf of Borrower in order to complete the requested repair. Lender shall provide Borrower with written notice in the event Lender exercises its expenditure rights under this Section 5.26, provided that the failure of Lender to provide such notice shall not affect Lender’s rights hereunder in any respect. Whenever Borrower desires to request a disbursement from the Escrow Account for the cost of a Capital Expenditure, an Authorized Officer of Borrower shall deliver to Lender the following: (i) a written request that Lender disburse from the Escrow Account a stated amount, (ii) invoices from a third party for the amount for which Borrower is seeking reimbursement, and (iii) cancelled checks or such other certifications and documentation as Lender shall reasonably require (including, without limitation, a certificate of completion or a lien waiver) to evidence the Capital Expenditures for which Borrower is seeking reimbursement or direct payment (the “Release

Documentation”). All Release Documentation shall be subject to Lender’s review and approval. Lender shall, within fifteen (15) days, either (i) approve the Release Documentation as submitted to Lender or (ii) provide an explanation of the basis for Lender’s disapproval of the Release Documentation or any part thereof and a statement of the costs set forth in such Release Documentation that Lender approves as being reimbursable or approved for payment from the Escrow Account. Borrower may make repeated demands for payment from the Escrow Account with respect to Capital Expenditures in accordance with this Section 5.26, but not more frequently than once per calendar month. Any sums remaining in the Escrow Account with respect to Capital Expenditures (a) upon Lender acquiring the Facility through the exercise of its rights following an Event or Default shall be the property of Lender and otherwise (b) upon payment in full of the Loans and termination of this Agreement, shall be delivered to Borrower.
5.27    Management Agreement. Borrower shall not (a) amend or modify the Management Agreement without the prior written consent of Lender, not to be unreasonably withheld or delayed or (b) assign or terminate the Management Agreement or enter into any other Management Agreement (or similar arrangement) under which the right to manage the operations of the Facility is granted to a third party without the prior written consent of Lender, it being understood and agreed that Lender may, in Lender’s sole and absolute discretion, grant, withhold or place conditions upon any consent required by this Section 5.27(b). Further, if Life Care Companies LLC ceases to own directly or indirectly 100% of the voting and economic interests of Manager (a “Manager Change Event”), Lender shall have the right, in its sole and absolute discretion, to either (i) consent to the continuation of the Management Agreement following such Manager Change Event or (ii) require that (A) the Management Agreement be terminated effective as of the closing of the Manager Change Event and (B) within the time frame set forth in Section 6.1(m), Borrower enter into a replacement Management Agreement in form and substance and with a counterparty acceptable to Lender in its sole discretion. If Lender gives notice to Borrower that it is requiring Borrower to terminate the Management Agreement due to a Manager Change Event, Borrower shall have the right (in lieu of effecting such termination) to prepay the Loans in full without payment of a Prepayment Fee provided that such prepayment is completed within 120 days of the notice given by Lender.
5.28    Development Agreement, Architect’s Agreement, General Contract and Material Contracts. Borrower shall not (a) modify, amend or terminate the Development Agreement, the Architect’s Agreement or the General Contract or (b) permit the General Contractor to, or otherwise amend, modify or terminate, any Material Contract with respect to the design, development and/or construction of the Phase 2 Expansion, in each case without the prior written consent of Lender, not to be unreasonably withheld or delayed. Borrower shall not enter into any other Development Agreement, Architect’s Agreement, or General Contract unless such replacement agreement is in form and substance and with a counterparty acceptable to Lender in its sole discretion. Notwithstanding the foregoing, the General Contractor may terminate a Material Contract if the subcontractor thereto is not performing its obligations provided that the General Contractor enters into a replacement Material Contract and provides notice thereof to Lender.
5.29    Representations and Warranties. Borrower will not take any action or fail to take any action which would cause or would reasonably be expected to cause its representations and warranties as set forth in this Agreement to be untrue.

5.30    Escrow Account Pledge Agreement. Promptly following Lender’s request upon the establishment of the Escrow Account in accordance with the terms of this Agreement, Borrower will execute and deliver the Escrow Account Pledge Agreement.
ARTICLE 6
DEFAULTS
6.1    Events of Default. Any of the following events shall constitute an Event of Default under this Agreement:
(a)    Borrower shall default in any payment of principal or interest due according to the terms hereof or of the Notes, and such default shall remain uncured for a period of five (5) days after the payment became due;
(b)    Borrower shall default in the payment of fees or other amounts payable to Lender pursuant to the Loan Documents other than as set forth in subsection (a) above and such default continues unremedied for a period of ten (10) days after notice from Lender to Borrower thereof, provided that in the case of insurance coverage, such default shall be deemed remedied if Lender exercises the Lender Insurance Cure;
(c)    Borrower or Guarantor shall default in the performance or observance of any agreement, covenant or condition required to be performed or observed by Borrower or Guarantor under the terms of this Agreement, the Guaranties or the Indemnity, other than a default described elsewhere in this Section 6.1, and such default continues unremedied for a period of thirty (30) days after notice from Lender to Borrower or Guarantor, as applicable, thereof (or, if such default cannot be cured in such 30-day period, and Borrower or Guarantor, as applicable, is diligently pursuing such cure to Lender’s satisfaction, such longer period of time as is necessary to remedy such default, but in no event longer than thirty (30) days; provided that if such default occurs prior to the Completion Date and relates to a construction-related covenant that in Lender’s reasonable determination is not capable of cure within such 60-day period, then Borrower shall have such additional period not to exceed an additional thirty (30) days to complete such cure, provided (i) such default is curable, (ii) Borrower is diligently pursuing such cure to Lender’s reasonable satisfaction, and (iii) such additional 30-day period will not delay Completion beyond the Completion Date);
(d)    Any representation or warranty made by Borrower in this Agreement or by Borrower or an Affiliate if made in connection with the Loans, in any of the other Loan Documents, or in any certificate or document furnished under the terms of this Agreement or in connection with the Loans, shall be untrue or incomplete in any material respect when made;
(e)    Any representation or warranty made by Borrower in this Agreement when remade or restated hereunder in the Bring Down Certificate in connection with any Advance shall either (i) be untrue or incomplete in any material respect when so remade or restated or (ii) disclose any event, occurrence or fact which would otherwise give rise to an Event of Default under any other provision of this Section 6.1; provided however that the disclosure of any event, occurrence or fact in the Bring Down Certificate shall not serve as a waiver of Borrower’s obligation to comply with any covenant that relates to the subject matter of such disclosure.
(f)    Work on the Project once commenced shall be substantially abandoned, or shall be delayed for any reason whatsoever to the extent that Completion cannot, in the reasonable judgment of Lender, be accomplished prior to the Completion Date;
(g)    Either Borrower, Guarantor or any Subsidiary (in a proceeding in which the Borrower is substantively consolidated with the Subsidiary) shall declare bankruptcy; or shall apply for, consent to, or permit the appointment of a receiver, custodian, trustee or liquidator for it or any of its property or assets; or shall admit in writing its inability to, pay its debts as they mature; or shall make a general assignment for the benefit of creditors or shall be adjudicated bankrupt or insolvent; or shall take other similar action for the benefit or protection of its creditors; or shall give notice to any governmental body of insolvency of pending insolvency or suspension of operations; or shall file a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with creditors, or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, rearrangement, dissolution, liquidation or other similar debtor relief law or statute; or shall file an answer admitting the material allegations of a petition filed against it in any proceeding under any such law or statute; or shall be dissolved, liquidated, terminated or merged; or shall effect a plan or other arrangement with creditors; or shall commence to dissolve, wind-up or liquidate itself; or a trustee, receiver, liquidator or custodian shall be appointed for it or for any of its property or assets (other than a trustee, receiver, liquidator or custodian appointed by Lender) and shall not be discharged within sixty (60) days after the date of his appointment; or a petition in involuntary bankruptcy or similar proceedings is filed against it and is not dismissed within sixty (60) days after the date of its filing.
(h)    Borrower shall cease to continue its current operations in the manner conducted on the date of this Agreement taking into account the proposed Phase 2 Expansion of the Facility;
(i)    A violation of Section 5.16 of this Agreement or Section 11(e) of the Payment Guaranty shall occur.
(j)    Lender shall reasonably determine that the remaining undisbursed proceeds of the Loans are insufficient to fully pay all of the then unpaid costs of the Project and the estimated expenses of Completion (including the applicable retainage), and Borrower fails to either, at Lender’s option (i) deposit with Lender, within five (5) Business Days following demand, sufficient funds to permit Lender to pay said excess costs as the same become payable or (ii) pay said excess costs directly and deliver to Lender unconditional mechanics’ lien waivers therefor (or paid receipts for non-lienable items);
(k)    A default shall occur under any other loan or Indebtedness (including without limitation, the Resident Loans or the Resident Loan Lien) of Borrower and shall remain uncured after any applicable notice or grace period;

(l)    Any of the representations or warranties of Guarantor in the Guaranty shall be untrue, incomplete or misleading in any material respect as of the date made;
(m)    The General Contract, Management Agreement or Development Agreement shall be terminated by either party thereto and Borrower shall fail to enter into replacement agreements in form and substance and with counterparties acceptable to Lender in its sole discretion within thirty (30) days of such termination; provided, that if Borrower is unable to replace such counterparty within such 30-day period, so long as Borrower is diligently pursuing such replacement contract to Lender’s satisfaction, Borrower shall have up to sixty (60) days following such termination to execute a replacement contract meeting the requirements of this Section 6(m);
(n)    The occurrence of an ERISA Event;
(o)    The occurrence of a Material Adverse Occurrence;
(p)    In the event that (i) the Borrower receives written notice from the Department of the revocation of the skilled nursing facility, assisted living facility or outpatient treatment center license required for the operation of any portion of the Facility and does not appeal and diligently pursue such appeal within the time period provided in the notice, (ii) the Borrower is unsuccessful in appealing a notice of revocation given by the Department or receives final notice of the revocation of such skilled nursing facility, assisted living facility or outpatient treatment center license which does not allow for appeal by its terms, or (iii) the Facility is decertified as a provider under Medicare.
(q)    The closure of any material portion of any Facility, other than during a period of repair or reconstruction following damage or destruction thereto or a taking or condemnation of any material portion of the Facility by eminent domain proceeding except as otherwise specifically permitted by the terms of the Loan Documents;
(r)    The sale or transfer, without Lender’s consent, of all or any portion of any certificate of need, bed rights or other similar certificate or license relating to the Facility;
(s)    Any other material suspension, termination or restriction placed upon Borrower, any license to operate the Facility or the ability to admit residents or patients (e.g., an admissions ban or non-payment for new admissions by Medicare resulting from an inspection survey); provided, however, if any such material suspension or restriction is curable by Borrower and if Borrower promptly commences such cure and thereafter diligently pursues such cure to the completion thereof, such material suspension or restriction shall not constitute an Event of Default unless it is not cured prior to the earlier of: (i) the time period in which the applicable governmental agency has given Borrower to undertake corrective action, or (ii) sixty (60) days after the occurrence of any such material suspension or restriction; or
(t)    Borrower shall be in default under any term, covenant or condition of any of the Notes or of any of the other Loan Documents, other than a default described elsewhere in this Section 6.1, and such default remains uncured or unwaived after the expiration of any notice or grace period provided therein.
6.2    Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, unless such Event of Default is subsequently waived in writing by Lender, Lender may exercise any or all of the following rights and remedies, consecutively or simultaneously, and in any order:
(a)    make one or more Advances of proceeds of the Loans without liability to make any subsequent Advance;
(b)    suspend the obligation of Lender to make Advances under this Agreement, without notice to Borrower;
(c)    declare that the Commitment is terminated whereupon the Commitment shall terminate;
(d)    declare the entire unpaid principal balance of the Notes to be immediately due and payable, together with accrued and unpaid interest on such Notes and the applicable Exit Fees, without notice to or demand on Borrower;
(e)    subject to any required notice provisions in the Partnership Interest Pledge Agreement, exercise any or all remedies specified herein and in the other Loan Documents, including (without limiting the generality of the foregoing) the right to foreclose under the Deed of Trust or Partnership Interest Pledge Agreements, and/or any other remedies which it may have therefor at law, in equity or under statute;
(f)    cure the Event of Default on behalf of Borrower, and, in doing so, enter upon the Facility, and expend such sums as it may deem desirable, including reasonable attorneys’ fees, all of which shall be deemed to be Advances hereunder, even though causing the Loans to exceed the face amount of the Notes, shall bear interest at the Default Rate provided herein and shall be payable by Borrower on demand;
(g)    apply to a court of competent jurisdiction for the appointment of a receiver to take possession of the Property; and/or
(h)    except with respect to an Event of Default under Section 6.1(k), declare an Event of Default under any agreement to which Lender and Borrower are parties, whether or not such agreement concerns the transactions contemplated by this Agreement, and may effectuate any remedies provided for in such agreement, it being understood and agreed that Lender may not exercise the remedies set forth in this subsection (h) with respect to an Event of Default under Section 6.1(k) hereof.
6.3    Completion of Project by Lender. In addition, in case of the occurrence and continuance of an Event of Default specified in Section 6.l(f) hereof, or any Event of Default caused by, or which results in, Borrower’s failure, for any reason, to continue with construction of the Phase

2 Expansion as required by this Agreement, then Lender may (but shall not be obligated to), in addition to, or in concert with, the other remedies referred to above, take over and complete construction of the Phase 2 Expansion in accordance with the Plans, with such changes therein as Lender may in its reasonable discretion deem necessary and appropriate to comply with applicable law or to correct any deficiencies in construction (without, in either case, modifying the scope or character of the Phase 2 Expansion contemplated by the Plans), all at the risk, cost and expense of Borrower whether or not such costs and expenses are in excess of the remaining Loan proceeds. In connection with this undertaking, Lender may in its sole discretion and in good faith assume or reject any contracts entered into by Borrower in connection with the Project, may enter into additional or different contracts for work, services, labor and materials required, in the judgment of Lender, to complete the Project, and may pay, compromise and settle all claims in connection with the Project. All sums, including reasonable attorneys’ fees, and charges or fees for supervision and inspection of the construction and for any other necessary or desirable purpose in the discretion of Lender expended by Lender in completing or attempting to complete the Project (whether aggregating more, or less, than the aggregate face amount of the Notes), shall be deemed Advances made by Lender to Borrower hereunder, and Borrower shall be liable to Lender, on demand, for the payment of such sums, together with interest on such sums from the date of their expenditure at the rates provided herein. Lender may, in its discretion, at any time abandon work on the Project, after having commenced such work, and may recommence such work at any time, it being understood that nothing in this Section shall impose any obligation on Lender either to complete or not to complete the Project. For the purpose of carrying out the provisions of this Section, Borrower irrevocably appoints Lender its attorney-in-fact, with full power of substitution, to execute and deliver all such documents, to pay and receive such funds, and to take such action as may be necessary, in the judgment of Lender, to complete the Project. This power of attorney is coupled with an interest and is irrevocable. Lender, however, shall have no obligation to undertake any of the foregoing, and, if Lender does undertake any of the same, it shall have no liability for the adequacy, sufficiency or completion thereof.
6.4    Deposit Account Control Agreement. In addition to any other remedies provided hereunder or in any of the Loan Documents, upon the occurrence and during the continuance of any Event of Default, Lender shall have the right to deliver a notice of exclusive control under the DACA with respect to the Facility Bank Accounts and/or to cause all cash related to the Facility, including, but not limited to, payments on the Accounts to be deposited into one or more accounts designated and controlled by Lender, with disbursements from such accounts to be subject to the direction and control of Lender.
6.5    Receivership. Borrower irrevocably and unconditionally agrees that, upon the occurrence and during the continuance of an Event of Default, and in addition to any other right or remedy of Lender under this Agreement or allowed by law, Lender may petition any appropriate court for the appointment of a receiver to take possession of the Facility, to manage the operation of the Facility, to collect and disburse all rents, issues, profits and income generated thereby and to preserve or replace to the extent possible any operating license for the Facility or to otherwise substitute the licensee or provider thereof. Borrower further acknowledges and agrees that, due to the specific use of the Facility as a CCRC the appointment of a receiver to take over the operations of the Facility may be necessary to ensure the continued operation of the Facility in order to ensure the continuation of quality care to the residents who reside therein. The receiver shall be entitled to a reasonable fee for its services as a receiver. All such fees and other expenses of the receivership estate shall be payable by Borrower on demand. Borrower hereby irrevocably stipulates to the appointment of a receiver under such circumstances and for such purposes and agrees not to contest such appointment in any manner whatsoever.
ARTICLE 7
LOAN ADVANCES TO CURE BORROWER’S DEFAULTS
7.1    Authorization to Make Loan Advances to Cure Borrower’s Defaults. If an Event of Default shall occur and be continuing, Lender (subject to the provisions of this Article 7) may (but shall not be required to) make a Protective Advance, and/or perform any of such covenants and agreements with respect to which Borrower is in Default and of which Lender has notified Borrower. Any amounts expended by Lender in so doing and any amounts expended by Lender in connection therewith shall constitute a Loan and be added to the outstanding principal amount of Loan B, and the Lender shall make the Loan to fund any such disbursements. The authorization hereby granted is irrevocable, and no prior notice to or further direction or authorization from Borrower is necessary for Lender to make such disbursements.
ARTICLE 8
NOTICE OF MARKETING FOR SALE AND THIRD PARTY OFFERS
8.1    Notice of Marketing for Sale. If Borrower desires to market the Facility for sale to an unrelated third party, Borrower shall deliver to Lender a written notice of such intent at least thirty (30) days prior to the date any notice of Borrower’s interest in transferring the Facility is communicated to an unrelated third party. Borrower shall provide Lender with all marketing and other materials provided to potential purchasers of the Facility and Lender shall have the same opportunity to engage in the process of submitting a bid for the purchase of the Facility as other potential purchasers do. In no event will this Section 8.1 or Section 8.2 below be construed to give Lender any offer or refusal rights or similar purchase option rights with respect to the Facility.
8.2    Notice of Third Party Offer. If, at any time following the Closing Date, Borrower receives a bona fide offer from an unrelated third party to purchase the Facility (a “Third Party Offer”) during any period after the Closing Date in which Borrower is not actively marketing the Facility, Borrower shall provide written notice to Lender, along with an outline or, at Borrower’s option, a redacted copy of the relevant term sheet or letter of intent, in each case setting forth all of the material terms and conditions of such Third Party Offer. Lender shall have a period of five (5) Business Days to consider and respond to the notice of the Third Party Offer. Borrower has no obligation to accept or consider any Lender response to any Third Party Offer, but Borrower shall not accept or make any commitment with respect to any Third Party Offer unless either (a) Lender has responded and Borrower has decided not to accept Lender’s response or (b) the five (5) Business Day period has expired.
8.3    Lock-Out Period. Notwithstanding the foregoing, the Loans may not be prepaid and the Facility may not be transferred prior to January 1, 2021.

ARTICLE 9
MISCELLANEOUS
9.1    Waiver and Amendment. No failure on the part of Lender or the holder of the Notes to exercise, and no delay in exercising, any power or right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The remedies herein and in any other instrument, document or agreement delivered or to be delivered to Lender hereunder or in connection herewith are cumulative and not exclusive of any remedies provided by law. No notice to or demand on either party hereunder not required hereunder or under the Notes or any other Loan Document shall in any event entitle such party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of Lender, the holder of the Notes or Borrower to any other or further action in any circumstances without notice or demand.
No amendment, waiver or consent shall affect the rights or duties of Lender under this Agreement or any other Loan Document unless it is in writing and signed by Lender.
9.2    Expenses and Indemnities.
(a)    Loan Documents. Borrower shall pay all reasonable, documented, third party, out-of-pocket costs and expenses of Lender and Borrower in connection with the preparation and review of the Loan Documents, and any subsequent amendment thereto, and the making, closing, administration, amendment, repayment and/or transfer of the Loans, including but not limited to the reasonable fees of Lender’s attorneys (excluding, however, the fees of any in-house attorneys or legal reviewers), Lender’s Consultants, any Appraisal fees, title insurance costs, disbursement expenses, and all other all reasonable, documented, third party, out-of-pocket costs and expenses payable to third parties incurred by Lender or Borrower in connection with the Loans. Such costs and expenses shall be so paid by Borrower whether or not the Loans are fully advanced or disbursed. Borrower agrees to pay and reimburse Lender upon demand for all reasonable expenses paid or incurred by Lender (including reasonable fees and expenses of legal counsel in connection with the collection and enforcement of the Loan Documents. Borrower agrees to pay, and save Lender harmless from all liability for, any mortgage registration, mortgage recording, transfer, recording, stamp, like tax or other charge due to any governmental entity, which may be payable with respect to the execution or delivery of the Loan Documents. Borrower agrees to indemnify and hold Lender harmless from any loss or expense which may arise or be created by the acceptance of telephonic or other instructions for making the Loans or disbursing the proceeds thereof except for losses or expenses caused by Lender’s gross negligence or willful misconduct.
(b)    General Indemnity. In consideration of the Commitment, Borrower further agrees to indemnify and defend Lender and its directors, officers, agents and employees (the “Indemnified Parties”) from, and hold each of them harmless against, any and all losses, liabilities, claims, damages, deficiencies, interest, judgments, costs or expenses incurred by them or any of them, including, but without limitation, amounts paid in settlement, court costs, and reasonable fees and disbursements of counsel incurred in connection with any investigation, litigation or other proceeding, arising out of or by reason of any investigation, litigation or other proceeding brought or threatened, arising out of or by reason of their execution of any Loan Document and the transaction contemplated thereby, including, but not limited to, (i) any use effected or proposed to be effected by Borrower of the proceeds of the Loans, but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the relevant Indemnified Party and (ii) any failure of Borrower to comply with all of the terms and conditions of the Declaration, whether such failure occurs before or after the Closing Date, including, without limitation, any failure of the proposed or current use to the Facility and/or the plans and specifications for the Facility to comply with, or be properly approved in accordance with, the terms of the Declaration. Any Indemnified Party seeking indemnification under this Section will notify Borrower of any event requiring indemnification promptly and no later than thirty (30) Business Days following such Indemnified Party’s receipt of notice of commencement of any action or proceeding, or such Indemnified Party’s obtaining knowledge of the occurrence of any other event, giving rise to a claim for indemnification hereunder. Borrower will be entitled (but not obligated) to assume the defense or settlement of any such action or proceeding or to participate in any negotiations to settle or otherwise resolve any claim using counsel of its choice; provided that:
(i)    Borrower notifies such Indemnified Party in writing that Borrower will indemnify such Indemnified Party from and against the relevant claim;
(ii)    such counsel is reasonably satisfactory to such Indemnified Party;
(iii)    such claim involves only money damages and does not seek an injunction or other equitable relief;
(iv)    if such Indemnified Party is Lender, settlement of, or an adverse judgment with respect to, such claim is not, in the good faith judgment of such Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of such Indemnified Party;
(v)    Borrower conducts the defense of such claim actively and diligently;
(vi)    no conflict of interest has arisen which would prevent counsel for Borrower from also representing such Indemnified Party because the defendants in any action include both such Indemnified Party and Borrower; and
(vii)    Borrower will not consent to the entry of any judgment or enter into any settlement with respect to such claim without the prior written consent of such Indemnified Party (not to be withheld unreasonably).
So long as Borrower has assumed the defense of such claim and is conducting such defense in accordance with the foregoing, such Indemnified Party: (x) may retain separate co-counsel at its sole cost and expense and participate in the defense of such claim; (y) will not consent to the entry of any judgment or enter into any settlement with respect to such claim without the prior written consent of Borrower with respect to such claim (not to be withheld unreasonably).
If Borrower fails to assume such defense or, after doing so, Borrower fails to satisfy any of the above conditions to Borrower’s defense, such Indemnified Party (and its counsel) may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, such claim in any manner it may reasonably deem appropriate (and such Indemnified Party need not consult with, or obtain any consent from, any Borrower in connection therewith) and Borrower will reimburse such Indemnified Party promptly and periodically for the costs of defending against such claim (including reasonable attorneys’ fees and expenses) and Borrower will remain responsible for any loss which such Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by such claim to the fullest extent provided for and required by this Agreement.
9.3    Binding Effect; Waivers; Cumulative Rights and Remedies. The provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, personal representatives, legal representatives, successors and assigns; provided, however, that neither this Agreement nor the proceeds of the Loans may be assigned by Borrower voluntarily, by operation of law or otherwise, without the prior written consent of Lender. Notwithstanding the foregoing, Borrower may delegate to Manager certain of its obligations hereunder and the performance of such obligations by Manager shall satisfy Borrower’s obligations hereunder. No delay on the part of Lender in exercising any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder constitute such a waiver or exhaust the same, all of which shall be continuing. The rights and remedies of Lender specified in this Agreement shall be in addition to, and not exclusive of, any other rights and remedies which Lender would otherwise have at law, in equity or by statute, and all such rights and remedies, together with Lender’s rights and remedies under the other Loan Documents, are cumulative and may be exercised individually, concurrently, successively and in any order.
9.4    Incorporation by Reference. Borrower agrees that until this Agreement is terminated by the repayment to Lender of all principal and interest due and owing on the Notes and any other sums due and owing pursuant to the other Loan Documents, the Notes and the other Loan Documents shall be made subject to all the terms, covenants, conditions, obligations, stipulations and agreements contained in this Agreement to the same extent and effect as if fully set forth in and made a part of the Notes and the other Loan Documents. In the event of a conflict between any of the Loan Documents and the provisions of this Agreement, this Agreement shall be controlling.
9.5    Survival. All agreements, representations and warranties made in this Agreement shall survive the execution of this Agreement, the making of the Advances by Lender, and the execution of the other Loan Documents, and shall continue until Lender receives payment in full of all Indebtedness of Borrower incurred under this Agreement and under the other Loan Documents.

9.6    Governing Law; Waiver of Jury Trial; Jurisdiction. IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ARIZONA, APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE NOTES, AND THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ARIZONA.
EACH OF LENDER AND BORROWER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION RELATING TO THE LOAN AND/OR THE LOAN DOCUMENTS. AT THE OPTION OF LENDER, THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS MAY BE ENFORCED IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT IN WHICH THE FACILITY LIES OR THE STATE COURT SITTING IN RUTHERFORD COUNTY, TENNESSEE; BORROWER CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT. IN THE EVENT AN ACTION IS COMMENCED IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT, LENDER AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.
9.7    Counterparts. This Agreement may be executed in any number of counterparts, all of which shall constitute a single Agreement.
9.8    Notices. All notices, demands, requests, consents, approvals and other communications (“Notice” or “Notices”) hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or received by telegraphic or other electronic means (including electronic mail and facsimile) or, if mailed, five days after being deposited in the United States mail, certified or registered mail, postage prepaid, or if sent via Federal Express or similar courier service via overnight delivery, the next business day following receipt, addressed to the respective parties as follows (or to such other address as a party may hereafter designate):
If to Borrower:    LCS-Westminster Partnership IV LLP
c/o Life Care Services
400 Locust Street, Suite 820
Des Moines, IA 50309
Attn: Sarah Dorr

Fax No: 515-875-4798
Email : dorrsarah@lcsnet.com

with a copy to:        Mayer Brown LLP
71 South Wacker Drive
Chicago, IL 60606
Attn: Heather Adkerson
Fax No.: 312-706-8710
Email: hadkerson@mayerbrown.com

and a copy to:        Davis Brown
The Davis Brown Tower
215 10th Street, Ste. 1300
Des Moines, IA 50309
Attn: Jason M. Ross
Fax No: 515-243-0654
Email : JasonRoss@davisbrownlaw.com

If to Lender:	National Health Investors, Inc.
222 Robert Rose Drive
Murfreesboro, TN 37129
Attention: Kristin S. Gaines
Fax No.: 615-225-3030
Email: kgaines@nhireit.com

and a copy to:	The Nathanson Group PLLC
One Union Square
600 University Street, Suite 2000
Seattle, WA 98101
Attn: Randi S. Nathanson
Fax No.: 206-299-9335
Email: randi@nathansongroup.com

Any party may change the address to which any such Notice is to be delivered by furnishing ten (10) days prior written notice of such change to the other parties in accordance with the provisions of this Section 9.8.
9.9    No Third Party Reliance. No third party shall be entitled to rely upon this Agreement or to have any of the benefits of Lender’s interest hereunder, unless such third party is an express assignee of all or a portion of Lender’s interest hereunder.
9.10    Time of the Essence. Time is of the essence hereof with respect to the dates, terms and conditions of this Agreement.

9.11    No Oral Modifications. No modification or waiver of any provision of this Agreement shall be effective unless set forth in writing and signed by the parties hereto.
9.12    Captions. The headings or captions of the Articles and Sections set forth herein are for convenience only, are not a part of this Agreement and are not to be considered in interpreting this Agreement.
9.13    Borrower-Lender Relationship. The relationship between Borrower and Lender created hereby and by the other Loan Documents shall be that of a borrower and Lender only, and in no event shall Lender be deemed to be a partner of, or a joint venturer with, Borrower.
9.14    Recourse. Loan A and Loan B shall be full recourse to Borrower and all of its assets. No recourse for the payment of the obligations of the Borrower under this Agreement or any of the other Loan Documents or for any claim based thereon, and no recourse under or upon any of the Borrower’s obligations, covenants or agreements in the Loan Documents or any indebtedness represented thereby, shall be had against any of the Borrower’s members, or the organizers, members, managers, partners, officers or employees of such members or any constituent entities of such members or of any constituent entities of such members or of any successor Person thereof, except to the extent that such Person is a Guarantor or otherwise a party to a Loan Document.

[SIGNATURE PAGES FOLLOW]

[Signature page 1 of 2 of Construction and Term Loan Agreement]
IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

BORROWER:

LCS-WESTMINSTER PARTNERSHIP IV LLP, an Iowa limited liability partnership
By: LCS Desert Ridge LLC, an Iowa limited liability company, its Managing Partner By: /s/ Joel D. Nelson
Print Name: Joel D. Nelson
Title: President and CEO

[Signature page 2 of 2 of Construction and Term Loan Agreement]

LENDER:

NATIONAL HEALTH INVESTORS, INC., a Maryland corporation
By: /s/ Eric Mendelsohn
Eric Mendelsohn President/CEO

EXHIBIT A-1

Project Budget
EXHIBIT A-2

Project Phase 1-IF Budget

EXHIBIT B

Form of Draw Request

EXHIBIT C

Legal Description

PARCEL NO. 1:
LOTS 1 AND 3, OF SAGEWOOD PHASE 1-F, ACCORDING TO THE PLAT OF RECORD IN THE OFFICE OF THE COUNTY RECORDER OF MARICOPA COUNTY, ARIZONA, RECORDED IN BOOK 1311 OF MAPS, PAGE 38.

EXCEPT ALL OIL, GAS, OTHER HYDROCARBON SUBSTANCES, HELIUM OR OTHER SUBSTANCES OF A GASEOUS NATURE, COAL, METALS, MINERALS, FOSSILS, FERTILIZERS OF EVERY NAME AND DESCRIPTION, TOGETHER WITH ALL URANIUM, THORIUM, OR ANY OTHER MATERIAL WHICH IS OR MAY BE DETERMINED BY THE LAWS OF THE UNITED STATES OR OF THIS STATE, OR DECISIONS OF COURT, TO BE PECULIARLY ESSENTIAL TO THE PRODUCTION OF FISSIONABLE MATERIALS, WHETHER OR NOT OF COMMERCIAL VALUE, AS RESERVED BY THE STATE OF ARIZONA IN THE PATENT TO SAID LAND.

PARCEL NO. 2:

NON-EXCLUSIVE EASEMENTS AS SET FORTH IN DECLARATION OF EASEMENTS, COVENANTS, CONDITIONS AND RESTRICTIONS RECORDED DECEMBER 14, 2007 AS 2007-1311879 OF OFFICIAL RECORDS.

.

C-1

EXHIBIT D

Sworn Construction Cost Statement

D-1

EXHIBIT E

Insurance Requirements

At Borrower’s sole cost and expense, Borrower shall obtain and maintain or cause to be obtained and maintained continuously during the term of this Agreement policies of insurance (collectively, the “Policies”) in form and in amounts and issued by companies, associations or organizations satisfactory to Lender, with a current A.M. Best’s rating of not less than A-X, and licensed to do business in the State of Arizona, covering such casualties, risks, perils, liabilities and other hazards reasonably required by Lender a and such other insurance as Lender shall from time to time reasonably require against such other insurable hazards which at the time are commonly insured against in respect of properties similar to the Facility with due regard being given to the size, type, location, construction, use and occupancy of the Facility. Without limiting the generality of the foregoing, Borrower shall provide the following types of insurance coverage:Property Coverage. Fire, hazard, and extended coverage insurance protecting against, but not limited to, fire, theft, malicious mischief, vandalism, and such other hazards as Lender may require Borrower to carry for all insurable real and personal property at the Facility, including but not limited to building or structures, improvements and betterments including machinery or equipment servicing such buildings or structures (existing or to be constructed), personal property, furniture, fixtures, machinery, equipment, stock and inventory owned, leased, rented, borrowed or in the care custody or control of Borrower, or Borrower’s agent’s, employees or subcontractors, in an amount sufficient to prevent the application of co-insurance contributions on loss and in no event in an amount less than the agreed upon amount of the Facility. The Policies shall be written on an “All Risk” or “Special Coverage” form subject to standard policy terms, conditions, limitations and exclusions, including a building ordinance and law coverage endorsement with coverage for loss to the undamaged portion of the Facility at full policy limits and coverage for increased cost of construction and demolition, each for at least 10% of the total insured value for the Facility and an agreed amount endorsement (such that the insurance carrier(s) has accepted the amount of coverage and has agree that there will be no-co-insurance penalty); and shall provide for deductibles not to exceed $10,000.00 and contain an agreed amount endorsement with no coinsurance, unless otherwise agreed to by Lender.

2.    General and Professional Liability. Broad Form Comprehensive General Liability Insurance for bodily injury (including death resulting therefrom) and third-party property damage, on an occurrence basis coverage form unless otherwise agreed to by Lender, insuring Borrower and naming Lender as an additional insured against claims for personal injury, including bodily injury, death or property damage, occurring on, in or about the Facility and the adjoining streets, sidewalks, and passageways in the following amounts: $1,000,000 per occurrence bodily injury and property damage liability; $1,000,000 per claim personal and advertising injury liability; $3,000,000 products and completed operations policy aggregate applicable to lines other than products and completed operations. Such insurance shall include premises liability insurance, blanket contractual liability insurance, and personal injury liability insurance, and such requirement may be satisfied by layering of comprehensive general liability, umbrella and excess liability policies. Other than standard exclusions applicable to pollution, asbestos, lead, mold, employment practices, ERISA and professional liability, there shall be no additional limitations or exclusions beyond those contained in the above referenced policy form. If Borrower maintains a claims-made policy, this is acceptable so long as Borrower procures and maintains this insurance during the term of this Agreement and Borrower agrees to continue to procure and maintain this insurance coverage for a minimum of twelve (12) months, or the date of the statute of limitations in the respective State where the claim is made, whichever is longer, after the date this Agreement terminates. Professional Liability. Medical Professional Liability Coverage for damages for injury, death, loss of service or otherwise on account of professional services rendered or which should have been rendered, with no exclusion for patient abuse or sexual molestation, in a minimum amount of One Million Dollars ($1,000,000) per occurrence and Three Million Dollars ($3,000,000) in the annual aggregate on a “Per Location” basis or general policy aggregate of Five Million Dollars ($5,000,000) written on an occurrence basis coverage form unless otherwise agreed to by Lender.

The liability Policies shall provide for deductibles not to exceed $10,000 unless otherwise agreed to by Lender.
4.    Worker’s Compensation. Worker’s compensation insurance and employer’s liability insurance covering Borrower and its employees in respect of any work or other operations on, about or in connection with the Facility with limits of not less than One Million Dollars ($1,000,000) each accident, One Million Dollars ($1,000,000) bodily injury due to disease each employee and One Million Dollars ($1,000,000) policy limit.
5.    Cyber Insurance (including privacy liability, first party data breach response services, and regulatory defense and penalties), including coverage for third parties, with limits not less than One Million Dollars ($1,000,000) per claim or data breach. If Borrower accepts credit cards, Cyber Insurance shall also include coverage for Payment Card Industry fines, expenses and costs with limits not less than One Million Dollars ($1,000,000) per claim.
6.    Flood Insurance. If any part of the Land is located in an area designated as “flood prone” pursuant to the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973 (42 U.S.C. Sections 4001-4128) and any amendments or supplements thereto or substitutions therefor, flood insurance in an amount at least equal to the lesser of the amount of the Notes or the maximum limit of coverage available for the Facility and contents thereon under the National Flood Insurance Program.7.    Difference in Conditions. To the extent not covered under Section 1 and Section 6 of this Exhibit E, difference in conditions coverage to the extent the Facility is in a flood, wind or earthquake zone, to the extent available at commercially reasonable rates and to the extent such applicable coverage is customarily obtained in similar properties in the vicinity of the Facility, in an amount reasonably satisfactory to Lender. The deductibles shall not exceed $100,000 for Flood/Earthquake, $25,000 for Wind and $250,000 for Named Storm, unless otherwise agreed to by Lender.8.    Business Interruption. Rental value and/or business interruption insurance in an amount equal to at least twelve (12) months anticipated gross revenues from the Facility, less those expenses that are not typically incurred during a period of business interruption, noting that the interest expense to Lender would be an ongoing expense. Coverage should include extra expense, with limits sufficient to provide for an indemnity period of the greater of twelve (12) months, or the actual time necessary to repair or rebuild the Facility, plus an additional twelve (12) month extended period of indemnity. Such coverage shall be on an agreed amount basis and not subject to coinsurance.9.    Boiler and Machinery. Boiler and machinery breakdown direct damage, including mechanical breakdown and explosion of pressure vessels, with full comprehensive coverage on a repair and replacement cost basis, for all boilers and machinery which form a part of the Facility, including rental value insurance in connection therewith.10.    Additional Property Requirements. The following coverage or perils shall be additionally included unless Lender otherwise provides in writing:Earth movement Back-up of sewers or drainsTerrorismCrime coverage to insure against claims for employee dishonesty, with limits not less than $1,000,000 per incident; including coverage for third parties; andPersonal Property of Residents to insure $5,000 per claim for personal property of residents
11.    Builder’s Risk/Contractor Liability Insurance. Commencing with any construction or renovation at the Facility and at all times prior to completion, Borrower shall have delivered to Lender a so-called Builder’s Risk Completed Value non-reporting form insurance policy for one hundred percent (100%) of the replacement value of the completed Improvements (including, without limitation, one hundred (100%) percent of the replacement cost value of all improvements and betterments, but excluding foundations and any other improvements not subject to physical damage) and shall include, without limitation, coverage for loss by testing, collapse, theft, flood, and earth movement.  Such insurance policy shall also include coverage for:  (i) loss suffered with respect to materials, equipment, machinery, and supplies whether on-site, in transit, or stored off-site and with respect to temporary structures, hoists, sidewalks, retaining walls, and underground property unless required to be insured by any contractor or subcontractor, and coverage for damage caused by “War” or the acts of terrorists, whether certified or uncertified, unless waived by Lender in writing; (ii) soft costs (including delayed opening) that are recurring costs, which shall include, without limitation, delayed opening loss of income/revenue coverage up to $1,000,000, as well as costs to reproduce plans, specifications, blueprints and models in connection with any restoration following a casualty; (iii) demolition, debris removal and increased cost of construction, including, without limitation, increased costs arising out of changes in applicable Legal Requirements; and (iv) operation of building laws.
If requested by Lender with respect to any time improvements are under construction on the Property, Borrower shall cause each contractor performing any such construction work to maintain workers’ compensation insurance or other applicable insurance providing coverage for injuries to such contractor’s personnel, auto liability insurance, and general liability insurance, all in amounts and providing coverage as is reasonably acceptable to Lender.
12.    Automobile Liability. Automobile Liability insurance covering liability arising from the use or operation of any auto, including those owned, hired or otherwise operated or used by or on behalf of the Borrower. The coverage shall be at least as broad as the Insurance Services Office Business Automobile Policy form CA 0001(c), current edition, for an amount of at least $1,000,000 combined bodily injury and property damage liability per accident for bodily injury and property damage.13.     Pollution Legal Liability.    In the event Borrower operates underground or aboveground storage tanks at the Facility it shall be required to carry Pollution Legal Liability insurance covering both sudden and non-sudden spilling, leaking, emitting, discharging, dispersing, seeping, escaping or releasing of the contents of any “covered underground storage tank” or “covered aboveground storage tank” into surface soils, subsurface soils, surface water, sediments or groundwater. Such policy must have limits of at least $1,000,000 per incident with $1,000,000 policy aggregate. Claims-made coverage is permitted, provided the policy retroactive date is continuously maintained prior to the Closing Date, and coverage is continuously maintained during the term of this Agreement and for an additional period of six (6) months after payment in full of the Loans.
14.    Umbrella/excess liability insurance in addition to primary coverage in an amount not less than $1,000,000 per occurrence and annual aggregate, following form and providing excess coverage over commercial general liability, medical professional liability, motor vehicle liability and employer’s liability coverage required under this section and covering all claims typically covered by an umbrella/excess liability policy.
15.    Other. Such other insurance, in such amounts and for such terms, as may from time to time be reasonably required by Lender insuring against such other casualties or losses which at the time are commonly insured against by those in Borrower’s business or in the case of premises similarly situated, due regard being given to the use of the Facility, the height and type of the improvements thereon, and the construction, location, use and occupancy thereof.16.    Blanket Policy. Borrower may effect or cause to be effected coverage under this Exhibit E under a blanket insurance policy reasonably satisfactory to Lender, provided that: (i) any such policy of blanket insurance shall specify therein, or the insurer under such policy shall certify to Lender, (A) the maximum amount of the total insurance afforded by the blanket policy to the Facility and (B) any sublimits in such blanket policy applicable to the Facility, which amounts shall not be less than the amount required pursuant to this Exhibit E; (ii) any such policy of blanket insurance shall comply in all respects with the other provisions of this Exhibit E; and (iii) the protection afforded under any policy of blanket insurance shall be no less than that which would have been afforded under a separate policy or policies relating only to the Facility. If limits are exhausted under the Blanket Policy prior to the end of the insurance policy term, Borrower will purchase additional limits at its own expense to ensure that coverage remains available. 17.    General Provisions.(a)    Forms of Certificate. The policy described in Section 1 of this Exhibit E shall be evidenced by an Acord 28 certificate (version 2003/10), name Lender as additional insured, mortgagee and loss payee under a standard non-contributory mortgagee and lender loss payable clause. The policy described in Section 2 of this Exhibit E shall be evidenced by an Acord 25 certificate naming Lender as additional insured (and an additional insured endorsement to said policy in form and substance satisfactory to Lender shall be delivered to Lender on or prior to the Closing Date). All policies maintained under this Exhibit E shall (i) bear a standard noncontributory first mortgagee endorsement in favor of Lender, (ii) name the Lender as additional insured, (iii) provide that all property losses insured against shall be adjusted by Borrower, subject to Lender’s rights, if any, contained in the Deed of Trust to participate in the adjustment of such losses, and (iv) provide evidence of the insurers’ waiver of subrogation in accordance with the terms set forth in this Exhibit E. In the event of an insurable casualty, Borrower hereby waives all claims against Lender to the extent of any insurance proceeds payable on account of such casualty, excluding, however, any right to the use of any such proceeds. Borrower may not provide the Policies, or the coverage required under the Policies, under or through any self-insurance program or through any insurance company that is an Affiliate of Borrower.(b)    Notices.    All insurance maintained by Borrower hereunder shall: (A) bear an endorsement requiring the Insurer(s) to provide thirty (30) days’ written notice to Lender by certified mail, return receipt requested, prior to any suspension, cancellation or non-renewal of the required insurance; and (B) provide that all losses shall be payable notwithstanding any act or negligence of Borrower or its agents or employees that might, absent such agreement, result in a forfeiture of all or part of such insurance payment.    (c)    Reinsurance; Cut-Through Endorsement.    If any of the risks insured by the Policies are reinsured, the Policies shall contain a so-called “cut-through” endorsement and an agreement by the reinsurer to provide Lender with at least thirty (30) days written notice of a cancellation, material change or reduction.
(d)    Copies; Certificates. Borrower shall furnish or cause to be furnished to Lender, without notice or demand by Lender, on or before the date of this Agreement, and thereafter not later than thirty (30) days prior to the expiration date of each Policy required to be maintained by Borrower hereunder, an insurance certificate or certificates on Acord Form 27 executed by the insurer or its authorized agent evidencing the insurance maintained under such Policy, and evidence satisfactory to Lender of payment of the premium therefor. Copies of endorsements adding Lender as an additional insured and permitting waiver of subrogation in favor of Lender shall be attached to the certificate of insurance. Renewal certificates are to be provided to Lender prior to the expiration of the required insurance policies. Failure of Lender to request such certificates or other evidence of Borrower’s compliance with the insurance requirements, or failure of Lender to identify deficiencies from evidence that is provided, shall in no way limit or relieve Borrower of its obligations to maintain such insurance. On written demand, but not more frequently than annually, Borrower shall provide or cause to be provided to Lender with a copy of any Policy (and endorsements thereto) maintained by Borrower verified (if available at no material cost to Borrower) to be a true copy by the insurer or its authorized agent.(e)    Exclusive. Borrower shall not take out separate insurance concurrent in form or contributing in the event of loss with the insurance required under this Exhibit E unless: (i) the policies are submitted to Lender for approval, which approval shall not be unreasonably withheld or delayed; (ii) the insurers thereunder and the terms thereof are approved by Lender; and (iii) Lender is included therein as an additional named insured or loss payee to the same extent as provided in this Section 15 of this Exhibit E with respect to insurance required to be maintained hereunder. Borrower shall notify Lender in writing at least fifteen (15) days before any such separate insurance is taken out and shall furnish Lender with certified copies of the policy or policies or certificate or certificates of insurance executed by the insurer or its authorized agent with respect thereto.(f)    Appraisal. When and if required by the applicable insurance company, Borrower shall furnish Lender at Borrower’s expense with an appraisal satisfactory to Lender showing the full replacement value of the Facility owned by Borrower.(g)    Assignment. Borrower hereby assigns the Policies to Lender for the benefit of Lender as Collateral and further security for the payment of the Borrower’s obligations under this Agreements and the Loan Documents. In the event of a foreclosure pursuant to the terms of the Deed of Trust, the purchaser of the Facility shall succeed to all the rights of Borrower to the extent permissible under the Policies or applicable law, including any right to unearned premiums, in and to all Policies assigned or delivered to Lender pursuant to this Section 17(g) of this Exhibit E.(h)    Failure to Maintain. If Borrower fails to maintain the Policies in the manner required hereunder or fails to deliver the required evidence of insurance, Lender may, but shall not be obligated to, obtain insurance and pay the premiums therefor on behalf of Borrower and Borrower shall reimburse Lender, on written demand, for all sums advanced and expenses incurred in connection therewith. Such sums and expenses, together with interest thereon at the Default Rate, shall be deemed part of Borrower’s obligations under the Loan Documents and secured by the Collateral.(i)    No Relief. Nothing contained in this Exhibit E or elsewhere in the Loan Documents shall relieve Borrower of its duty to maintain, repair, replace or restore the Facility or rebuild the improvements relating thereto, from time to time, in accordance with the terms of the Deed of Trust following damage thereto or destruction thereof or following any condemnation of all or any portion of the Facility, and nothing contained in this Exhibit E or elsewhere in the Loan Documents shall relieve Borrower of its duty to pay Borrower’s obligations under the Loan Documents, which shall be absolute, regardless of the occurrence of damage to or destruction of or condemnation of all or any portion of the Facility.(j)    Payment to Lender. In the event that prior to payment in full of the Borrower’s obligations under the Loan Documents, any claim under any Policy has not been paid and distributed in accordance with the terms of this Agreement, and any such claim shall be paid after foreclosure of any of the Deed of Trust or other transfer of title to the Facility shall have resulted in extinguishing the Borrower’s obligations under the Loan Documents for an amount less than the total of the unpaid principal balance together with accrued interest, plus costs and disbursements at the time of the extinguishment of Borrower’s obligations under the Loan Documents, and such insurance claim is thereafter paid, then and in that event that portion of the payment in satisfaction of the claim that is equal to the aforesaid deficiency shall belong to and be the property of Lender and shall be paid to Lender and Borrower hereby assigns, transfers and sets over to Lender all of Borrower’s right, title and interest in and to said sums. The balance, if any, shall be promptly paid to Borrower. The provisions of this Exhibit E shall survive the termination of the Deed of Trust by foreclosure or otherwise as a consequence of the exercise of any rights and remedies of Lender hereunder after the occurrence of an Event of Default.(k)    Attorney-in-Fact. Borrower hereby appoints Lender as Borrower’s attorney-in-fact, coupled with an interest, to cause the issuance of or an endorsement of any policy to bring Borrower into compliance with this Exhibit E, receive payment for, and execute and endorse any documents, checks or other instruments in payment for loss, theft, or damage under any such insurance policy, provided, however, that Lender agrees not to exercise its right as such attorney-in-fact unless Borrower has failed to comply with their obligations under this Exhibit E within five (5) Business Days of Lender’s written demand to Borrower of such default.(l)    Deductibles and Self-insured Retentions. The funding of all deductibles and self-insured retentions maintained by Borrower shall be the sole responsibility of Borrower, including any amounts applicable to deductibles or self-insured retentions applicable to claims involving Lender as an additional insured. Any deductibles or self-insured retentions in excess of $10,000 must be declared to and approved by Lender. (m)    Primary Coverage.    Borrower’s liability insurance including umbrella or excess liability insurance to the extent necessary to comply with the required limits shall be primary insurance, and any insurance or self-insurance maintained by Lender shall be excess of, and non-contributory with, Borrower’s insurance. (n)    Severability of Interest.    Except with respect to the limits of insurance, Borrower’s required liability insurance shall apply separately to each insured or additional insured. (o)    Waiver of Subrogation.    Borrower hereby waives any and all rights of recovery against Lender, its officers, agents and employees, for all injury, loss or damage, howsoever caused, to persons or property, including loss of use, to the extent such injury, loss or damage is covered or should be covered by required insurance or any other insurance maintained by Borrower, including sums within deductibles, retentions or self-insurance applicable thereto. This waiver applies to all first party property, business interruption, equipment, vehicle and workers compensation claims (unless prohibited under applicable state statutes), as well as all third-party liability claims. This waiver shall be in addition to, and not in limitation or derogation of, any other waiver or release contained in this agreement with respect to loss of, or damage to, property of the parties hereto. Inasmuch as the above mutual waivers preclude the assignment of any aforesaid claim by way of subrogation to an insurance company, Borrower agrees immediately to give to each insurance company providing coverage under this Loan Agreement, written notice of the terms of said mutual waivers, and to have said insurance policies properly endorsed, if necessary, to prevent the invalidation of said insurance coverage by reason of said waivers. Borrower shall indemnify Lender against any loss or expense, including reasonable attorneys’ fees, resulting from the failure to obtain such waiver from their insurer, if required.(p)    No Representation of Coverage Adequacy.    In specifying minimum insurance requirements, Lender does not represent that such insurance is adequate to protect Borrower for loss, damage or liability arising from its exposures, work or operations. Borrower is solely responsible to inform itself of the types or amounts of insurance it may need beyond these requirements to protect itself.
(q)    Property Insurance Requirements. If Borrower elects to be a participant in NHI’s Property Insurance Program, Borrower shall be deemed to be in compliance with the property insurance requirements set forth in this Exhibit E (but Borrower’s participation in such Property Insurance Program shall not constitute compliance with the other, non-property insurance requirements set forth in this Exhibit E).

EXHIBIT F

Ownership Chart

EXHIBIT G

Quarterly Compliance Certificate
National Health Investors, Inc. (herein “NHI”)
222 Robert Rose Drive
Murfreesboro, TN 37129

Re:
Construction and Term Loan by and between NHI (the “Lender”), and LCS-Westminster Partnership IV LLP (the “Borrower”) dated as of _____________, 2018 (as it may be amended and/or restated from time to time, the “Loan Agreement”)

Borrower hereby certifies that for the calendar quarter ended ___________________:

1.
Capitalized terms not otherwise defined in this Certificate shall have the meanings set forth in the Loan Agreement. All capitalized terms shall be equally applicable to the singular and plural forms thereof and to any gender form thereof.

2.	No Default or Event of Default under the Loan Agreement has occurred or exists, except: _________________________________________________________________________________________________________.

3.	The Debt Service Coverage Ratio for the preceding calendar quarter (or such shorter period, pro rated, if the Loan Agreement has been in effect for less than a calendar quarter) was:

(a) Gross service fee revenues (to include Phase 2 after Phase 2 Measurement Date)	$____________
(b) Plus other operating revenues (excluding amortized Entrance Fee Receipts)	$____________
(c) Plus non-operating revenues	$____________
(d) Plus Attrition Income	$____________
(e) Less all Borrower expenses (including greater of actual or assumed 5% management fee and capital expenditure amount of $500/bed/unit)	($__________)
(f) Plus depreciation and amortization expense	$____________
(g) Plus extraordinary expenses	$____________
(h) Plus losses from reappraisal, revaluation or write down	$____________
(i) Plus non-cash expenses	$____________
(j) Plus capitalized expenses with respect to capital repairs/improvements	$____________
TOTAL NET OPERATING INCOME (sum of (a) through (j))	$____________
INTEREST PAYMENTS	$_____________

DEBT SERVICE COVERAGE RATIO:

Actual
Required

4.	The Days Cash on Hand as of the last day of the preceding calendar quarter:

(a) Amount of Cash and Investments	______________
(b) Operating Expenses for preceding 12 months divided by 365	______________
ACTUAL DAYS CASH ON HAND (a) divided by (b)	______________
REQUIRED DAYS CASH ON HAND	90

5.	Occupancy Information: Year-to-Date as of _______/______/______
Attach current rent roll

6.	Annual Information Requirements:

(a)	Insurance: Date Last Paid (enclosed Certificate of Insurance when renewed) ___________________________________________________________

(b)	Property Taxes: Date Last Paid (enclosed receipt when paid) __________________________________________

(c)	Copy of Annual License/Certification Survey:

7.	All taxes, including all payroll taxes and other federal and state payroll and income taxes have been timely filed and no such amounts are delinquent other than as disclosed in this Certificate.

8.	All malpractice matters filed against Borrower seeking damages in excess of $50,000 (whether or not covered by insurance) are described on Exhibit A hereto.

9.	All information provided herein and in the attached financial statement is true and correct.
Date:____________________ Certified by:____________________ Title:__________________
EXHIBIT A TO COMPLIANCE CERTIFICATE

MALPRACTICE CLAIMS

EXHIBIT H

ESCROW ACCOUNT PLEDGE AND SECURITY AGREEMENT

THIS ESCROW ACCOUNT PLEDGE AND SECURITY AGREEMENT (the “Agreement”) is made and entered into as of ______________, 20__ by and between LCS-WESTMINSTER PARTNERSHIP IV LLP, an Iowa limited liability partnership (the “Pledgor”) and NATIONAL HEALTH INVESTORS, INC., a Maryland corporation (the “Lender”)

R E C I T A L S:

WHEREAS, Pledgor and Lender have entered into that certain Construction and Term Loan Agreement (the “Loan Agreement”) dated December 21, 2018 with respect to loans (the “Loans”) to be advanced by Lender to Pledgor in the aggregate maximum principal amount of $180,000,000.00. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in the Loan Agreement;
WHEREAS, the Loans are evidenced by (i) that certain promissory note in the original principal amount of $77,339,747.35, (ii) that certain promissory note in the original principal amount of $41,460,252.65, and (iii) that certain promissory note in the original principal amount of $61,200,000.00, each of which is dated as of the date hereof and made by Pledgor to the order of Lender (collectively, the “Notes”);
WHEREAS, pursuant to the Loan Agreement, Lender has established an escrow account in the name of Pledgor which is more fully described in Exhibit A hereto, as such Exhibit may be amended (the “Escrow Account”) into which Initial Entrance Fee Receipts (during the existence of an Event of Default), Covenant Make-Whole Amounts, Cash Deficiency Amounts, Targeted Expenditure Shortfall payments and any other amounts escrowed by Lender pursuant to the Loan Agreement shall be deposited with Lender upon receipt from Pledgor; and

WHEREAS, Pledgor has agreed to pledge to Lender all of its right, title and interest in and to the Escrow Account as security for the repayment of (i) all principal, interest accruing thereon and fees which may become due to Lender under the Notes and (ii) all other amounts due or to become due to Lender under the Loan Agreement and any other documents which evidence, secure and/or govern the Loans and rights related thereto, including any amendments thereof and supplements thereto (collectively, the “Loan Documents”) and the performance of all covenants, terms and provisions therein (the “Indebtedness”).

NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, as security for the Indebtedness, Pledgor hereby grants to Lender a first priority security interest in all of its right, title and interest in and to any and all funds now or hereafter deposited in the Escrow Account, along with any and all interest earned thereon and proceeds thereof (the “Collateral”).

Pledgor further covenants and agrees with, and warrants to Lender, as follows:

1.Pledgor is the lawful owner of the above described Collateral. Pledgor represents that there are no liens or encumbrances on the Collateral, except as created by the Loan Documents and this Agreement. Pledgor further represents that it will keep the Collateral free from any adverse lien, security interest or encumbrance, other than the security interest granted to Lender hereunder.
2.    Pledgor hereby authorizes Lender to file financing statements and any amendments, modifications or continuations thereof deemed necessary by Lender to perfect its security interest in the Collateral. All such filings, as well as any termination statements filed by Lender, shall be at the expense of Pledgor.
3.    Pledgor shall take all actions and execute all instruments as may be reasonably requested from time to time by Lender in order to perfect and protect Lender’s security interest in the Collateral and to allow Lender to have the full value and benefit of the Collateral, including without limitation, one or more Deposit Account Control Agreements substantially in the form attached as Exhibit B to this Agreement. Additionally, Pledgor agrees that the bank holding the Escrow Account shall comply with all Lender instructions regarding the disposition of the funds in the Escrow Account and authorizes Lender to provide a copy of this Agreement to the bank holding the Escrow Account.
4.    Pledgor hereby waives all demand, notice, protest, and all demands and notices of any action taken by Lender under this Agreement or with respect to all or any part of the Indebtedness, and hereby agrees to any indulgence by Lender, or any substitution for, exchange of, or release of any of the Collateral or any other collateral for all or any part of the Indebtedness, or any release of any person liable on any part of the Indebtedness. Pledgor agrees that Lender may enforce this instrument and apply the Collateral upon any Default hereunder, without first resorting to any other collateral that may secure all or any part of the Indebtedness.
5.    Pledgor shall be in “Default” under this Agreement upon the occurrence of any of the following:
(a)    Breach of any covenant in this Agreement which breach continues unremedied for a period of thirty (30) days after notice from Lender to Pledgor thereof (or, if such breach cannot be cured in such 30-day period, and Pledgor is diligently pursuing such cure to Lender’s satisfaction, such longer period of time as is necessary to remedy such breach, but in no event longer than thirty (30) days); or
(b)    The occurrence of an Event of Default under the Loan Agreement or any of the other Loan Documents.
(c)    The insolvency, bankruptcy, or appointment of a receiver for, Pledgor.
6.    In the event of any such Default, and at any time while it continues, at the option of Lender, any and all of the Indebtedness shall become immediately due and payable without presentment, demand, or notice to Pledgor, or any other person or entity, and Lender may apply the Collateral, or any portion thereof, to payment of the Indebtedness, and may exercise all rights and remedies available under applicable law. In the event that any action at law or in equity is commenced affecting the Collateral or Lender’s interest therein, including, but not limited to, any bankruptcy or insolvency proceeding, then Lender may take such action and disburse such sums as Lender deems necessary to protect its interest, including, but not limited to, the payment of reasonable attorney fees. Any sums so advanced, with interest thereon, shall become additional Indebtedness secured hereby.
7.    Lender shall have all the rights of a secured party under the Uniform Commercial Code of Arizona or other applicable law, and, in addition, shall have all the rights specified herein.
8.    Upon the failure of Pledgor to pay all taxes or charges against the Collateral, it being understood and agreed, among other things, that all interest earned on the funds in the Escrow Account shall be the property of Pledgor and accordingly Pledgor shall be responsible for any and all state and/or federal incomes taxes due with respect thereto, and to do all things necessary to preserve and maintain the value of the Collateral, Lender, in its discretion, may make any such payments and advance any such sums. Pledgor agrees to reimburse Lender promptly upon demand for all such payments and advances, repayment of which is secured by this Agreement. Notwithstanding the foregoing, Lender shall be under no duty to collect any amount due on the Collateral, to realize on the Collateral, to keep the Collateral insured, to make any presentment, demand or notice of protest in connection with the Collateral, or to perform any other act relating to the enforcement, collection or protection of the Collateral.
9.    Pledgor hereby irrevocably appoints Lender as Pledgor’s true and lawful attorney in fact with full power of substitution, in Lender’s name or Pledgor’s name or otherwise, for Lender’s sole use and benefit, at Pledgor’s cost and expense, during the existence of any Default hereunder to exercise any and all powers with respect to the Collateral as Lender may deem necessary and appropriate to fully carry out the terms of this Agreement.
10.    All statements contained in any certificate or other instrument delivered by Pledgor, pursuant to this Agreement or in connection with any transaction contemplated hereby shall be deemed representations and warranties by Pledgor hereunder.
11.    This Agreement shall not prejudice the right of Lender, at its option, to enforce the collection of any of the Indebtedness, or any other instrument executed in connection with any of the Indebtedness, by suit, or in any other lawful manner. No right or remedy is intended to be exclusive of any other right or remedy, but every such right or remedy shall be cumulative to every other right or remedy herein or conferred in any other document, now or hereafter existing at law or in equity.
12.    Pledgor shall pay all of Lender’s reasonable, documented, third party out-of-pocket expenses of administering this Agreement, including all service charges and fees assessed by the bank at which the Escrow Account is located. In addition, following an Event of Default, Pledgor shall pay all of the Lender’s third party expenses in enforcing its rights under this Agreement.

13.    No waiver by Lender of any Default shall operate as a waiver of any other Default or of the same Default on a future occasion.
14.    Every provision of this Agreement is intended to be severable. If any item or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the legality or validity of the remainder of this Agreement.
15.    All notices, demands, requests, consents, approvals and other communications hereunder shall be given in the manner set forth in the Loan Agreement and sent to the parties at the addresses set forth in the Loan Agreement.
16.    This Agreement shall be governed by the laws of the State of Arizona, including, but not limited to, its conflicts of laws rules.
17.    Each of Lender and Pledgor hereby irrevocably:
(a)    submits, in any legal proceeding related to this Agreement, to the non-exclusive in personam jurisdiction of any state or federal court located in the state or county in which the Facility is located or any state or federal court sitting in Rutherford County, Tennessee and agrees to suit being brought in any such court;
(b)    waives any objection that it may now or hereafter have to the venue of such proceeding in any such court located in the county in which the Facility is located or Rutherford County, Tennessee, or that such proceeding was brought in any inconvenient court;
(c)    agrees that nothing herein shall affect the right of Lender to bring any legal proceedings (including a proceeding for enforcement of a judgment entered by any of the aforementioned courts) against Pledgor in any other court or jurisdiction in accordance with applicable law.
18.    EACH OF PLEDGOR AND LENDER BY THE EXECUTION OF THIS AGREEMENT HEREBY KNOWINGLY, WILLINGLY AND IRREVOCABLY WAIVES ITS RIGHTS TO DEMAND A JURY TRIAL IN ANY ACTION OR PROCEEDING INVOLVING THIS AGREEMENT, ANY OF THE OBLIGATIONS, ANY COLLATERAL, ANY OBLIGOR OR ANY RELATIONSHIP BETWEEN LENDER AND PLEDGOR. PLEDGOR WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THE FOREGOING WAIVERS WITH ITS LEGAL COUNSEL AND HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS SECTION MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
19.    This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute but one and the same instrument. Electronically submitted signatures shall be sufficient to evidence any party’s agreement to this Agreement and to bind such party hereto.

20.    Where the circumstances require, the singular shall refer to the plural, the plural to the singular, and the masculine, feminine or neuter shall refer to any gender.
21.    Lender may from time to time amend Exhibit A hereto upon written notice delivered to Pledgor to reflect changes made by Lender in the identification of the Account. Any other amendments to this Agreement must be in writing and signed by the parties hereto in order to be binding.
22.    This instrument shall be binding upon and inure to the benefit of the permitted successors and assigns of the parties hereto.
23.    The entire agreement between the parties hereto with respect to the subject matter hereof is contained in this Agreement.
(Signature Page to Follow)

IN WITNESS WHEREOF, this Account Pledge and Security Agreement has been executed as of the day and year first written above.

PLEDGOR:

LCS-WESTMINSTER PARTNERSHIP IV LLP, an Iowa
limited liability partnership

By: LCS Desert Ridge LLC, an Iowa limited
liability company, its Managing Partner

By:	_____________________________________

Name:	Joel D. Nelson

Its:	President and CEO

LENDER:

NATIONAL HEALTH INVESTORS, INC., a Maryland corporation

By: ______________________________________
Name: Eric Mendelsohn
Its: President/CEO

EXHIBIT A TO ESCROW ACCOUNT PLEDGE AND SECURITY AGREEMENT
DESCRIPTION OF THE ESCROW ACCOUNT

Bank:

Account Number:

Account Name:

ABA Number:

EXHIBIT B TO ESCROW ACCOUNT PLEDGE AND SECURITY AGREEMENT

DEPOSIT ACCOUNT CONTROL AGREEMENT

This DEPOSIT ACCOUNT CONTROL AGREEMENT (this “Agreement”) is made and entered into as of ____________________, 20__ by and among NATIONAL HEALTH INVESTORS, INC., a California (“Creditor”), LCS-WESTMINSTER PARTNERSHIP IV, LLP, an Iowa limited liability partnership (“Debtor”), and PINNACLE BANK, a Tennessee banking corporation (“Bank”).

RECITALS

Bank has established deposit account # ____________ in the name of Debtor (the “Account”).

Debtor has granted Creditor a security interest in the Account to secure Debtor’s obligations under that certain Construction and Term Loan Agreement (the “Loan Agreement”) dated as of December 21, 2018 with respect to loans (the “Loans”) to be advanced by Creditor to Debtor in the aggregate maximum principal amount of $180,000,000.00.

Creditor, Debtor and Bank are entering into this Agreement to perfect Creditor’s senior security interest in the Account.

AGREEMENT

In consideration of the Recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank, Debtor and Creditor agree as follows:

1.    The Account. Bank represents and warrants to Creditor that (a) Exhibit A is a complete and accurate description of the Account as of the date hereof, (b) Bank has not agreed with any party, other than Debtor and Creditor, to comply with instructions concerning the Account and Bank does not know of any claim to or interest in the Account, other than the interests of Creditor and Debtor and any claim of Bank permitted under Section 2.

2.    Priority of Lien. Bank waives any encumbrances, claims and rights of setoff (or recoupment) it may have against the Account and agrees that, except with respect to payment of its fees under its standard form of customer agreement, it will not assert any lien, encumbrance, claim or setoff against the Account.

3.    Control. Bank will comply with instructions, including, but not limited to, instructions to pay monthly interest, close the Account and transmit the Account balances to Creditor, given by Creditor concerning the Account without the consent of Debtor. Bank agrees to not comply with instructions concerning the Account given by any person other than Creditor.

4.    Statements and Confirmations. Bank will send copies of all statements and other correspondence concerning the Account to Creditor at Creditor’s address provided herein.

5.    Responsibility of Bank. Bank has no liability to Debtor for complying with instructions concerning the Account given by Creditor. This Agreement does not create any obligation or duty of Bank other than those expressly set forth herein.

6.    Tax Reporting. All income, gain, expense and loss recognized in the Account shall be reported to all taxing authorities under Debtor’s name and taxpayer identification number.

7.    Customer Agreement. The terms of this Agreement will prevail if this Agreement conflicts with any other agreement between Bank and Debtor, including, but not limited to, the Customer Agreement. Irrespective of any term of the Customer Agreement, the Tennessee Uniform Commercial Code shall govern the Account for purposes of Parts 3 and 4 of Chapter 47 of the Tennessee Uniform Commercial Code.

8.    Termination. The obligations of Bank under this Agreement shall continue until the Account is closed.

9.    Entire Agreement. This Agreement and Exhibit A is the entire agreement of the parties with respect to the subject matter of this Agreement and supersede and discharge all prior agreements (written or oral) and negotiations and all contemporaneous oral agreements concerning this subject matter.

10.    Amendments. Except as specifically set forth in this Section 10, no amendment, modification or termination of this Agreement or waiver of any right shall be binding on any party unless it is in writing and is signed by all parties hereto. Notwithstanding the foregoing, Creditor may from time to time amend Exhibit A hereto upon written notice delivered to Debtor and Bank to reflect changes made by Creditor, in the exercise of its sole discretion, in the identification of the Account and/or the financial institution at which the Account is located (a

“Replacement Bank”) and Debtor hereby acknowledges and agrees that no such amendment shall affect the validity or the enforceability of this Agreement against Debtor or the rights of Creditor hereunder or under any document executed in accordance with, or in furtherance of, the terms hereof; provided, however, Debtor will, if requested by Bank or any Replacement Bank or Creditor execute an amendment to this Agreement to reflect any such changes with respect to the Account. Further, no amendment or modification to this Agreement shall be required in order for this Agreement to apply to any and all funds now or hereafter held in the Account including, but not limited to, any amounts hereafter deposited therein pursuant to the terms of the Loan Agreement and/or any Loan Documents (as defined in the Loan Agreement).

11.    Severability. If any term of this Agreement is invalid or unenforceable, the remainder of this Agreement shall be construed as if such invalid or unenforceable term were omitted.

12.    Successors. The terms of this Agreement are binding upon, and inure to the benefit of, the parties and their respective successors or heirs and personal representatives.

13.    Notices. Any notice or other communication required or permitted to be given by this Agreement or by applicable law shall be in writing and shall be deemed received (a) on the date delivered, if sent by hand delivery (to the person or department if one is specified below) with receipt acknowledged by the recipient thereof, (b) three (3) Business Days following the date deposited in U.S. mail, certified or registered, postage prepaid, with return receipt requested, or (c) one (1) Business Day following the date deposited with FedEx or other national overnight carrier, and in each case addressed as follows:

If to Creditor:        National Health Investors, Inc.
222 Robert Rose Drive
Murfreesboro, TN 37129
Attention: Kristin S. Gaines

With a copy to:    The Nathanson Group PLLC
600 University Street, Suite 2000
Seattle, Washington 98101-1195
Attn: Randi S. Nathanson

If to Debtor:         LCS-Westminster Partnership IV LLP
c/o Life Care Services
400 Locust Street, Suite 820
Des Moines, IA 50309
Attn: Sarah Dorr

with a copy to:        Mayer Brown LLP
71 South Wacker Drive
Chicago, IL 60606
Attn: Heather Adkerson

and a copy to:        Davis Brown
The Davis Brown Tower
215 10th Street, Ste. 1300
Des Moines, IA 50309
Attn: Jason M. Brown

If to Bank:        Pinnacle Bank
114 W. College St.
Murfreesboro, TN  37130
Attn: Renee Jennings

14.    Choice of Law. This Agreement shall be governed by the laws of the State of Tennessee (excluding the choice of law rules thereof).

(Signature Pages to Follow)

IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed as of the date and year first written above.

CREDITOR:

NATIONAL HEALTH INVESTORS, INC., a Maryland corporation

By: __________________________
                            Eric Mendelsohn
President/CEO

IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed as of the date and year first written above.

DEBTOR:

LCS-WESTMINSTER PARTNERSHIP IV LLP, an Iowa limited liability partnership
By: LCS Desert Ridge LLC, an Iowa limited liability company, its Managing Partner By:
Print Name: Joel D. Nelson
Title: President and CEO

IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed as of the date and year first written above.

BANK:

PINNACLE BANK

By:

Name:

Title:

SCHEDULE 4.5
LITIGATION
NONE

SCHEDULE 4.29
SUBSIDIARIES
Sagewood Land LLC, an Iowa limited liability company
Ownership:     100% owned by Borrower

Business:	Ownership and operation of two separate lots of vacant land adjacent to the Sagewood community.

Property:     Certain real property comprised of approximately 22.435 acres located in
    Maricopa County, Arizona.

Sagewood-HLP LLC, an Iowa limited liability company
Ownership:     100% owned by Borrower
Business:     Holding Company owning membership interest in Friends of Horse             Lover’s Park

Property:     Membership interests in Friends of Horse Lover’s Park.

Friends of Horse Lover’s Park, an Arizona nonprofit corporation
Ownership:    Class A Member: Sagewood-HLP LLC; Class B Member: Horse Lovers
Management Corporation, an Arizona nonprofit corporation.

Business:
Provides for operations and maintenance of a non-profit horse park and related park amenities through an operations and maintenance agreement with the City of Phoenix. Friends of Horse Lover’s Park has in turn contracted out management of park to Horse Lovers Management Corporation.

Property:	Ownership in the non-profit entity. The site of horse park is not owned by this subsidiary, however, the actual location of Arizona Horse Lover’s Park is 19224 N. Tatum Boulevard, Phoenix, AZ.

SCHEDULE 4.30
FACILITY LEASES

1. See leases described on Rent Roll for Resident Leases (attached);
2. That certain License Agreement between LCS-Westminster Partnership IV, LLP and Kelly Schultz LLC dated as of December 5, 2018;
3. That certain Banking Lease between LCS-Westminster Partnership IV, LLP an Iowa limited liability partnership, and Bankers Trust Company, a state banking association (collectively, the “Parties”) dated as of February 8, 2010, and as modified by that certain Extension to Banking Lease by the Parties, dated as of April 18, 2013;
4. That certain Salon License Agreement between LCS-Westminster Partnership IV, LLP and Allure Management Group, LLC dated as of January 1, 2016; and
5. That certain Therapy Services Agreement between Quality Care Rehab and LCS-Westminster Partnership IV LLP, dated as of August 25, 2016.
6. That certain License Agreement between LCS-Westminster Partnership IV, LLP and Home Health Care Services LLC, dated as of January 1, 2010.

SCHEDULE 4.32
EXISTING INDEBTEDNESS

As of the Closing Date, Borrower has no Indebtedness other than that identified in Section 4.32 (Other Indebtedness) of the Agreement.

As of November 30, 2018, Resident Loans totaled $184,800,003.60.

As of the Closing Date, Borrower’s Subsidiaries have the following Indebtedness:

i.	Loan made to Sagewood Land LLC by Bankers Trust Company in the principal amount of $4,775,000.00 as evidenced by that certain Promissory Note dated as of July 21, 2017; and

ii.	Trade payables, equipment leases and accrued expenses incurred in the normal course of such Subsidiaries respective businesses.

SCHEDULE 4.34
DECLARATION OBLIGATIONS

(i) Installation and maintenance of landscaping and hardscape (sidewalks, benches, bicycle paths, perimeter walls, lighting, signage, irrigation, utilities, etc.) along the Tatum and Mayo Boulevard frontages of what is known as Parcel 9.I.

(ii) Installation and maintenance of a major site identification sign on Parcel 9.I adjacent to Tatum Boulevard.

(iii) Maintenance of the wash corridors within Parcel 9.I in accordance with the Desert Ridge Watercourses Master Drainage Report and any Corp of Engineers 404 Permit that may be applicable.